As filed with the Securities and Exchange Commission on June 1, 2011
Registration Number 333-______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UMAMI SUSTAINABLE SEAFOOD INC.
(Exact name of registrant as specified in its charter)

Nevada	0921	98-06360182
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1230 Columbia Street
Suite 1100
San Diego, CA 92101
619-544-9177
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Oli Valur Steindorsson
President and Chief Executive Officer
1230 Columbia Street
Suite 1100
San Diego, CA 92101
619-544-9177
(Name, address, including zi code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Brilleman, Esq.
1140 Avenue of the Americas, 9th Floor
New York, New York 10036
Tel: (212) 584-7805
Fax: (212) 380-6635

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “accelerated filer”, “large accelerated filer”, “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	20,546,066	$3.00	$61,638,198	$7,156

Common Stock, par value $0.001 (2)	3,393,399	$3.00	$10,180,197	$393

Common Stock, par value $0.001 (3)	50,000	$3.00	$150,000	$17

Total	23,989,465		$71,968,395	$8,355.53

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Represents shares issuable upon exercise of warrants.

(3) Represents shares issuable upon exercise of options..

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated June 1, 2011

UMAMI SUSTAINABLE SEAFOOD INC.

23,989,465 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 23,989,465 shares of our common stock. The total number of shares sold herewith consists of the following shares held by or to be issued to the selling stockholders: (i) 20,546,066 shares, (ii) 3,393,399 shares to be issued upon exercise of warrants and (iii) 50,000 shares issuable upon exercise of options. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the cash exercise, if any, of warrants to purchase an aggregate of 3,393,399 of common stock and options to purchase an aggregate of 50,000 shares of common stock.  All costs associated with this registration will be borne by us.

The selling stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is currently traded on the OTC Bulletin Board under the symbol UMAM.  On May 25, 2011, the closing price for our common stock on the OTC Bulletin Board was $3.00 per share.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ___________, 2011

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Umami Sustainable Seafood Inc. is referred to throughout this prospectus as "Umami," the “Company”, "we" or "us."

General

Umami is one of the leaders in the Northern and Pacific Bluefin Tuna industry with growth founded on sustainable management of resources and economically sound practices.  The Company was formed by a team of individuals within the Bluefin Tuna industry who have been working on ensuring the long term sustainability of Bluefin Tuna.   Our strategy is based on consolidation within the sector to leverage scientific process and research knowledge through economies of scale.  While our current core business is focused on raising Bluefin Tuna to a marketable size, we are actively working on creating a self-sustaining farm environment where the tuna spawn and the resultant eggs are hatched and grown to full size.

Umami operates through its wholly owned subsidiaries, Kali Tuna d.o.o. (Kali Tuna), located in Croatia, and Baja Aqua Farms S.A. de C.V (Baja) located in Mexico.

Recent Developments

Share Exchange Agreement

On June 30, 2010, the Company (then known under the name Lions Gate Lighting Corp.) completed a share exchange with Atlantis Group HF, an Icelandic company and the sole indirect shareholder of Kali Tuna (“Atlantis”), pursuant to which the Company purchased from Atlantis all issued and outstanding shares of Bluefin Acquisition Group Inc., a New York company and wholly owned subsidiary of Atlantis that was created for the specific purpose of holding the Kali Tuna shares, in consideration for the issuance to Atlantis of 30,000,000 shares of common stock of the Company (the “Share Exchange”).  As a result, Kali Tuna became the Company’s indirect wholly owned subsidiary.

Baja Acquisition

On July 20, 2010, we entered into a Stock Purchase Agreement with Corposa, S.A. de C.V. (“Corposa”), Holshyrna ehf, (“Holshyrna”) and certain other parties, providing for the sale from Corposa and Holshyrna of 33% of the equity of Baja Aqua Farms, S.A. de C.V., a Mexican corporation (“Baja”) and its affiliate Oceanic Enterprises, Inc., a California corporation (“Oceanic”).

We also acquired the right to purchase all remaining Baja and Oceanic shares.  On November 30, 2010, we completed the acquisition of Baja and Oceanic.  As a result, Baja became our 99.98% owned subsidiary and Oceanic became our wholly owned subsidiary.  The total purchase price for the acquisition of Baja and Oceanic was $32,651,000 including 10,000,000 shares of Company common stock valued at $12,050,000.

Our principal executive office is located at 1230 Columbia Street, Suite 1100, San Diego, CA 92101 and our telephone number at that location is (619) 544-9177.  Our website address is www.umamiseafood.com.

This Offering

Shares offered by Selling Stockholders	Up to 23,989,465 shares, including 3,393,399 shares issuable upon exercise of warrants and 50,000 shares issuable upon exercise of options

Common Stock to be outstanding after the offering	62,855,465*

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

* Based on the current issued and outstanding number of shares of 59,412,066 as of May 23, 2011.  Assumes issuance of all (i) 3,393,399 shares upon exercise of warrants issued to investors and a placement agent, and (ii) 50,000 shares upon exercise of options held by one of our executive officers.

RISK FACTORS

An investment in our shares involves a high degree of risk.  Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment.   Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

We will need additional financing in order to execute our business plan.

Sales of tuna typically occur during the winter when the sea temperature is lowest to maximize the quality and value of the product (October to March).  There are generally no sales generated during the rest of the year.  Accordingly, we need to finance our operations with available capital during the non-selling months.  We believe we will have sufficient capital to maintain and grow our remaining biomass until and through the next harvest season which will take us through the next twelve months.

However, we will need to obtain additional capital in order to expand our operations, purchase additional biomass and to catch significant quantities of Bluefin Tuna.  We plan to pursue sources of additional capital by issuing securities through various financing transactions or arrangements, including joint ventures of projects, debt financing, equity financing or other means. We may also consider advance sales and/or outright sales of tuna to customers.  There can be no assurance that any additional financing will be available when needed on commercially reasonable terms or at all.  The inability to obtain additional capital may reduce our ability to continue to conduct business operations as currently contemplated.  Any additional equity financing may involve substantial dilution to our then existing stockholders.

The recent earthquake and tsunami in Japan may have an adverse impact on our results of operations.

Historically, almost all of our revenues have been derived from sales of our products into the Japanese market.  Japan was recently hit by one of the largest earthquakes on record which was followed by a major tsunami.  As a result, large parts in the northeast of the country have been devastated.  The extent of the damage in financial terms is not currently known and estimates of the time it will take to recover from the disaster and rebuild the affected areas vary widely.  The events in Japan have already caused amounts due from a number of customers to become past due.  A prolonged recovery and rebuilding period in Japan may have a negative impact on sales of Bluefin tuna which in turn may adversely impact on our results of operations.

Regulation of our industry may have an adverse impact on our business.

For years, the international community has been aware of and concerned with the worldwide problem of depletion of natural fish stocks.  In the past, these concerns have resulted in the imposition of quotas that subject individual countries to strict limitations on the amount of fish they are allowed to catch.  Environmental groups have been lobbying to have additional limitations on fishing imposed and have even made suggestions that would limit the activities of fish farms.  If international organizations or national governments were to impose additional limitations on fishing and fish farm operations, this could have a negative impact on our results of operations.

Concerns about the state of the Bluefin Tuna population may lead some customers to look for alternatives.

In the Mediterranean and the Pacific Ocean, large quantities of Bluefin Tuna are taken for on-growing in fish cages. Statistics for culturing are even less accurate than official catch statistics.  Experts estimated the total Atlantic Bluefin aquaculture production during 2006 at between 20,000 and 30,000 metric tons and the Mexican Pacific Bluefin aquaculture production during 2006 at between 3,000 and 5,000 metric tons.

Responding to fears of a collapse of Bluefin Tuna stock in the Mediterranean and the Pacific Ocean, a number of tuna buyers have occasionally threatened boycotts unless drastic measures are taken to protect the tuna stock.  In addition, some restaurants in Europe and the United States have stopped buying Mediterranean and Pacific Bluefin Tuna and replaced the Bluefin with other tuna species, such as yellowfin, albacore and bigeye.  If these boycotts become more widespread, they may have a negative impact on our results of operations.

The growth of our business depends on our ability to secure fishing licenses directly or through third parties and concessions for our farm locations.

Fish farming is a highly regulated industry.  Our operations require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities.  For example, commercial fishing operations are subject to government license requirements that permit them to make their catch.  In addition, our offshore farms that harbor the cages containing our tuna livestock are constructed pursuant to concessions granted by the local governments that have jurisdiction over the waters where our farms are located.  Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or a loss of or denial of extension, to any of these licenses or permits could hamper our ability to produce revenues from our operations.

We are dependent on an affiliate and third parties for our fishing and towing operations.

A large portion of our Kali Tuna fishing and towing operations is conducted by M.B. Lubin, an affiliated entity owned by Dino Vidov, Kali Tuna’s General Manager.  M.B. Lubin owns a fleet of seven fishing vessels that catch fish, typically in the Adriatic, store them in cages and tow those cages back to our farming locations where they are transferred into permanent holding pens.  Kali Tuna does not have its own fishing vessels and, moreover, does not possess the requisite licenses to catch its own fish. If for any reason, M.B. Lubin would be unable or unwilling to continue to provide its services to Kali Tuna, this would likely lead to a temporary interruption in  the supply of fish at least until Kali Tuna found another entity that could provide these services for it.  Failure to find a replacement for M.B. Lubin, even on a temporary basis, may have an adverse effect on our results of operations.

Similarly, our Baja fishing operations are currently conducted through third party leases of boats that have fishing licenses for Bluefin tuna and are capable of catching the fish live.  If for any reason we are unable to obtain such leases along with the rights to acquire the Bluefin tuna in a given year we would likely have a temporary interruption in the supply of fish coming into the farm.  Failure to find a replacement for M.B. Lubin in the case of Kali Tuna or lease or acquire boats with the requisite ability and licenses in the case of Baja, even on a temporary basis, may have an adverse effect on our results of operations.

Almost all our products are sold to only a few customers.

Kali Tuna and Baja have derived, and over the near term expect to continue to derive, all of their sales from a small number of customers.  Almost all of their products are sold to only a few trading houses for further sale into the Japanese market.  The loss of any of these customers or non-payment of outstanding amounts due to Kali Tuna or Baja by any of them could materially and adversely affect our business in terms of results of operations, financial position and liquidity.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

Many of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States.

We may be adversely affected by fluctuations in raw material prices and selling prices of our products.

The products and raw materials we use may experience price volatility caused by events such as market fluctuations, weather conditions or changes in governmental programs. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market.  These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

●	meet our capital needs;
●	expand our systems effectively or efficiently, or in a timely manner;
●	allocate our human resources optimally;
●	identify and hire qualified employees or retain valued employees; or
●	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Loss of Oli Steindorsson, our Chairman, could impair our ability to operate.

If we lose Oli Steindorsson, our Chairman, our business could suffer.  He has extensive contacts in Japan where most of our revenues are generated and is fluent in Japanese.  We have entered into an employment agreement with Mr. Steindorsson.  The loss of Mr. Steindorsson could have some effect on our operations.  If we were to lose our Chairman, we may experience temporary difficulties in competing effectively, developing our technology and implementing our business strategies. We do not have key man life insurance in place for any of our key personnel.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting the business of the Company. We have a small management team, and the loss of a key individual or inability to attract suitably qualified staff could materially adversely impact our business.

Our success depends on the ability of our management and employees to interpret market and aqua-biological data correctly and to interpret and respond to economic, market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments. Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We have sought to and will continue to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

Our management team has limited experience in public company matters in the United States, which could impair our ability to comply with legal and regulatory requirements.

Our management team has only limited public company management experience or responsibilities in the United States, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws including filing required reports and other information required on a timely basis. There can be no assurance that our management will be able to implement and effect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Penalties we may incur could impair our business.

Our business is subject to extensive regulation and licensing requirements.  Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights, and may affect the value of our assets. We may also be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them.  As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Our insurance coverage may be inadequate to cover liabilities we may incur or to fully replace a significant loss of assets.

Our involvement in the fish farming industry may result in our becoming subject to liability for pollution, property damage, personal injury or other hazards. Also, we are subject to loss or mortality of our tuna inventories.  Although we believe we have obtained insurance in accordance with industry standards to address such risks, such insurance has limitations on liability and/or deductible amounts that may not be sufficient to cover the full extent of such liabilities or losses. In addition, such risks may not, in all circumstances, be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons.  The payment of such uninsured liabilities or incurring uncovered losses of our tuna inventories would reduce the funds available to us.  If we suffer a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, we could be required to divert funds from capital investment or other uses towards covering our liability or loss for such events.

Some consumers may refrain from purchasing tuna because it has been found to contain mercury.

Research has shown that tuna contains relatively high levels of mercury, a toxic substance.  Studies have suggested that mercury may cause health problems, including an increased risk of cardiovascular disease and neurological symptoms.

The high mercury concentration in tuna relative to other fish species is due to its large size and resulting high position in the food chain and the subsequent accumulation of heavy metals from its diet.  As awareness of the real or perceived risks associated with the consumption of a fish that contains this substance spreads, increasing numbers of people may refrain from consuming tuna.  If this were to occur, it would have an adverse impact on our business.

Baja Aqua Farms is located in an area that is subject to severe storms and local predators.

Our subsidiary, Baja Aqua Farms, located in Baja, Mexico, maintains its farming operations off the Pacific coast.  This area is frequently visited by severe storms.  These storms can cause (as they have in the past) serious damage to the cages.  As a result, the Bluefin population may escape from the cages.  In addition, the fish may be targeted by local predators such as seals, sea lions and sharks.  We maintain only limited insurance covering these losses.  If these events occur with greater frequency, we may incur significant losses resulting in a negative impact on our results of operations.

Fluctuations in foreign exchange rates could have an adverse effect on our results of operations.

Our operations are conducted in foreign currencies.  For example, most of our sales are paid for in Japanese Yen while most of our expenses are paid for in Croatian Kunas, Euros and Mexican Pesos.  The value of these currencies fluctuates relative to the U.S. dollar.  As a result, we are exposed to exchange rate fluctuations, which could have an adverse effect on its results of operations in a given period.

Failure to comply with the U.S. foreign corrupt practices act and local anti-corruption laws could subject us to penalties and other adverse consequences.

Our executive officers, employees and other agents may violate applicable law in connection with the marketing or sale of our products, including the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls.  Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. The jurisdictions that our executives are active in prohibit bribery of government officials. However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices could potentially occur from time-to-time.

While we intend to implement measures to ensure compliance with the FCPA by all individuals involved with our Company, our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or our stock price could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

RISKS RELATED TO OUR COMMON STOCK

There has been a limited trading market for our common stock.

It is anticipated that there will be a limited trading market for the common stock on the Over-the-Counter Bulletin Board.  The lack of an active market may impair investor’s ability to sell his, her or its shares at the time such investor wishes to sell them or at a price that he or she considers reasonable. The lack of an active market may also reduce the fair market value of investor’s shares. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.

You may have difficulty trading and obtaining quotations for our common stock.

The common stock may not be actively traded, and the bid and asked prices for our common stock on the Over-the-Counter Bulletin Board may fluctuate widely.  As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities. This severely limits the liquidity of the common stock, and would likely reduce the market price of our common stock and hamper our ability to raise additional capital.

If our stock is stricken from the OTC Bulletin Board you may find it more difficult to trade our stock

Our common stock is included for quotation on the Over-the-Counter Bulletin Board.  Under the rules of Finra, the self regulatory organization that governs the Over-the-Counter Bulletin Board, if an issuer fails to file a complete required annual or quarterly report by the due date for such report three times in the prior two-year period, its securities will be removed from the Over-the-Counter Bulletin Board.  We have failed on two occasions to file a periodic report in a timely manner during the current fiscal year.  Therefore, if this were to occur on one more occasion during the current two year period, our common stock will be removed from the Over-the-Counter Bulletin Board.  Such removal would severely limit the liquidity of our common stock and would likely reduce the market price of our common stock and hamper our ability to raise additional capital.

The market price of our common stock may be, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

●
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future acquisitions or capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

●	announcements of new acquisitions or other business initiatives by our competitors;
●	our ability to take advantage of new acquisitions or other business initiatives;
●	quarterly variations in our revenues and operating expenses;
●	changes in the valuation of similarly situated companies, both in our industry and in other industries;

●	changes in analysts’ estimates affecting our company, our competitors and/or our industry;
●	changes in the accounting methods used in or otherwise affecting our industry;
●	additions and departures of key personnel;
●	announcements by relevant governments pertaining to additional quota restrictions; and
●	fluctuations in interest rates and the availability of capital in the capital markets.

Many of these and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause our stock price to decline.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, expenses that we incur, prices of feed used in our business, the price that customer are willing and able to pay for our products and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

We may not pay dividends in the near future.

We may not declare dividends for the near future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors would not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the Common Stock.

Our directors and executive officers have a high concentration of common stock ownership.

Based on the 59, 412,066 shares of common stock that are outstanding (excluding shares underlying Warrants) as of May 12, 2011, our executive officers and directors beneficially own approximately 57% of our outstanding common stock.  Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing any potential change in control of the Company.  Additionally, as a result of their high level of ownership, our officers and directors might be able to strongly influence the actions of our board of directors and the outcome of actions brought to our shareholders for approval. Such a high level of ownership may adversely affect the voting and other rights of our shareholders.

Applicable SEC rules governing the trading of “penny stocks” limit the trading and liquidity of our Common Stock, which may affect the trading price of our common stock.

Shares of common stock may be considered a “penny stock” and be subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded and regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty investors may experience in attempting to liquidate such securities.

FORWARD-LOOKING STATEMENTS

Some of the statements contained herein that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties.  We urge you to be cautious of the forward-looking statements, in that such statements, which are contained herein, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting our operations, market growth, services, products, and licenses.  No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.  Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, operations and results of operations and any businesses that we may acquire, and include, without limitation:

1. Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

2. Our ability to generate customer demand for our products;

3. The intensity of competition; and

4. General economic conditions.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

All forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

In this report, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to shares of our common stock. The following discussion should be read in conjunction with the audited annual financial statements and the related notes filed herein.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling security holders herewith.  However, we will generate proceeds from the cash exercise of the warrants and options, if any. We intend to use those proceeds for general corporate purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis presents the factors that had a material effect on our financial position as of June 30, 2010 and our results of operations for the two years then ended as well as for the nine months ended March 31, 2011.  You should read this discussion in conjunction with the consolidated financial statements and related notes included elsewhere in prospectus.

Prior to June 30, 2010, we were a shell company known as Lions Gate Lighting Corp. (Lions Gate). On June 30, 2010, Lions Gate and Atlantis Group hf (Atlantis) completed a transaction in which Lions Gate purchased from Atlantis all of the issued and outstanding shares of its wholly-owned subsidiary, Bluefin Tuna Acquisition Group (Bluefin) in consideration for the issuance to Atlantis of 30,000,000 shares of Lions Gate common stock, resulting in a change of control of Lions Gate. As a result of this transaction, Kali Tuna d.o.o. (Kali Tuna), a wholly-owned subsidiary of Bluefin and indirect subsidiary of Atlantis, became our indirect wholly-owned subsidiary. This transaction was accounted for as a recapitalization effected by a reverse merger, with Bluefin and Kali Tuna considered the acquirer for accounting and financial reporting purposes. In August 2010, we changed our name to Umami Sustainable Seafood Inc.

On July 20, 2010 we acquired 33% of Baja Aqua Farms, S.A. de C.V. (Baja) and Oceanic Enterprises, Inc. (Oceanic) and on November 30, 2010 we acquired virtually all of the remaining shares of Baja and all of the remaining shares of Oceanic.  We now own 99.98% of Baja and 100% of Oceanic.

General Overview

We own and operate Kali Tuna, which is an established Croatian based aquaculture operation raising Northern Bluefin Tuna in the Croatian part of the Adriatic Sea and, as of November 30, 2010, Baja Aqua Farms, which is an established Mexico based aquaculture operation raising Northern Bluefin Tuna in the Pacific Ocean in Baja California.  We intend to become the leader in aquaculture for Northern Bluefin Tuna by acquisition and internal growth. Our growth will be founded on the sustainable management of resources and economically sound practices, seeking opportunities resulting from market consolidation and scientific progress in the industry. We also intend to continue our research into closed cycle farming technology for Bluefin Tuna which has produced encouraging results.

We are a leader in long term farming of Northern Bluefin Tuna in the Mediterranean through our wholly-owned subsidiary Kali Tuna, with farming facilities located in Kali, Croatia, along with a processing plant, frozen storage and a wharf.  Kali Tuna cultivates its tuna with special reliance on technology and experience to grow the tuna for one and one-half to three and one-half years following their capture in the wild.  Kali Tuna’s operations include farming, feeding and harvesting Northern Bluefin Tuna that was caught in the Mediterranean and the Adriatic Sea.   During the past three years, Kali Tuna has been increasing its carry-over stock of tuna to increase output quantities each year.

On July 20, 2010, we acquired 33% of the outstanding common shares of both Baja and Oceanic Enterprises, Inc. (Oceanic) in exchange for a cash purchase price of $8 million and an option to acquire substantially all of the remaining outstanding shares of both entities owned by the sellers.  On November 30, 2010, we acquired all the remaining common shares of Oceanic and virtually all of the remaining common shares of Baja (the Company owns 99.98% of Baja).

Financial Statements

The financial statements include Umami and the Kali Tuna operations for all periods presented.  From July 20, 2010 (the date of the acquisition of the 33% of Baja and Oceanic) through November 30, 2010 (the date of completion of the acquisition of the remaining shares of Baja and Oceanic) the financial statements include our equity interest in the results of the operations of Baja and Oceanic.  From December 1, 2010 to March 31, 2011 and into the future, our financial statements include and will include Baja and Oceanic on a fully consolidated basis.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made.  Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Reporting Currency and Functional Currency

Our growth strategy is to become the world leader in the Bluefin Tuna industry.  As such we are positioning the Company to be able to seek out opportunities worldwide and operate with a United States home base, with our strategy based on maximizing our returns as measured in US dollars.  Accordingly, we will be continuing to raise capital in US dollars and evolve our financial operations to maximize our returns in US dollars.  Our reporting currency is the US dollar.

We expect to seek opportunities and invest our available capital in investments that we believe will provide the greatest return in US dollars.

Kali Tuna’s functional currency is the Croatian Kuna and Baja’s functional currency is the US Dollar.

As described above, our reporting currency is the US dollar and through November 30, 2010, our functional currency was the Croatian Kuna, as virtually all our operations were in Croatia.  Capital raising efforts are conducted primarily in US dollars and we have and we will continue to issue warrants to purchase common shares at prices denominated in US dollars.  Primarily as a result of the acquisition of Baja, since December 1, 2010 our functional currency has been the US dollar.

Inventories

Inventories are stated at the lower of cost or net realizable value.

Cost is calculated on a weighted average basis and includes all costs to acquire and to bring the inventories to their present location and condition.  We evaluate the net realizable value of our inventories on a regular basis and record a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

In the Adriatic Sea a ban is in effect on the sale of tuna less than 30 kg to the general market.  These fish can only be sold to another tuna farm and the fair value is estimated at the cost to bring that inventory to its present location and condition.

The fair value of all other inventory is based upon the market price that an unrelated party would be willing to pay for the inventory, less estimated selling costs.

Consolidation

We have determined that the following companies are variable interest entities of which we are the primary beneficiary:

(i)	Kali Tuna Trgovina d.o.o., (KTT) which is owned 50% each by Kali Tuna and Bluefin Tuna Hellas A.E, (“BTH Joint Venture”);
(ii)	MB Lubin d.o.o. (Lubin), an entity owned by one of the Kali Tuna’s executive officers; and
(iii)	Marpesca, S.A. de C.V., a joint venture owned 49% by Baja and 51% by the Manager of Baja.

There has been no trading in KTT since January 2008 when the assets and liabilities of KTT were transferred to a joint venture between Kali Tuna and BTH in the Kali Tuna Accounts (JV in KT).  We have also determined that this joint venture enterprise (JV in KT) was a variable interest entity.

These entities have therefore been consolidated into our financial statements.  The 50% of the BTH Joint Venture owned by Bluefin Tuna Hellas A.E. and the 51% owned by the manager of Baja have been reflected as non-controlling interest in the financial statements.  All material inter-company transactions and balances have been eliminated in the consolidation.

On September 30, 2010, we entered into an agreement with Bluefin Tuna Hellas S.A. to terminate the BTH joint venture arrangement in Kali Tuna and to transfer to us the 50% interest owned by BTH in exchange for 1.2 million Euros ($1.6 million), with payment in two installments on October 15, and October 19, 2010.

The acquisition date for our acquisition of the remaining 50% interest in the joint venture was deemed not to have occurred until the transfer of cash in October, and the transaction therefore was recorded during the quarter ended December 31, 2010.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Revenue Recognition

We recognize revenue when the significant risks and rewards of ownership have been transferred to the customer, including factors such as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectability is probable. We recognize sales when our tuna inventory is shipped, title has passed to the customers and collectability is reasonably assured.

Results of Operations

The results of operations and cash flows include Kali for all periods presented, Umami for the nine months ended March 31, 2011 and Baja and Oceanic from December 1, 2010.  Results of Baja and Oceanic from July 20, 2010 through November 30, 2010 are included under the equity method.

Three and nine months ended March 31, 2011 compared to three and nine months ended March 31, 2010.

Sales, Cost of Sales and Gross Profit. Our sales take place in the winter months, typically from October to March.

Sales were $42.3 million for the three months ended March 31, 2011, an increase of $22.0 million or 108% over the three months ended March 31, 2010.  The increase is primarily due to the consolidation of the Baja operations for the entire quarter in the current three months.  The Baja operations had $22.7 million in sales in the quarter.

Sales were $56.7 million for the nine months ended March 31, 2011, an increase of $31.5 million or 125% over the nine months ended March 31, 2010.  The increase was primarily due to the consolidation of Baja operations in the consolidated results since December, 2010.  The Baja operations had $27.9 million in sales for the period from December 1, 2010 to March 31, 2011.  The period ended March 31, 2011 also represents our peak harvest season so revenues also benefit from seasonality.

Cost of sales were $32.4 million for the three months ended March 31, 2011.  This is $15.5 million, or 92% higher, than the same period for fiscal 2010.  The cost of sales increased by $20.1 million primarily as a result of the consolidation of the Baja operations, which was partially offset by a reduction in the cost of sales at Kali Tuna.  Included in the cost of sales for Baja is a $7.8 million (18% of total sales) fair value adjustment representing the increase in the carrying value of Baja inventory to reflect the valuation of the inventory purchased in the Baja acquisition over its historical fishing and farming costs.  We expect the value of the future inventory that is caught and grown at the Baja operation to be more in line with its historical cost and, accordingly, we would expect our cost of sales as a percentage of revenue to be approximately 60% once we have sold the inventory that was acquired.

For the nine months ended March 31, 2011, cost of sales were $43.5 million compared to $20.5 million for the nine months ended March 31, 2010.  The increase of $23.0 million is due to higher sales volume resulting from the acquisition of Baja.  Included in the cost of sales for Baja is a $10.3 million (18% of total sales) fair value adjustment representing the increase in the carrying value of Baja inventory to reflect the valuation of the inventory purchased in the Baja acquisition over its historical fishing and farming costs.  We expect the value of the future inventory that is caught and grown at the Baja operation to be more in line with its historical cost and, accordingly, we would expect our cost of sales as a percentage of revenue to be approximately 60% once we have sold the inventory that was acquired.  As of March 31, 2011, $4.0 million of fair value adjustment remains on Umami’s balance sheet.  This cost will be recognized as a cost of sales over the next twelve months.

Gross profit for the three months ended March 31, 2011 was $10.0 million, or 24%, of sales compared to $3.5 million, or 17% of sales, for the three months ended March 31, 2010.  The margin percentage increase is the result of improved sales prices for our product in the market place along with a stronger Japanese yen.  Higher sales from the inclusion of Baja in the current results improved the gross profit amount.  As discussed above, fair value adjustments recorded in connection with the Baja acquisition increased the cost of sales to a higher amount than we expect to record for costs associated with our catching and farming future biomass in an amount of approximately 18% of sales.  Excluding the adjustment to cost of sales for the fair value assessment of Baja’s inventory, Umami’s gross margin would have exceeded 40%.  Based on our expectation of future sales prices and costs, we would expect our gross margins to be 40% or better in the future once all remaining acquired inventory has been sold.

For the nine months ended March 31, 2011, gross profit was $13.2 million, or 23% of sales, compared to $4.6 million or 18%, for the corresponding period in 2010, an increase of $8.5 million.  Of this increase, $2.0 million was due to the inclusion of Baja and the balance ($6.5 million) due to the improvement in gross margins at Kali Tuna. Gross profit increased as result of improved business conditions for our products in Japan.  Additionally since most of our sales are in yen, the appreciation of the yen against the dollar has improved the gross margin.  As discussed above, fair value adjustments recorded in connection with the Baja acquisition increased the cost of sales to a higher amount than we expect to record for costs associated with our catching and farming future biomass in an amount of approximately 18% of sales.  Excluding this adjustment to cost of sales, Umami’s gross margin for the nine months ended March 31, 2011 would have exceeded 40%. Based on our expectation of future sales prices and costs we would expect our gross margins to be 40% or better in the future once all remaining acquired inventory has been sold.

We present non-GAAP gross profit measures and non-GAAP net income attributable to Umami shareholders in the following tables.  Management believes these non-GAAP measures help indicate our performance before the fair value purchase price adjustments to the Baja inventory that are considered by management to be representative of our on-going operating results. Once the adjustments related to the fair value of the Baja inventory due to the purchase price adjustment have been fully recognized in cost of sales in the future, these non-GAAP adjustments to cost of sales and the resulting non-GAAP measures will no longer be applicable.

The following non-GAAP table is a summary of our costs and margins showing our gross margin and the effect of the purchase price adjustment:

	3 Months ended	9 Months ended
	March 31, 2011	March 31, 2011

Net Revenue	$42,338	$56,712
Cost of Goods Sold	(32,383)	(43,539)

Gross Profit	$9,955	$13,173

Gross Profit %	24%	23%

Add back: Estimated Cost of Goods Sold in excess of catch and farming costs	$7,751	$10,311

Estimated non-GAAP gross profit based on catch and farming costs	$17,706	$23,484

Estimated non-GAAP gross profit % based on catch and farming costs	42%	41%

The following table is a summary of non-GAAP net income attributable to Umami shareholders adjusted for the effect the purchase price adjustment and the bargain purchase on business combination had on the net income attributable to Umami shareholders:

	3 Months ended March 31, 2011	9 Months ended March 31, 2011
Net income attributable to Umami Shareholders	$2,808	$2,717
Plus estimated cost of goods sold in excess of catch and farming costs	7,751	10,311
Eliminate Bargain purchase on business combination	(930)	(2,781)
Estimated non-GAAP net income attributable to Umami shareholders using estimated catch and farming costs and eliminating gain on bargain purchase on business combination	$9,629	$10,247

Research and Development Expenses. The Company is in the process of developing a hatchery for Bluefin tuna in the Mediterranean Sea related to its research and development efforts.  The expense in the three months and nine months ended March 31, 2011 were $0.1 million and $0.2 million respectively, primarily related to salaries and travel to conventions for research, while similar costs were not incurred in the three months and nine months ended March 31, 2010.

Selling, General and Administrative Expenses. In the three month period ended March 31, 2011, selling, general and administrative costs increased by $3.1 million compared with the three months ended March 31, 2010.  This was mostly as a result of the additional costs for sales commissions, salaries, consultants, legal and audit fees, and travel expenses incurred in the Umami head office and in Baja that were not part of the business in the prior year.

Selling, general and administrative costs increased by $5.7 million for the nine months ended March 31, 2011 compared with the corresponding period in the previous year.

Umami head office, Baja and Oceanic costs for the three month period ending March 31, 2011 were $3.2 million and for the nine month period were $5.7 million.

Kali Tuna expenses decreased by $0.1 million in the three month periods ended March 31, 2011 compared to the corresponding period in the previous year.  The major reason for this decrease was the reversal of an accrual for a 2% charge for commission on sales from Atlantis that was recorded at the Umami head office instead.  Kali Tuna remained unchanged in the nine months ended March 31, 2011 compared to the nine months ended March 31, 2010 mainly due to the strengthening of the HRK compared with the USD.

Loss from Foreign Currency Transactions and Remeasurements. In the three months ended March 31, 2011, losses due to foreign currency transactions and remeasurements were $0.5 million compared to $1.0 million in the same period of the prior year.  The losses in Kali Tuna were $0.3 million, and in Baja were $0.3 million, and there was a $0.1 million gain in Umami due to the effect of offsetting some Atlantis loans with Kali Tuna accounts receivable from Atlantis.

In the nine months ended March 31, 2011, losses due to foreign currency transactions and remeasurements were $0.7 million compared to $1.4 million in the same period of the prior year. The decrease in the losses was due to a $1.0 million improvement in Kali Tuna losses from the prior period due primarily to fewer loans subject to foreign currency fluctuation and a $0.1 million gain at Umami. This was offset by the addition of $0.4 million in remeasurement losses related to Baja.
Gain (loss) from Revaluation of Derivative Warrant Liability.  Due primarily to the increase in the share price used to calculate the fair value of the warrants, the warrants were increased in value by $0.1 million in the three months ended March 31, 2011 but declined $0.1 million in the nine months ended March 31, 2011, respectively.

Income from Investment in Unconsolidated Affiliates. A profit of $0.6 million was made in the four months ended November 30, 2010 related to our equity investments in unconsolidated affiliates Baja and Oceanic. From December 1, 2010, the results in Baja and Oceanic have been fully consolidated.

Bargain Purchase on Business Combination.  During the three months ended March 31, 2011, we recorded a gain on bargain purchase on business combination of $0.9 million related to the Baja and Oceanic acquisitions which resulted from adjustments to our estimates of our preliminary allocations of the purchase price. The gain was $2.8 million during the nine months ended March 31, 2011, including revised estimates.  See note 7 to our financial statements.

Interest Expense, net.   Interest expense increased from $0.3 million to $2.3 million and from $.8 million to $4.9 million for the three months and nine months ended March 31, 2011 respectively, reflecting an increase in bank, private investor and shareholder borrowings to acquire Baja, to fund farming operations at Kali Tuna and Baja, and for Umami head office expenses.

Income Tax Provision. In the three months ended March 31, 2011, there was a $1.4 million income tax provision for Kali Tuna and a $0.3 million income tax provision for Baja compared to a tax provision for Kali Tuna of $0.5 million in the three months ended March 31, 2010.   The Kali Tuna tax provision increased due to the increase in net income before taxes compared to the prior year. The income tax provision for the nine months ended March 31, 2011 was $2.1 million compared to $0.6 million in the prior year, also due primarily to the higher profits in Kali Tuna. Umami’s, Baja’s and Lubin’s loss carryforwards have been fully offset by valuation allowances.

Net (Income) Losses Attributable to the Non-controlling Interests. In the three months ended March 31, 2011, the losses in Lubin were offset by an unrealized gain in foreign currency loans from Kali Tuna which resulted in a small profit in the non-controlling interest.  In the corresponding three month period of the prior year, the loss in the non-controlling interest in Lubin was $0.6 million.

For the nine months ended March 31, 2011, the loss in Lubin was $0.6 million compared with $0.9 million in the nine months ended March 31, 2010 primarily due to unrealized losses in foreign currency.

There was a loss of $0.1 million in the non controlling interest in Marpesca in the three months and nine months ended March 31, 2011.

Year Ended June 30, 2010 Compared to Year Ended June 30, 2009

Sales. For the year ended June 30, 2010, sales increased by $1,256,000 from $24,070,000 to $25,326,000, an increase of 5.2% compared to the year ended June 30, 2009.  Included in the sales for the year ended June 30, 2010, are net revenues of $7,935,000 in connection with transactions that involved the purchase of tuna from another Croatian farming operation and the immediate sale of the product to one of our customers.

Our sales from farming activities were $17,391,000, a reduction from the 2009 fiscal year of $6,679,000. This was caused by a decline in the volume of sales to 924 metric tons in the year ended June 30, 2010 from 1,055 metric tons in the year ended June 30, 2009.  There was also a decline in the average sales price to $18.82 per kg from $22.82 per kg. due to the sales of smaller size fish which command a lower price per kg.

Cost of Sales.   The cost of sales as a percentage of net sales from our farming operations increased from 70% of sales in the year ended June 30, 2009 to 79% in the corresponding period ended June 30, 2010. This was primarily due to the reduction in average sales price per kg of 18%.

Gross Profit. The gross profit generated from the sale of tuna decreased to approximately 20% in the year ended June 30, 2010 compared to approximately 30% in 2009 due to the reduction in average sales price per kg for our farmed tuna of 18% noted above and also to the purchase and resale of tuna of another Croatian farming operation described above, as that transaction resulted in a gross profit margin of only 10%.

Other Operating Income (Expenses). Other operating income declined by $64,000.

Selling, General and Administrative Expenses. Selling, general and administrative costs increased by $1,672,000 from 2009 to 2010.   Costs incurred in connection with the reverse merger and recapitalization of the Company account for $1,271,000 of the increase, and stock option expense accounts for an additional $60,000.  Advertising and marketing costs increased by $126,000 due to an increase in our marketing activities in anticipation of large increases in future quantities available for sale due to the increase in carry-over stocks.

 Operating Income.  During the year ended June 30, 2010, we generated an operating income of $2,204,000, a decrease of $3,630,000 compared to the operating income for the year ended June 30, 2009.  The decrease is the result of slightly higher sales levels offset by lower margins on those sales and higher selling, general and administration expenses.

Foreign Currency Gains and Losses.  The financial meltdown during late 2008 and the ensuing currency exchange turmoil between EUR and JPY led to a loss of $3,176,000 on the maturity of our JPY denominated liabilities consisting of advances received from customers for contracted sales in the year ended June 30, 2009. In the year ended June 30, 2010, these currency losses fell to $1,700,000, a decrease of $1,476,000 primarily as a result of the Euro decreasing in value against major currencies, especially the US Dollar and the Japanese Yen, due to the current economic crisis in Europe related to Greece and potentially other countries in Europe.

Interest Expense, Net. Interest expenses increased to $987,000 during the year ended June 30, 2010, an increase of $277,000 compared to the prior year.  This was caused by increased borrowings resulting from the extension of the farming cycle.

Income Tax Expense.  Deferred income tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The deferred tax liabilities decreased by $66,000 during the year ended June 30, 2010.  Income tax expense was $462,000 for the year ended June 30, 2010.

Net Loss Attributable to the Non-controlling Interests. The net losses attributable to the non-controlling interests, Lubin and the BTH Joint Venture, increased to $1,380,000 in the year ended June 30, 2010 from $630,000 in the year ended June 30, 2009 as the BTH Joint Venture did not generate sales revenue during 2010. Lubin incurred losses mainly due to changes in the exchange rates on loans held in US Dollar and Japanese Yen.  These losses are added back to consolidated net income to derive net income attributable to the Company’s shareholders.

Net Income. Net income decreased to $441,000 for the year ended June 30, 2010, compared to net income of $2,130,000 for the previous year.

Liquidity and Capital Resources

At March 31, 2011, we had working capital of approximately $23.7 million compared to approximately $7.4 million at June 30, 2010.  At March 31, 2011, we had cash and cash equivalents in the amount of $4.6 million.

Cash Flows

The following table summarizes our cash flows for the nine months ended March 31, 2011 and 2010:

	Nine Months Ended March 31,
	2011	2010
Total cash provided by (used in):
Operating activities	$11,144	$(751)
Investing activities	(21,303)	(2,267)
Financing activities	11,562	2,533
Effects of exchange rate changes on cash balances	2,951	143
Increase (decrease) in cash and cash equivalents	$4,354	$(342)

Net cash provided by operating activities for the nine months ended March 31, 2011 totaled $11.1 million compared to $0.8 million used in operating activities for the nine months ended March 31, 2010.  The change is primarily due to the decreases in inventory, accounts payable, trade and accrued liabilities and income tax payable offset by the increases in accounts receivable trade and related parties and other current assets during the current period.  The changes in assets and liabilities are net of effects of the business combination.

Cash used in investing activities for the nine months ended March 31, 2011 was $21.3 million compared to $2.3 million for the nine months ended March 31, 2010.  The change is due primarily to $19.1 million invested in the purchase of Baja and Oceanic and $1.6 million used to buy out the BTH joint venture.

Cash provided by financing activities for the nine months ended March 31, 2011 totaled $11.6 million, compared to $2.5 million for the nine months ended March 31, 2010.  The change is due primarily to issuance of common stock and warrants for net proceeds of $4.6 million, issuance of debt for net proceeds of $36.4 from private investors and banks, an increase in the loans from Atlantis and Aurora of $4.1 million, offset by payments on loans to banks and private investors of $28.7 million.  This compares with net new borrowings of $2.1 million from a bank and $0.4 million from related parties in the nine months ended March 31, 2010.

Fair market value

The fair value of live tuna stock inventories at March 31, 2011 and June 30, 2010 is estimated at $50.4 million and $26.1 million, respectively.

Sources of Liquidity

For the nine months ended March 31, 2011, the Company’s most significant sources of liquidity have been proceeds from the sale of bluefin tuna, cash from lines of credit with commercial banks, advances and loans made by related parties to the Company, the issuance of common stock for cash and debt financings.  Significant uses of liquidity include funding of our operations, the acquisition of Baja, repayment of amounts advanced by related parties and repayment of bank and other debt.

Currently, we are experiencing liquidity problems that began and were in part caused by the earthquake and tsunami in Japan in March 2011.  This resulted in a disruption of certain government functions and a delay in the processing of import documentation related to the import of tuna into Japan.  As of May 26, 2011, we have outstanding accounts receivable totaling $2.0 million, of which $0.5 million are past due from customers of related parties that suffered considerable damage as a result of the earthquake and are slow in paying the amounts due.  Based on discussions with these customers, we expect to collect in full the past due amounts in the next few weeks. For the remaining $1.5 million receivable, we have completed delivery of the necessary documents but are experiencing additional delays.  We expect to receive the amounts due prior to August 31, 2011.  Alternatively, we may choose to sell the bluefin tuna to customers located in other countries if we cannot complete the documentation process in a more timely manner.

In May 2011, we received approval from a Croatian bank for a loan in the amount of $3.5 million to fund our Croatian operations and to acquire certain farming concessions and equipment.  We have drawn $0.5 million to date.  The loan is due to be repaid in three annual installments commencing March 31, 2012 and is secured by certain equipment and biomass.  Also, in the next few weeks, we expect a line of credit for up to $16.0 million to be available to fund our farming operations.  This line of credit has been approved and we are in the process of completing the documents and providing the biomass collateral.  The funds related to this line of credit can be drawn to fund operating costs during the period between harvests and requires repayment no later than December 31, 2014.

On April 1, 2011 we repaid a loan totaling $3.4 million relating to our Mexico operation.  On May 19, 2011 we renewed the loan and funded $3.4 million.  Also, in May 2011 the bank increased the loan by an additional $1.7 million.  The loan is due September 30, 2011.  We expect that the loan will be renewed at that time if we can show that we have adequate collateral to secure the loan.

On March 31, 2011 and May 6, 2011 we funded shortfalls in liquidity with short term bridge loans totaling $4.1 million which have been repaid in full.

Finally, we have received and approved a term sheet for a working capital loan of up to $15.0 million from related parties that we expect to be available to us in the next two weeks.  The working capital loan will require a settlement of $4.0 million of certain existing related party loans.  This would result in our receiving approximately $10.7 million net of expenses in new capital.  The loan will require certain security interests in biomass at our existing operations

Sales of tuna typically occur during the winter (October to March) when the sea temperature is lowest, which maximizes the quality and value of the product.  Unless there is an immediate need for liquidity, we generally do not harvest our fish during the rest of the year.  Accordingly, we need to finance our operations with available and new capital during the non-selling months.  Assuming completion of the proposed financing transactions described above, we believe we will have sufficient capital, or can supplement our capital with additional financing transactions to maintain and grow our remaining biomass until and through the next harvest season and we believe that we will have sufficient liquidity to fund our operations through at least the next twelve months.  In the event that we have insufficient funds to last us through the next twelve months as a result of our inability to complete one or more of the financings or otherwise, we may raise cash by harvesting and selling or pre-selling some of our biomass inventory.

We will, however, need to obtain additional capital in order to expand our operations, purchase additional biomass and to catch significant quantities of Bluefin Tuna.  We plan to pursue sources of additional capital by issuing securities through various financing transactions or arrangements, including joint ventures of projects, debt financing, equity financing or other means. We may also consider additional advance sales and/or outright sales of tuna to customers.  There can be no assurance that any additional financing will be available when needed on commercially reasonable terms or at all.  The inability to obtain additional capital may reduce our ability to continue to conduct business operations as currently contemplated.  Any additional equity financing may involve substantial dilution to our then existing stockholders.

Risk management

We are exposed to financial risks arising from changes in tuna prices. We do not anticipate that tuna prices will decline significantly in the foreseeable future and, therefore, we have not entered into derivative or other contracts to manage the risk of a decline in tuna prices. We review our outlook for tuna prices regularly in considering the need for active financial risk management. We sell tuna under agreements denominated in Japanese Yen so we are exposed to fluctuations in the value of the Yen.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

BUSINESS

Company Overview

We are a leader in the Northern and Pacific Bluefin Tuna industry with growth founded on sustainable management of resources and economically sound practices.  The Company was formed by a team of individuals within the Bluefin Tuna industry who have been working on ensuring the long term sustainability of Bluefin Tuna.   Our strategy is based on consolidation within the sector to leverage scientific process and research knowledge through economies of scale.  While our current core business is focused on raising Bluefin Tuna to a marketable size, we are actively working on creating a self-sustaining farm environment where the tuna spawn and the resultant eggs are hatched and grown to full size.

Umami’s operates through Kali Tuna d.o.o. ( Kali Tuna), a wholly-owned subsidiary located in Croatia, and Baja Aqua Farms S.A. de C.V (Baja) located in Mexico.

Corporate Background

Lions Gate was incorporated on May 2, 2005 in the state of Nevada. From August 31, 2007 until June 30, 2010 we were a shell company.  On June 30, 2010 we completed the reverse merger described below.

In 2005, Kali Tuna, a limited liability company organized under the laws of the Republic of Croatia, was acquired by Atlantis Group hf (Atlantis), an Iceland based holding company with its key market in Japan, that seeks to produce, market and distribute sustainable seafood, with a focus on aquaculture.  In March 2010, Atlantis created Bluefin Acquisition Group Inc. (Bluefin), a New York based holding company and wholly owned subsidiary of Atlantis, for the purpose of holding the shares of Kali Tuna. On May 3, 2010, Lions Gate entered into a share exchange agreement, to be effective upon the initial funding of the private placement discussed below, among Lions Gate, Kali Tuna, Bluefin and Atlantis, pursuant to which Lions Gate purchased from Atlantis all of the issued and outstanding shares of Bluefin in consideration for the issuance to Atlantis of 30,000,000 share of Lions Gate common stock (the “Share Exchange”) resulting in a change of control of Lions Gate.  As a result, effective June 30, 2010, Kali Tuna became our indirect wholly owned subsidiary.

In addition, on June 30, 2010, we completed the initial funding of a private placement financing pursuant to which we issued 7.3 million units at a price of $1.00 per unit for gross proceeds of $7.3 million. In July and August 2010 we completed the final funding of this private placement pursuant to which we issued 1.4 million additional units at a price of $1.00 per unit for additional gross proceeds of $1.4 million.  Each unit consisted of one share of our common stock and a five-year warrant to purchase 0.2 shares of our common stock at $2.00 per whole share. In connection with the private placement, we paid $0.1 million cash and issued 575,400 shares of common stock and 872,000 five-year warrants to purchase common stock at $2.00 per whole share to placement agents.  Following the completion of the Share Exchange and the financing, an aggregate of 46,745,400 shares were issued and outstanding.

On August 20, 2010 we changed our name to Umami Sustainable Seafood Inc. The stock symbol on the OTC Bulletin Board was changed to UMAM on the same date.

Baja Aqua Farms and Oceanic

On July 20, 2010, we entered into a Stock Purchase Agreement with Corposa, S.A. de C.V. (“Corposa”), Holshyrna ehf, (“Holshyrna”) and certain other parties, providing for the sale from Corposa and Holshyrna of 33% of the equity of Baja Aqua Farms, S.A. de C.V., a Mexican corporation (“Baja”) and its affiliate Oceanic Enterprises, Inc., a California corporation (“Oceanic”) .  Under the terms of the transaction, we paid an amount of $8 million, which included $4.9 million that had been advanced to Baja previously.

We also acquired the right to purchase all remaining Baja and Oceanic shares in consideration for the payment of $10 million in cash and the issuance of 10,000,000 shares of our common stock, valued at $12.1 million.  On November 30, 2010, we consummated the acquisition of Baja and Oceanic by paying cash in the amount of $7.8 million and the issuance of promissory notes in the aggregate principal amount of $2.2 million.  These notes were paid in full on December 10, 2010.  An additional $2 million had been paid in connection with the execution of certain amendments to the agreements.  As a result, Baja became our 99.98% owned subsidiary and Baja became our wholly owned subsidiary.

Kali Tuna d.o.o

Kali Tuna owns and operates facilities and equipment in Croatia where it farms Northern (Atlantic) Bluefin Tuna for sale into the sushi and sashimi market.  We believe that Kali Tuna is one of the most respected and trusted suppliers of premium sushi and sashimi grade tuna in Japan. Most of our products are sold into Japanese trading houses for distribution to the high end market in Japan.

Kali Tuna was organized in 1996 under the laws of the Republic of Croatia by individuals who had gained considerable experience in the area of tuna fishing, farming and trading in Southern Australia for approximately 30 years before moving their operations to Croatia.

Kali Tuna’s activities consist of: (a) tuna farming and processing, (b) sales and exports of tuna products, and (c) storage and processing of fish feed for its tuna farming operations.  Through an affiliated entity MB Lubin, it also operates a fleet of seven fishing vessels that typically catch Northern Bluefin Tuna and small pelagic fish used for tuna feed in the Adriatic and transports the live tuna back to its farming sites off the Croatian coast for further growing.

On March 3, 2009, Atlantis entered into an agreement with Daito Gyouri of Japan (the “Daito Agreement”) for the sale and delivery of at least 500 metric tons of frozen Northern Bluefin Tuna on an annual basis.  On June 30, 2010, Umami entered into a sales agency agreement with Atlantis.  Under the terms of the agreement, Atlantis was granted the exclusive right to sell, on Kali Tuna’s behalf, all of Kali Tuna’s Northern Bluefin Tuna products into the Japanese market.  As a result of the sales agency agreement, it is contemplated that tuna to be delivered under the Daito Agreement by Atlantis will be filled by fish that are farmed by Kali Tuna.  Umami has agreed to pay Atlantis an agency commission of 2% on all sales to be made under this agency agreement.  We believe that we have significant competitive advantage as a result of Atlantis’ solid ties in the Japanese fish market which are built on strong personal relationships.

Baja Aqua Farms S.A. de C.V

Baja owns and operates facilities and equipment in Mexico where it farms Pacific Northern Bluefin Tuna for sale primarily into the Japanese sushi and sashimi market.

Baja was organized in 1999 under the laws of the Republic of Mexico by individuals who were involved in the tuna feed industry in Southern Australia for many years before starting their operations in Mexico. We believe that Baja is the largest Bluefin Tuna farming operation in Mexico.  It has been fishing and farming Bluefin Tuna since 2000.

Baja’s activities consist of: (a) tuna farming and processing, (b) sales and exports of tuna products, and (c) processing of fish feed for its tuna farming operations.  Baja leases a fleet of purse seiners and tow boats during the fishing season to catch the Pacific Bluefin Tuna and transport them live back to its farming sites located off the Baja California, Mexico coast for further growing. Through an affiliated entity, it operates a fleet of fishing vessels that typically fish for small pelagic fish used for tuna feed.  Baja sells its fish through various Japanese importers primarily into the Japanese sushi and sashimi market.

Industry Overview

Aquaculture Industry

Aquaculture is the farming of aquatic organisms including fish, mollusks, crustaceans and aquatic plants. Farming implies some form of intervention in the rearing process to enhance production, such as regular stocking, feeding, protection from predators, etc.  Farming also implies individual or corporate ownership of the stock being cultivated.  Aquaculture production specifically refers to output from aquaculture activities, which are designated for final harvest for consumption.

Aquaculture is the world’s fastest growing segment in the food production system and has been for the past two decades.  According to a recent study by the Food and Agriculture Organization of the United Nations (the “FAO”) published on March 2, 2009, world fisheries production reached a high of 143.6 million metric tons in 2006.  The contribution of aquaculture to the world fisheries production in 2006 was 51.7 million metric tons of fish, which is 36% of world fisheries production, up from 3.6% in 1970.  Global aquaculture accounted for 6% of the fish available for human consumption in 1970.  In 2006, global aquaculture accounted for 47% of the fish available for human consumption according to the FAO.  The FAO report also describes that over half of the global aquaculture in 2006 was freshwater fin-fish.  Based on the FAO’s projections, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach in excess of 80 million metric tons of fish by 2050.

According to the FAO, per capita supply from aquaculture increased from 0.7 kg in 1970 to 7.8 kg in 2006, an average annual growth rate of 6.9%. It is set to overtake capture fisheries as a source of food fish. From a production of less than 1 million metric tons per year in the early 1950s, production in 2006 was reported to be 51.7 million metric tons with a value of $78.8 billion, representing an annual growth rate of nearly 7%.

A good aquaculture site is made up of many factors, with the key ones being location, weather, water temperature, currents and predator risk.  As the availability of sites for aquaculture is becoming increasingly limited due to licensing and environmental factors and the ability to develop non-agricultural land is restricted, the competition to develop additional aquaculture production systems is intensifying. As the intensification for aquaculture production systems increases, the demand for institutional support, services and skilled persons is anticipated to increase, along with the demand for more knowledge-based aquaculture education and training as aquaculture becomes more important worldwide.

Tuna Industry

Tuna and tuna-like species are of great economic importance and represent a significant source of food. They include approximately forty species occurring in the Atlantic, Indian and Pacific Oceans and in the Mediterranean Sea. Their global production has increased from less than 0.6 million metric tons in 1950 to over 4 million metric tons in 2007 according to FAO.

1FAO - 2007 catch data http://www.fao.org/fishery/statistics/tuna-catches/en

The so-called principal market tuna species are the most economically important among the tuna and tuna-like species.  They are landed in numerous locations around the world, traded on a nearly global scale and also processed and consumed in many locations worldwide. According to the FAO, in 2007, their catch was approximately four million tons, which represents about 65% of the total catch of all tuna and tuna-like species. Most catches of the principal market tuna species are taken from the Pacific (69.0% of the total catch of principal market tuna species in 2007), with the Indian Ocean contributing much more (21.7% in 2007) than the Atlantic and the Mediterranean Sea (9.5% in 2007).

Bluefin Tuna Trade

The bluefin trade includes three species of tuna: the Pacific Bluefin, the Southern Bluefin and the Atlantic or Northern Bluefin.  In 2007, the total global bluefin trade was estimated to be in excess of $1 billion on a wholesale basis.

The Northern (Atlantic) Bluefin Tuna (Thunnus thynnus) is native to both the western and eastern Atlantic Ocean, the Mediterranean and the Black Sea. It can live up to 30 years and can reach weights of over 450 kilograms.  The Pacific Bluefin Tuna (Thunnus orientalis) is native to both the western and eastern Pacific Ocean.  It can live up to 25 years and weigh up to 200 kilograms.

The following graph shows catches for each species of bluefin tuna in metric tons per year.

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Source: Fish Info Network (http://www.eurofish.dk/dynamiskSub.php4?id=3416)

As concerns over depleting the natural stock of Bluefin Tuna have increased in recent years, international organizations have increased regulation relating to and imposed strict quotas on Bluefin Tuna catches. The main international body that regulates fishing activities and trade in the Atlantic Bluefin is the International Commission for the Conservation of Atlantic Tunas or ICCAT.  It describes itself as an inter-governmental fishery organization responsible for the conservation of tunas and tuna-like species in the Atlantic Ocean and its adjacent seas.  Its primary tool in its conservation efforts is its ability to impose quotas.  The organization was established in 1966 and covers 30 species of tuna, including the Northern (Atlantic) Bluefin Tuna.

In November 2006, members of the ICCAT reached an agreement to reduce the Bluefin tuna quota in the Mediterranean Sea from 32,000 metric tons in 2006 to 25,500 metric tons in 2010.  In November 2008, the ICCAT set the annual quota at 22,000 metric tons, gradually reducing it to 18,500 tons by 2011.  Various groups, including environmental groups claimed that this quota was too high and that 15,000 tons should have been set as an appropriate level.  In October 2009 at an ICCAT meeting in Brazil it was agreed to shorten the fishing period to one month and reduce the quotas to 13,500 metric tons annually.

In 2008, the ICCAT adopted measures which include a 15 year recovery plan for bluefin tuna starting in 2007.  Among other things, the plan calls for 6-month off-seasons for specific types of boats, bans the use of aircraft in spotting tuna, forbids the capture of tuna under 30 kg except in certain specific circumstances and areas, and requires extensive reporting of tuna catches.  Furthermore, it only allows tuna to be offloaded at designated ports and obliges countries to place observers on fishing boats to monitor their adherence to regulations.

In March 2010, at a meeting of the Conference of the Parties to the Convention on International Trade in Endangered Species of Wild Fauna and Flora, or CITES, in Doha, Qatar, a proposal for a total ban on international trade in Atlantic Bluefin was defeated by a wide majority of participants and it was decided to continue to regulate fishing through the ICCAT organization.  As a result, for the foreseeable future, fishing regulation regarding the species should remain in the hands of ICCAT.

Japan has traditionally been one of the largest consumers of tuna, especially Bluefin tuna, which is used as a premium ingredient for sushi and sashimi.   Umami’s products are regarded by the Japanese as highly reputable and premium fish products as a result of Atlantis’ solid ties in the Japanese fish market, which are built on strong personal relationships.

Fish Supply

Kali Tuna

Kali Tuna procures live Bluefin Tuna primarily through MB Lubin, a company controlled by Kali Tuna.   MB Lubin owns and operates a fleet of seven vessels.  They catch fish primarily off the coast of Croatia.   Kali Tuna has also purchased live tuna from other local and foreign based farms and suppliers including fishing companies operating off the coast of Malta and Libya and other Mediterranean locations.  The tuna is deposited into special towing cages that are towed back to its three farming sites off the Croatian coast for transfer into permanent holding cages.  Fishing takes place during the months of May and June only as permitted by international regulations.  Transport of the catch to Kali Tuna’s farms is a slow process that can take many weeks to complete with speeds of the transport rarely exceeding one mile per hour to maximize the survival rates of the live fish.

MB Lubin sells its live fish to Kali Tuna under an exclusive arrangement in a supply contract dated July 1, 2009.  Under the terms of the agreement, MB Lubin has undertaken to sell all its Bluefin Tuna catches to Kali Tuna.  Under the agreement, which has a term of 20 years, all deliveries of tuna will be made at the market price prevailing at the time of delivery.

In addition, Kali Tuna has entered into an agreement with MB Lubin that provides for the sale and delivery by MB Lubin of small fish that are used for feeding the tuna.

Since Kali Tuna operates on a long-term farming cycle, the Company assumes that none of its suppliers of live tuna or fish feed are critical to its business.  However, if for any reason Kali Tuna would be unable to procure fish from a particular supplier, this would likely lead to a temporary interruption in the supply of fish, at least until Kali Tuna found another entity that could provide it these services.

Baja

Baja procures live Bluefin Tuna primarily through its own fishing efforts.  Baja leases fishing vessels (purse seiners) from reputable companies in Mexico.  Baja catches fish primarily off the coast of Baja California, Mexico.  The tuna is deposited into special towing cages that are towed back to its two farming sites off the Baja California coast for transfer into permanent holding cages.  Fishing generally takes place during the months of May through August.  Transport of the catch to its farms is a slow process that can take many weeks to complete with speeds of the transport rarely exceeding one mile per hour. This ensures that the Bluefin Tuna will arrive in the best possible condition.  Baja utilizes its own vessels to catch feed fish in addition to purchasing feed from local suppliers and from suppliers in the U.S.

Although the Company does not believe that any of Baja’s suppliers of leased purse seiners are critical to its business, if for any reason Baja would be unable to procure vessels for lease from a particular supplier, this would likely lead to a temporary interruption in the supply of fish at least until Baja found another entity that could provide it these services.

Customers and Marketing

Kali Tuna

The majority of Kali Tuna’s production is sold to three large Japanese importers who account for more than 90% of its sales. On March 3, 2009 Atlantis entered into the Daito Agreement for the sale and delivery of at least 500 metric tons of frozen Northern Bluefin Tuna annually.  The management of Kali Tuna believes that it will benefit from this arrangement and is confident that the relationship with each of its customers is of a long term nature, whether or not there is a written agreement.

On June 30, 2010, Umami entered into a sales agency agreement with Atlantis.  Under the terms of the agreement, Atlantis was granted the exclusive right to sell, on Kali Tuna’s behalf, all of its Northern Bluefin Tuna products into the Japanese market.  As a result of the sales agency agreement, it is contemplated that tuna to be delivered under the Daito Agreement by Atlantis will be filled by fish that was farmed by Kali Tuna.  Umami has agreed to pay Atlantis an agency commission of 2% on all sales to be made under this agency agreement.

Harvesting the tuna from the cages occurs typically during the months of November to March when low water temperatures optimizes the quality of tuna meat.  When selling frozen fish to a customer, the customer typically sends its own specially equipped freezer vessels to pick up the product from the Kali Tuna farming site for freezing and transport to Japan.  When selling fresh fish to a customer, Kali Tuna ships the processed fish by overnight delivery to the requested location.

Baja

Historically, Baja sold it fish mainly through independent Japanese importers on agency commission basis.  Since we completed the acquisition of Baja, most of its sales have been and will be made through Atlantis under a sales agency agreement pursuant to which we pay a 2% commission to Atlantis.  Baja has one other customer that accounts for approximately 19% of its sales.  No long-term written agreement exists with this customer.  Our sales agents sell the fish to all levels of users in Japan – from wholesalers to sushi-chain restaurants. Recently Baja has increased its sales of frozen fish as frozen fish tends to generate higher sale prices than fresh fish.  Baja sells the frozen fish through both land-based (rented) containers and specially equipped freezer vessels.

Harvesting the tuna from the cages occurs typically during the months from September through March when low water temperatures optimizes the quality of tuna meat.  When selling fresh fish, Baja will ship the processed fish by overnight delivery to the requested location.

Research and Development

Our subsidiary, Kali Tuna, conducts research and development in two specific areas:

1.
It researches the feeding habits of the Bluefin Tuna for the purpose of determining the optimal way of feeding the fish at its sites.  Improving the so-called Food Conversion Ratio or FCR, which represents the number of kilograms of feed needed to produce one kilogram of fish, facilitates achieving maximum feeding efficiencies and cost savings.

2.
It has also been conducting research and testing in the area of spawning the Bluefin Tuna in captivity with the objective of closing the full circle farming process, i.e. farming Bluefin Tuna that is born and raised in captivity.  The company has managed to hatch eggs for 2 consecutive years in a laboratory environment.  Kali Tuna is in the final stages of preparing a hatchery for use during the next spawning season to allow it to advance its research.

If we succeed in our quest to create a closed life cycle in the Bluefin Tuna farming process, we would become less dependent on the capture of wild tuna.  We believe we would then be uniquely positioned to address the expected shortage in the supply of tuna, especially as it relates to the Japanese market.  Initially, our expenditures on this research and development were minimal but, beginning in July, 2010, they were increased.  During the most recent fiscal year, we spent approximately $10,000 on research and development.   Prior thereto, our R&D expenditures were negligible.  Current year expenditures through March 31, 2011 amounted to approximately $245,000.

Our Principal Competitive Strengths

We believe that we have the following competitive strengths:

We have the most seasoned operations in our geographic areas.  Kali Tuna was the first commercial tuna farm in the Mediterranean and Adriatic areas.  The farm was built by people who had previously been leaders in the tuna farming business in Port Lincoln, Australia.  All farm operations were set up according to the high standards used in Australia.  Most of the key crew members have been with Kali Tuna from inception.  We believe that Baja was one of the early commercial tuna farms in the Baja California area and is the largest in Mexico. Baja was also founded by people who had previously been providers of feed and buyers in the tuna farming business in Australia. Many of the key crew members have been with Baja from inception.

We have strong personal relationships within our target market.  Following the acquisition of Kali Tuna by Atlantis Group in 2005, Kali Tuna was able to enhance its already considerable reputation in the Japanese fish market as a result of strong personal relationships between Atlantis executives and Japanese market leaders.  Japanese business is generally built on personal trust, extensive knowledge regarding product quality assurance and a high level of expertise.  Oli Steindorsson, Umami’s and Atlantis’  Chairman, CEO and President, is fluent in Japanese and has spent extended periods of time residing in that country.  This has allowed Kali Tuna to capitalize on his experience, together with the team at Atlantis’ Japanese subsidiary, and further solidify Kali Tuna’s position as a trusted source of high quality fish products. Umami believes that Baja will be able to utilize these strong Japanese relationships to optimize the sale price achieved.

We have a unique farming cycle.  Following the catch of fish, they are transferred into cages where they are fed and nurtured for up to three and one-half years.  As a result, our output is less impacted by quota reductions and each wild caught fish (between 10-120 kilograms) can be leveraged by a factor of up to 10 times given livestock gains over the period.  Most of our competitors have shorter farming cycles (up to six months) or they practice “catch and kill”.

Full traceability. We also have full traceability on each of the Tuna caught and the tuna feed, which means that every batch of Tuna and feed brought in may be tracked from the area where it was caught, when it was caught, to the boat catching it and to any other intermediaries until its delivery to the farm sites.

We operate in unique farming environments.   There are no predators, such as sea otters, sea lions or sharks, in Adriatic waters that might attack the fish in captivity.  In the Pacific, where there are natural predators we build the cages to keep the predators out.  The waters where the farming sites are located are pristine with no cases of red or blue tide caused by the damaging build-up of algae.  There is no industrial production nearby either area and in both places there is exceptionally clean water. With the islands surrounding the farm sites, we are sheltered naturally against storms.  In addition, the salt and oxygen levels and the water temperature offer a good combination of conditions for sustainable growth of our tuna.

We have an experienced and knowledgeable workforce and a very low employee turnover at each of the operations.   A number of our employees have been working for us for more than 10 years.  Kali Tuna employees have regularly been requested to assist in external operations worldwide as far as Australia and Mexico.  All of the management in Croatia is fluent in English while a number of our key marketing people have multilingual skills that include Japanese. All of the management in Mexico is fluent in English.

We have reached major breakthroughs in our research and development efforts to close the full circle farming process. If our success in spawning and hatching in captivity at Kali Tuna can be commercially implemented, we will become less dependent on wild catches of tuna for both subsidiaries.

We possess valuable government farming permits and concessions at both locations. Kali Tuna has farming concession permits for up to 3,250 metric tons from the government of Croatia.  In December 2010, Kali Tuna entered into an agreement subject to approval by the Croatian authorities to purchase Croatian farming concessions that permit farming of an additional 1,500 metric tons.  Baja has concessions in Mexico from the government of Mexico which are not based upon a total mass of tuna at any point in time, but instead on limits of the input of new fish.  The concessions owned by Baja allow input of an additional 2,400 metric tons per annum.

Our Growth Strategies

International concerns have been mainly focused on over-catching and poaching of various tuna species, primarily concentrating on the Bluefin Tuna’s stock situation in the Mediterranean Sea.

In response, ICCAT has been taking measures to regulate the catching of the Atlantic-Mediterranean territory covering the migration of Northern Bluefin Tuna and looking at its “colleague organization”, the Commission for the Conservation of Southern Bluefin Tuna or CCSBT, and its measures taken to promote the conservation of Southern Bluefin Tuna in the southern hemisphere  In addition, preliminary discussions are under way between governments concerning further measures to preserve the stock of  the Pacific Bluefin.

We endorse the efforts of these organizations and believe that it is critical to create world-wide industry leadership that will regulate the fishing for all species.  Otherwise, short-term profit considerations could result in a failure to act and conserve and lead to extinction of, among others, the Bluefin Tuna, and thus the demise of our industry.  We believe that we have an important role to play in the adoption of rules aimed at ensuring the long-term survival of the Bluefin Tuna, creating a sustainability model that can be applied to other fish species as well.  We further believe that we can be active in this area while generating profits for our shareholders, as reducing the supply of bluefin tuna will increase its price.

We believe that the following will be some of the critical elements in fulfilling our strategy to become the world leader in the Bluefin Tuna trade:

•
Build up enough livestock to create carry-over inventories.  Our objective has been to lengthen the farming cycle.  This is expected to result in the greatest weight growth and an increase in the price paid per kilogram of fish by our buyers (the bigger the fish, the better the price per kilogram).  In addition, it will mitigate the effects of short-term fluctuations in catching due to weather or other abnormal situations that may occur. Kali’s Tuna’s live stock inventories biomass increased from 1,315 metric tons at June 30, 2009 to 1,540 metric tons at March 31, 2011.  Baja’s live stock inventories totaled 1,456 metric tons at March 31, 2011.

•
Strategic investments.  We will seek to acquire stakes in tuna farming and fisheries with farming and/or fishing licenses in selected areas in countries with successful Bluefin Tuna farming history that will synergize with our existing operations.  We have already identified a number of additional targets.

•
Cooperate closely with regulators.  Based on scientific advice, we intend to assist regulators in formulating regulatory proposals aimed at the conservation of the Bluefin Tuna.  We might also lobby for distribution of individual transferable quotas, or ITQs, and monitoring systems based on the experiences of leading countries in the seafood industry that have historically had to rely on sustainable usage of their fishery by strictly regulating and controlling the volume of catching.

•
Consolidating and upgrading of the fleet.   We intend to reduce the existing catching capacity to fewer and more efficient vessels as the quota system develops.  One of the important factors in sustainable fisheries management is to avoid overcapacity of fleet, which is caused by underdevelopment in regulatory environments, for example with Olympic catch systems (first in gets the fish), versus the highly controlled ITQ system.  We believe that a key part of sustainable resource management is to ensure that the harvesting of resources is done in the most efficient and economic way while at the same time, maximizing the value and quality of each fish.

•
Increase our research and development.  We intend to increase our efforts on closing the Northern Bluefin Tuna cycle in cooperation with leading research institutes in this field (i.e. intense farming) as well as enhancing feeding techniques to continue our efforts to minimize the food conversion ratio (FCR) of Tuna. We also intend to establish and fund a research center in Kali, Croatia to focus on these issues.

•
Upgrade and invest in feed procurement.  We intend to achieve greater cost efficiency in feed procurement by focusing on our catching and logistic activities.  We expect this to result in greater profitability, especially in light of our efforts to lengthen the farming cycle.

We expect that these factors will enhance sustainability and traceability of the final products that we are offering to the market.  These actions will also help prevent a collapse in the natural fish stocks and ensure food security for one of the most popular sashimi grade products of the world.

Sustainable Farming

The concept of sustainable development has been popularized by the 1987 World Commission on Environment and Development.  It defined “sustainable development” as meeting the needs of the present generation, without compromising the needs of future generations.  The idea of sustainability has caught up with aquaculture partly because of pressure from environmental groups.  In 1998, the Holmenkollen Guidelines for Sustainable Aquaculture were formulated.  These guidelines recommended, among other things, that new technologies and management procedures should be utilized so that the quality and quantity of aquaculture products is improved and the risk of adverse effects on the environment and on the livelihood of other people, including future generations, is reduced.  The guidelines also recommended:

(1)	strict compliance with the internationally agreed food safety, environmental safety and ethical criteria if genetically modified organisms or hormones are utilized in the production, as well as;
(2)	giving priority to the development of integrated fish farming and of sources for animal feed other than fish protein and fish lipid.

We fully endorse the idea of sustainable farming.  Our scientists have achieved some encouraging results in the area of breeding tuna in captivity.  We are committed to continuing this research project with the ultimate goal of commercializing the full circle farming process.  We have consistently worked closely with the local fisheries ministry in Croatia to formulate rules governing the industry and we are committed to work closely with the local fisheries for  both operations.

Competition

In general, the aquaculture industry is intensely competitive and highly fragmented.  We compete with various companies, many of which are developing or can be expected to develop products similar to ours in the future.  However, we believe that the competition from such producers is minimal because, to the best of our knowledge, there are no competitors in Croatia or other places in the Mediterranean that have a similar operating scale, production capacity, available live-stock, brand recognition, long history and as much market representation as Kali Tuna has. Likewise, to the best of our knowledge, there are no competitors in Mexico that have a similar operating scale, production capacity, available live-stock, brand recognition, long history and as much market representation as Baja has.  On a total basis, we believe that the Kali Tuna and Baja operations have more than 20% of the world production of long-term farmed Bluefin Tuna which makes it difficult for others to compete on a similar scale.

We are aware of competitors in the Adriatic and Mediterranean that produce Bluefin Tuna, including Fuentes e Hijos (Spain), Aquadem (Turkey), Azzopardi (Malta), Sagun (Turkey) and Balfego (Spain).  However, Kali Tuna is the largest single operation in the area.  We are aware of competitors in the Mexican region that produce Bluefin Tuna including Maricultura del Norte (Mexico). Umami, through Atlantis, has very strong relationships with Japanese purchasers which will be highly beneficial now and in the future. We produce a premium product “toro” tuna which is a high fat content belly tuna commanding the highest prices at auctions in Tokyo.   We will continue building on a consistently spotless record, over 14 years for Kali Tuna and 9 years for Baja, in the market in maintaining quality and traceability of products. We also enjoy close ties with regulators responsible for Bluefin quota implementation and have developed a viable business plan for long term growth against a background of declining quota worldwide.

Some of our foreign competitors may be – in certain parts of their business - more established and may have significantly greater financial, technical, marketing and other resources than we presently possess.  Some of our competitors may have a larger customer base.  These competitors may be able to respond more quickly to new or changing opportunities and customer requirements, and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies.

With respect to potential new competitors, although there are no formal barriers to entry for engaging in similar aquaculture processing production and activities in Croatia and Mexico, we believe that it will be very difficult and costly to start an operation comparable to ours.  The principal barriers to entry are the shortage of available sites for farms in the local Croatian waters and the lack of new permits and concessions for farming in Mexico.  As a result, concessions for such sites are almost impossible to obtain.  In addition, our labor force is highly specialized and individuals with the requisite expertise who could manage this type of business are in short supply.  Finally, to build a consistent farming cycle of two or three years, as we have already achieved, is highly capital intensive, time consuming and can only be done with high expertise, experience and research.

Regulation

We are subject to international quotas and to various national, provincial and local environmental protection laws and regulations, including certifications and inspections relating to the quality control of our production.  For the year ended June 30, 2010 and the nine months ended March 31, 2011, we spent approximately $200,000 and $180,000, respectively, on environmental law compliance, consisting primarily of various ICCAT inspection fees.

Internationally, ICCAT regulates Atlantic Bluefin Tuna quotas that are allocated to and enforced by individual countries, including Croatia.

Our farming sites are operated under concessions granted by the national authorities.  These concessions are of a long-term temporary nature and are subject to renewal from time to time.  Currently, Kali Tuna operates three sites with a total capacity of 3,250 metric tons.  These concessions expire between 2018 and December 2026 at which point they will be open for public bid.  The concessions in Mexico are not based upon a total mass of tuna at any point in time, but instead on limits of the input of new fish.  The four concessions owned by Baja allow input of an additional 2,400 metric tons per annum.  These concessions expire between May 2012 and November 2020.  All four of these concessions are renewable through the department of fisheries in Mexico.

In addition, Croatian and Mexican governmental agencies require commercial fishing vessels to be licensed.   Individual operators of the vessels are also subject to permit requirements.

We believe that Kali Tuna and Baja, as well as our suppliers are currently in compliance with all material aspects of these quota and licensing requirements.

Employees

As of May 23, 2011, Umami employed five individuals, including executive and finance personnel.  Kali Tuna had 92 employees (including 27 part-time employees) and Lubin had 50 employees (including one part-time employee).   Baja had 337 full-time staff most of whom were employed by an independent labor contractor, including 23 administrative staff members, 181 farm workers, 86 fishermen and 47 employees active in other operations.  Seasonal changes occur as a result of additional hires during fishing season.  None of our staff is represented by a labor union, and both Kali Tuna and Baja consider their staff relations to be excellent.

Description of Property

Kali Tuna owns approximately 75,000 square feet of land in Lamjana Bay, Community of Kali, Croatia, consisting of approximately 53,000 square feet of working area, housing the main office building, cold storage building processing plant and two warehouses.  Kali Tuna also has the right of use of a ship wharf located adjacent to the property under a ten-year concession agreement that expires in 2013.  Kali Tuna believes that suitable additional space to accommodate its anticipated growth will be available in the future on commercially reasonable terms.

Baja leases buildings of approximately 65,000 square feet of working area, housing the main office building, building processing plant and two warehouses under a number of separate lease agreements that expire between September 2012 and October 2014.  Baja believes that suitable additional space to accommodate its anticipated growth will be available in the future on commercially reasonable terms.

Legal Proceedings

From time to time, we may be named in claims arising in the ordinary course of business. Currently, except as described below, no legal proceedings or claims are pending against us or our subsidiaries that could reasonably be expected to have a material adverse effect on our business and financial condition.

Financial Police of Ministry of Finance of the Republic of Croatia

During June 2008, the Financial Police of Ministry of Finance of the Republic of Croatia (FP) concluded an inspection of certain of the Company’s transactions and alleged the following underpayments of taxes and related interest:

•
Underpayment of value added taxes for calendar year 2006 and related interest, which total approximately $1.5 million, in connection with sales of tuna inventory by the Company to its 50%-owned subsidiary, Kali Tuna Trgovina, at its purchase cost.

•	Underpayment of tax on profit for the year ended June 30, 2007 and related interest, which totaled approximately $100,000, in connection with sales of tuna inventory by the Company to a related party.

The Company filed an appeal to contest these allegations. The claim was dismissed by the Appellate Body of Ministry of Finance. The dismissal did not terminate the process, but has obliged the Financial Authorities in Croatia to repeat the performed procedure, taking into account all facts and proof disclosed by Kali Tuna in their appeal.  In April 2010 FP repeated the allegations, while ignoring the obligations imposed by the Appellate Body. In May 2010, Company filed again an appeal to contest these repeated allegations. Company expects, based upon the facts and circumstances of the relevant transactions, to prevail and incur no material liability.

Croatian Customs Authorities

In February 2011, Croatian Customs Authorities (CA) declared us, together with another Croatian tuna farming entity (the “seller”), jointly liable for a tax debt totaling about $0.9 million related to the purchase of live tuna and some bait  that the seller sold to us. The tax debt consists of customs duties, value added tax and default interest which the CA allowed the seller not to pay based on the expected export of the live tuna. Since the seller instead sold the tuna locally to us, the duties, taxes and interest became payable immediately. Due to its insolvency and bankruptcy, the seller was only able to pay $0.1 million of the debt with the rest outstanding. Although we filed a complaint contesting the CA decree, we paid the $0.8 million in April, 2011 in order to avoid possible enforcement. We expect, based upon the facts and circumstances, that our appeal should ultimately prevail and the CA decree will be annulled.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following persons are our executive officers and directors as of the date hereof:

Below are the names and certain information regarding our executive officers and directors.  Officers are appointed by our board of directors (the “Board”).

Name	Age	Position
Oli Valur Steindorsson	37	Chairman, President and Chief Executive Officer
Daniel Zang	56	Chief Financial Officer and Secretary

James White	51	Director
Yukuo Takenaka	68	Director
Douglas Dunn	68	Director
Michael David Gault	42	Director

Oli Steindorsson has been our Chairman, President and Chief Executive Officer since June 30, 2010.  He has been a director of Kali Tuna since 2005.  Since 2004, he has been the Chief Executive Officer of Atlantis Group, a seafood trading company.  In addition, he has been a director and executive officer in the following privately held entities: Atlantis Chile: 2004 – 2007  (holding company for salmon farming company divested by Atlantis Group in 2006, subsidiary closed 2007); Atlantis Miami: 2004 – 2007 (seafood trading company, divested by Atlantis Group in 2007); Atlantis Japan: 2006 – current (seafood sales company); Atlantis Resources Australia: 2004 – current  (seafood trading, holding company); Coral Sea Fishing PTY ltd: 2007 – current (seafood processor, patent holder); KT doo Finance PTY ltd: 2004 – current (holding company); Havtorsk Sales AS; 2004 – current (seafood export company, cod farming); Kali Tuna Doo; 2006 – current (seafood export, tuna and pelagic fisheries, tuna farming); Baja Aquafarms SA de CV: 2004 - 2006 (seafood export, tuna farming, vessel operations). He has also been involved in the following real estate ventures: Phoenix Investments ltd (Iceland)  2004 – 2006 (developed several commercial and residential properties in Iceland, sold out April 2006); Phoenix Real Estate AS (Norway) 2004  - current (small scale real estate); Atlito PTY Ltd  (Australia) 2004 – current (small scale real estate, assets sold out 2007, 2008); Valkyrie Investments Pty Ltd (Australia) 2004 – current, Adiantum (Lithuania) 2008 – current (developing several commercial and residential land plots); Aurora Investments 2006 – current (holding company for shares in Atlantis Group, various financing activities to Atlantis Group). Mr. Steindorsson attended the University of Iceland where he earned a B.Sc. degree in Business Administration in 1998.  We believe that Mr. Steindorsson is uniquely qualified to be a director with his long background in the fishing industry as well as his extensive contacts in Japan and Japanese language abilities.

Daniel G. Zang was appointed Chief Financial Officer on June 30, 2010.  He had been a consultant to Kali Tuna since January 2010. Prior to joining us, he served as Controller and Treasurer since October 2007 and Controller since June 2007 of General Moly, Inc.  Mr. Zang served as Chief Financial Officer of Hubble Homes from June 2004 to April 2007.  Mr. Zang also served in various accounting positions for PeopleSoft/J.D. Edwards from June 1996 to June 2004.  Mr. Zang has over 30 years experience in Accounting, Auditing and Finance.  Mr. Zang was also employed by M.D.C. Holdings, Inc., Cyprus Minerals Company, Price Waterhouse and Fox & Company.  He holds a Bachelor of Science in Accountancy and he is a certified public accountant in the state of Colorado.

James White has been a director since January 2011.  He has been the Managing Partner and President of Baynes & White Inc., a consulting and actuarial firm, from May 1993 to the present.  Mr. White has served on the Board of Directors of Patricia Mining Corp. and Matamec Explorations Inc. and currently serves as a director and member of the audit committee of PC Gold Corp. and Auriga Gold Corp., all of which are Canadian public companies.  He is also a member of the compensation committee of Auriga Gold Corp.  We believe that Mr. White is qualified to serve on the Company’s Board of Directors due to his financial background and experience in the debt and equity markets.

Yukuo Takenaka has been a director since March 2011.  He has been the President of Takenaka Partners LLC, an investment banking firm, since 1989.  Mr. Takenaka is also currently a member of the Board of Directors of Carter Logistics LLC, and previously was a member of the Board of Directors of Eye Lighting International of North America and Hitachi Chemical Diagnostics, Inc.  Mr. Takenaka received a Bachelors degree in accounting from the University of Utah.  We believe that Mr. Takenaka is qualified to serve on the Company’s Board of Directors due to his financial background and investment banking experience.

Douglas Dunn has been a director since March 2011.  He has been the Managing Partner of Dunn Associates, a real estate investment firm, since 2006.  Mr. Dunn currently sits on the Board of Directors of Universal Stainless & Alloy Products, Inc. and Power Efficiency Corporation.  Mr. Dunn is a member of the audit committee and compensation committee of both companies.  Mr. Dunn received a PhD in business statistics from the University of Michigan, Ann Arbor.  We believe that Mr. Dunn is qualified to serve on the Company’s Board of Directors due to his business background and public company experience.

Michael David Gault has been a director since June 30, 2010.  He is one of the co-founders of Atlantis Group and has been the Chairman of that entity since 2006.  Since August 2008, he has been the Chief Executive Officer of Guardtime Ltd., a software company maintaining an infrastructure for data security in cloud computing.  He was a Managing Director at Barclays Capital  from April 2005 until August 2008 where he was responsible for developing financial products for the Japanese market.  From 1997 until 2005 he was a director at Credit Suisse.  Mr. Gault brings more than 20 years diverse experience including stints in the military, academia, engineering and financial derivatives.  He received a PhD in Electronic Engineering from the University of Wales.  We believe that he is uniquely qualified to be a director as a result of his extensive international contacts and his banking relationships.

Election and Removal of Directors

All of our directors are elected at our annual meeting of stockholders to hold office until the next annual meeting of stockholders and until their successor is elected and qualified, or until such director’s earlier death, resignation or removal. All of our officers serve at the pleasure of the Board, subject to their contractual rights.

Corporate Governance

Director Independence

The Board of Directors considers Messrs. Dunn, Takenaka and White independent directors as that term is defined under the Nasdaq Corporate Governance Rules.

Audit Committee

In March 2011, the Board of Directors established the Audit Committee.  The Audit Committee is composed of three Directors, Yukuo Takenaka (Chairman), Douglas Dunn and James White.  The Board has determined that each of the members of the Audit Committee is independent as that term is defined under the Nasdaq Corporate Governance Rules.  The Board has determined that Mr. Takenaka is an “audit committee financial expert” as defined by the SEC.

The Audit Committee is responsible for determining the adequacy of our internal accounting and financial controls, supervising matters relating to audit functions, reviewing and setting internal policies and procedures regarding audits, accounting and other financial controls, reviewing the results of our audit performed by the independent public accountants, and recommending the selection of independent public accountants.  The Audit Committee is in the process of adopting an Audit Committee Charter.

Compensation Committee

In March 2011, the Board of Directors established the Compensation Committee.  The Compensation Committee determines matters pertaining to the compensation and expense reporting of certain of our executive officers, and administers our stock option, incentive compensation, and employee stock purchase plans. The Compensation Committee is in the process of adopting a Charter of the Compensation Committee.  The Compensation Committee is presently composed of four Directors, David Gault (Chairman), Douglas Dunn, James White and Yukuo Takenaka.  Other than Mr. Gault, each has been determined by the Board to be independent as that term is defined under the Nasdaq Corporate Governance Rules and none of whom has been an employee of the Company.

Corporate Governance and Nominating Committee

In March 2011, the Board of Directors established the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is responsible for considering potential Board members, nominating Directors for election to the Board, implementing the Company’s corporate governance and ethics policies, and for all other purposes outlined in the Governance and Nominating Committee Charter, which is currently being drafted.  The Corporate Governance and Nominating Committee is composed of Douglas Dunn, James White and Yukuo Takenaka, each of whom the Board has determined to be independent as that term is defined under the Nasdaq Corporate Governance Rules and none of whom has been an employee of the Company.

EXECUTIVE COMPENSATION

The principal executive officer and principal financial officer of Lions Gate Lighting Corp. who resigned their positions on June 30, 2010, received no compensation through the year ended June 30, 2010. On June 30, 2010, Oli Steindorsson was appointed Chairman, President and Chief Executive Officer and Daniel Zang was appointed Chief Financial Officer and Secretary.  Their employment agreements commenced on July 1, 2010. Directors received no compensation during the year ended June 30, 2010.

The following table sets forth the compensation paid to the Company’s principal executive officer during the years ended June 30, 2010 and 2009.  None of the other executives of the Company were paid compensation that is required to be disclosed herein.

SUMMARY COMPENSATION TABLE(1)

Name and				Option
principal	Fiscal	Salary		Awards	Total
position	Year	($)		($)	($)
(a)	(b)	(c)		(f)	(j)

Oli Valur Steindorsson, Chairman, President and CEO	2010	129,194	(2)(3)	43,902	173,096

Robert Fraser, President and CEO(4)	2010	-0-			-0-
	2009	-0-			-0-

Daniel G. Zang, Chief Financial Officer	2010	-0-		16,486	16,486

(1)	In accordance with the rules and regulations of the Securities and Exchange Commission, the table omits columns that are not applicable.
(2)	Consists of compensation paid by Kali Tuna, the Company’s indirect wholly owned subsidiary.
(3)	Represents 678,810 Croatian Kunas using an average conversion rate of 5.262 Kunas to the U.S. Dollar.

(4)	Mr. Fraser resigned his position on June 30, 2010.

The following table sets forth outstanding equity awards at June 30, 2010 for each named executive officer:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Equity Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities Underlying	Securities Underlying	Securities Underlying	Option
Name and	Unexercised Options	Unexercised Options	Unexercised	Exercise	Option
principal	(#)	(#)	Unearned Options	Price	Expiration
position	Exercisable	Unexercisable	(#)	($)	Date
(a)	(b)	(c)	(d)	(e)	(f)
Oli Valur Steindorsson, Chairman, President and CEO (1)	133,333	666,667	666,667	$1.00	6/30/2013

Daniel G. Zang, Chief Financial Officer (1)	50,000	250,000	250,000	$1.00	6/30/2013
	183,333	916,667	916,667

(1)	With respect to each person, 1/6 of the options vested immediately; an additional 1/6 vests on the first anniversary of grant; 1/3 vests on each of the second and third anniversaries of grant.

Employment Agreements

Effective July 1, 2010, we entered into three-year employment agreements with Oli Valur Steindorsson, our Chairman, President and Chief Executive Officer, and Dan Zang, our Chief Financial Officer.

The term of each employment agreement will automatically be renewed for successive one-year terms unless either we or the employee provides, at least 90 days before the expiration day of the agreement, written notice to the other party that the agreement will not be renewed.

Mr. Steindorsson’s annual base salary is fixed at $250,000 and Mr. Zang’s is fixed at $179,000 which, in Mr. Zang’s case, included a $9,000 allowance for health insurance until we implemented a companywide health plan in May 2011. Annual reviews of both the base salary and bonuses, if any, are made at the Board’s discretion.  Mr. Steindorsson and Mr. Zang were also granted five-year options to purchase 800,000 shares and 300,000 shares of our common stock, respectively, exercisable at $1.00 per share.

Each agreement includes standard termination provisions that cover both “for cause” and “without cause” termination circumstances.  Specifically, we may terminate each employee’s employment during for cause as defined as follows:

(i)         the employee having, in our reasonable judgment, committed an act which if prosecuted and resulting in a conviction would constitute a fraud, embezzlement, or any felonious offense;

(ii)        the employee’s theft, embezzlement, misappropriation of or intentional and malicious infliction of damage to our property or business opportunity;

(iii)       the employee’s repeated abuse of alcohol, drugs or other substances as determined by an independent medical physician; or

In addition, each agreement provides that in the event of termination as a result of a change of control (as defined in the agreement), we will be required to pay the employee two times his annual salary in addition to fulfilling its obligations under the agreement.

Mr. Steindorsson’s agreement provides that he will spend no less than 80% of his time working for us.

Compensation of Directors

To date, none of our directors have received compensation in their capacity as directors.  We anticipate adopting a compensation plan for our non-executive directors that will include both cash and equity components for services to be granted at the discretion of the Board of Directors.  We reimburse directors for reasonable travel expenses to attend Board meetings.

Stock Option Plan

We do not currently have an option plan. However, it is expected that the Board will adopt a stock option plan that will provide for the issuance of up to 5,000,000 shares of common stock (the “Plan”).  Assuming that the Plan is ratified by our shareholders in accordance with applicable law, it is anticipated that under the Plan, options may be granted which are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986 or which are not intended to qualify as Incentive Stock Options thereunder.

The primary purpose of the Plan will be to attract and retain the best available personnel in order to promote the success of our business and to facilitate the ownership of our stock by employees.  In the event that the Plan is not ratified by shareholders, we may have considerable difficulty in attracting and retaining qualified personnel, officers, directors and consultants.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 7, 2011.  The table sets forth the beneficial ownership of (i) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of Common Stock; (ii) each director and executive officer; and (iii) all of our executive officers and directors as a group.  The number of shares owned includes all shares beneficially owned by such persons, as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares of Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days of May 23, 2011, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.  The address of each executive officer and director is c/o the Company, 1230 Columbia Street, Suite 1100, San Diego, CA 92101.

Name of Beneficial Owner	Number of Shares	Percentage(1)

Atlantis Group hf	30,000,000	50.5%
Storhofda 15
110 Reykjavik
Iceland
Oli Valur Steindorsson (2)	34,366,666	56.9%
Douglas Dunn	-0-	-0-
Michael David Gault (3)	30,000,000	50.5%
James White	-0-	-0-
Yukuo Takenaka	-0-	-0-
Dan Zang (4)	100,000	*
MotoMax C.V.	3,000,000	4.9%
Boulevard 10 de Mayo PTE No. 116
Los Mochis Sinaloa
Mexico
Salander Holdings	7,000,000	11.8%
4 V Dimech Street
Floriana Frn 1504
Malta
Executive Officers and Directors as a Group (four persons)	34,466,666	56.9%

* Denotes less than 1%

(1)
Beneficial ownership percentages are calculated based on 59,412,066 shares of Common Stock issued and outstanding as of May 23, 2011.  Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The number of shares beneficially owned by a person includes shares of Common Stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 23, 2011.  The shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable, unless otherwise noted in the applicable footnote.

(2)
Includes 30,000,000 shares owned by Atlantis Group HF (“Atlantis”) of which Mr. Steindorsson may be deemed to be the beneficial owner in his capacity as Chief Executive Officer of that entity.  Mr. Steindorsson disclaims beneficial ownership in the shares owned by Atlantis.  In addition, includes 400,000 shares and 80,000 shares issuable upon exercise of warrants held by Aur Capital Inc. of which Mr. Steindorsson may be deemed a control person.  It further includes 2,980,000 shares and 640,000 shares issuable upon the exercise of warrants held by Aurora Investments Ltd. of which Mr. Steindorsson may be deemed a control person.  Also includes 133,333 shares issuable upon currently exercisable options and 133,333 shares issuable upon exercise of options that will become exercisable within 60 days.  Does not include 533,334 shares issuable upon exercise of options that vest thereafter.

(3)
Consists of 30,000,000 shares owned by Atlantis of which Mr. Gault may be deemed to be the beneficial owner in his capacity as Chairman of that entity.  Mr. Gault disclaims beneficial ownership in the shares owned by Atlantis.

(4)
Consists of shares issuable upon exercise of 50,000 currently exercisable options and 50,000 options that will become exercisable within 60 days.  Does not include 200,000 shares issuable upon exercise of options that vest thereafter.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been included for quotation on the OTC Bulletin Board under the stock symbol “UMAM” since August 20, 2010.  Prior thereto, it was included for quotation on the OTC Bulletin Board traded under the symbol “LNLT”.

The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board for the periods indicated.  No quotes were available for prior periods.  Over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions.  Particularly since our common stock is traded infrequently they may not necessarily represent actual transactions or a liquid trading market.

Year Ended June 30, 2010	HIGH	LOW
Third Quarter	$0.08	$0.06
Fourth Quarter	$1.30	$0.08

Year Ended June 30, 2011	HIGH	LOW
First Quarter	$4.25	$1.53
Second Quarter	$4.25	$1.78
Third Quarter	$3.29	$1.60

On May 25, 2011, the closing price for our common stock on the OTC Bulletin Board was $3.00 per share.

Number of Stockholders

As of May 23, 2011, there were approximately 117 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.

Selling Stockholder	Shares Beneficially Owned Prior to Offering*		Shares to be Sold in Offering	Shares Beneficially Owned After Offering	Percentage Beneficial Ownership After Offering

Bart Hilton Matusow	60,000	(1)	60,000	-0-	-0-
Paul Rhodes	72,000	(2)	72,000	-0-	-0-
Robert Siddons	60,000	(1)	60,000	-0-	-0-
Peter Cotton	60,000	(1)	60,000	-0-	-0-
Joeri Jan Louis Jacobs	600,000	(3)	600,000	-0-	-0-
Sherrie Ann Pollock	30,000	(4)	30,000	-0-	-0-
John Pollock	30,000	(4)	30,000	-0-	-0-
The Royal Trust Company SA	240,000	(5)	240,000	-0-	-0-
Motomax SA de CV	3,000,000	(6)	3,000,000	-0-	-0-
Salander Holdings Ltd.	7,000,000	(7)	7,000,000	-0-	-0-
BTA Tuna LLC	600,000	(8)	600,000	-0-	-0-
Felicia Ross	675,000	(9)	675,000	-0-	-0-
Gretchen Ross	2,850,000	(10)	2,850,000	-0-	-0-
Siegfried Jansen	90,000	(11)	90,000	-0-	-0-
Eduardo Cabrera	90,000	(12)	90,000	-0-	-0-
Victoria Ross	777,000	(13)	777,000	-0-	-0-
William Grossholz	100,000		100,000	-0-	-0-
Negotiart of America, LLC	1,000,000	(14)	1,000,000	-0-	-0-
Ocean Spray Group LLC	1,324,000	(15)	1,324,000	-0-	-0-
Jones Gable & Company Limited	323,400	(16)	323,400	-0-	-0-
Robert Fraser	100,000		100,000	-0-	-0-
William Ball	180,000	(17)	180,000	-0-	-0-
Dror Yehuda	20,000	(18)	20,000	-0-	-0-
The John Francis Kneisel Rev. Trust	40,000	(19)	40,000	-0-	-0-
John F. Kneisel	20,000	(18)	20,000	-0-	-0-
Bruce Eisen	60,000	(20)	60,000	-0-	-0-
David Ashear	20,000	(18)	20,000	-0-	-0-
Gerald and Barbara Moreland	80,000	(21)	80,000	-0-	-0-
Joseph Santoro	60,000	(20)	60,000	-0-	-0-
Robert Mancuso	200,000	(22)	200,000	-0-	-0-
Thomas Shafran	40,000	(23)	40,000	-0-	-0-
Jackie Scaba	40,000	(23)	40,000	-0-	-0-
Fred and Debra Harris	20,000	(18)	20,000	-0-	-0-
Ashwin Butala	20,000	(18)	20,000	-0-	-0-
Mark Dady	40,000	(23)	40,000	-0-	-0-
Larry Wattenberg	20,000	(18)	20,000	-0-	-0-
Arthur Sereno	600	(24)	600	-0-	-0-
David Perez	200	(24)	200	-0-	-0-
Krishna Darooka	1,400	(24)	1,400	-0-	-0-
Paul Abate	800	(24)	800	-0-	-0-
Peter Torabkhan	800	(24)	800	-0-	-0-
Robert Buffington	800	(24)	800	-0-	-0-
Angelo Vitale	2,000	(24)	2,000	-0-	-0-
Alex Mayers	133,332	(25)	133,332	-0-	-0-
Vitale Capital Management Group	20,000	(26)	20,000	-0-	-0-
Anserfone Inc.	40,000	(27)	40,000	-0-	-0-
Beenish Ikram	40,000	(23)	40,000	-0-	-0-
Blair Zurn	40,000	(23)	40,000	-0-	-0-
Douglas Cisneros	20,000	(18)	20,000	-0-	-0-
Dwight Paulsen	60,000	(20)	60,000	-0-	-0-
Franklin Wang	40,000	(23)	40,000	-0-	-0-
Gregory Stewart	40,000	(23)	40,000	-0-	-0-
H. Boyd and Deborah Harris	20,000	(18)	20,000	-0-	-0-
Hirendra and Sandra Dave	20,000	(18)	20,000	-0-	-0-
James and Patrice Vining	20,000	(18)	20,000	-0-	-0-
Jayshree Shah and Vinit Shah	20,000	(18)	20,000	-0-	-0-
Jose Reboredo	40,000	(23)	40,000	-0-	-0-
Michael Holl	20,000	(18)	20,000	-0-	-0-
Perry Berg	80,000	(21)	80,000	-0-	-0-
Ralph and Huong Attanasi	20,000	(18)	20,000	-0-	-0-
Ramji and Neeru Gupta	20,000	(18)	20,000	-0-	-0-
Ray Cappadona	20,000	(18)	20,000	-0-	-0-
Joe Pazmino	200	(24)	200	-0-	-0-
Matthew Meehan	400	(24)	400	-0-	-0-
Edward Daigneau	7,400	(24)	7,400	-0-	-0-
Hamza Shaikh	3,533	(24)	3,533	-0-	-0-
Luigi Vultaggio	1,200	(24)	1,200	-0-	-0-
Robert Costomiris	400	(24)	400	-0-	-0-
Raffaele Gambardella	2,600	(24)	2,600	-0-	-0-
Shadi Barakat	200	(24)	200	-0-	-0-
Victor Sedaka	10,200	(24)	10,200	-0-	-0-
Charles Desenberg & Phyllis Beer	40,000	(23)	40,000	-0-	-0-
Daniel Boone	40,000	(23)	40,000	-0-	-0-
Dorinne Tal	40,000	(23)	40,000	-0-	-0-
Davex LLC	120,000	(28)	120,000	-0-	-0-
Guy Mercer	40,000	(23)	40,000	-0-	-0-
Jagdish Bansal	20,000	(18)	20,000	-0-	-0-
Jeffrey Manca	20,000	(18)	20,000	-0-	-0-
Daniel Zang	50,000	(29)	50,000	-0-	-0-
Stephen Blaser	40,000	(23)	40,000	-0-	-0-
Farhad Torabkhan & Douglas Cisneros	20,000	(18)	20,000	-0-	-0-
Suboroto & Somaletha Bhattacharya	20,000	(18)	20,000	-0-	-0-
Brian Brooks	60,000	(20)	60,000	-0-	-0-
Michael Cunnigham & Brian Cunningham	120,000	(30)	120,000	-0-	-0-
Thomas Dunlop & Vicki Dunlop	20,000	(18)	20,000	-0-	-0-
Shreya Jhaveri and Bharat Jhaveri	20,000	(18)	20,000	-0-	-0-
Barbara Mishan	40,000	(23)	40,000	-0-	-0-
Richard Hemingway and Judy Hemingway	40,000	(23)	40,000	-0-	-0-
Ornella Di Manno	40,000	(23)	40,000	-0-	-0-
Fermo Jaeckle	40,000	(23)	40,000	-0-	-0-
Endeavor Capital Holdings Group	872,000	(31)	872,000	-0-	-0-
David Oved	40,000	(23)	40,000	-0-	-0-
Isaac Oved	40,000	(23)	40,000	-0-	-0-
Joseph and Mary Oved	80,000	(21)	80,000	-0-	-0-
Michael Oved	40,000	(23)	40,000	-0-	-0-
Oved Brothers Realty	80,000	(21)	80,000	-0-	-0-
Melanie Wong	60,000	(20)	60,000	-0-	-0-
Jerrold Kurtz	80,000	(21)	80,000	-0-	-0-
Seaside 88, LP	1,000,000	(33)	1,000,000	-0-	-0-
Maria Valliades	20,000	(18)	20,000	-0-	-0-
Alfred Galiani	40,000	(23)	40,000	-0-	-0-
Kirk Galiani	40,000	(23)	40,000	-0-	-0-
Leon Gugel	40,000	(23)	40,000	-0-	-0-
Elisabeth Anton	40,000	(23)	40,000	-0-	-0-

Total	23,989,465		23,989,465

•
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.  Unless otherwise indicated, for each selling stockholder, the number of shares beneficially owned prior to this offering consists of shares of common stock currently owned by the selling stockholder as well as an equal number of shares of common stock issuable upon the exercise of warrants

(1)	Includes 10,000 shares issuable upon exercise of warrants.
(2)	Includes 12,000 shares issuable upon exercise of warrants.
(3)	Includes 100,000 shares issuable upon exercise of warrants.
(4)	Includes 5,000 shares issuable upon exercise of warrants.
(5)	Includes 40,000 shares issuable upon exercise of warrants. Fred Baker has voting and dispositive power over the shares held by the Royal Trust.
(6)	Vilhelm Gudmundsson has voting and dispositive power over the shares held by Motomax. Mr. Gudmundsson is the Chief Executive Officer of Baja Aqua Farms, a subsidiary of the Company.
(7)	Gunnhildur Robertsdottir has voting and dispositive power over the shares held by Salander.
(8)	Includes 100,000 shares issuable upon exercise of warrants. Dan Watkoske has voting and dispositive power over the shares held by BTA Tuna.
(9)	Includes 112,500 shares issuable upon exercise of warrants.
(10)	Includes 475,000 shares issuable upon exercise of warrants.
(11)	Includes 15,000 shares issuable upon exercise of warrants.
(12)	Consists of shares issuable upon exercise of warrants.
(13)	Includes 87,500 shares issuable upon exercise of warrants.
(14)	John Isaac has voting and dispositive power over the shares held by Negotiart in his capacity of President of that entity.
(15)	Frederick Kempson, a former director of the Company, in his capacity as director of Ocean Spray, has voting and dispositive power over the shares held by that entity.
(16)
Don Ross, in his capacity as President of Jones Gable, has voting and dispositive power over the shares held by that entity.  Jones Gable is a Canadian registered broker dealer.  The shares it owns were issued as a placement agent fee in connection with a financing transaction by the Company.  There are no agreements or understandings, directly or indirectly with any person to distribute these shares.

(17)	Includes 30,000 shares issuable upon exercise of warrants.
(18)	Includes 10,000 shares issuable upon exercise of warrants.
(19)	Includes 20,000 shares issuable upon exercise of warrants. Edmund Kneisel has voting and dispositive power over these shares in his capacity as trustee of the trust.
(20)	Includes 30,000 shares issuable upon exercise of warrants.
(21)	Includes 40,000 shares issuable upon exercise of warrants.
(22)	Includes 100,000 shares issuable upon exercise of warrants.
(23)	Includes 20,000 shares issuable upon exercise of warrants.
(24)	Consists of shares issuable upon exercise of warrants.
(25)	Includes 66,666 shares issuable upon exercise of warrants.
(26)	Includes 10,000 shares issuable upon exercise of warrants. Angelo Vitale, in his capacity as President, has voting and dispositive power over the shares held by this entity.

(27)	Includes 20,000 shares issuable upon exercise of warrants. Stan Cooper, in his capacity as President, has voting and dispositive power over the shares held by this entity.
(28)	Includes 60,000 warrants issuable upon exercise of warrants. David Floyd, in his capacity of Manager, has voting and dispositive power over the shares held by this entity.
(29)
Consists of shares issuable upon exercise of vested options.  Figure in the column entitled “Shares Beneficially Owned after Offering” does not include 250,000 shares issuable upon exercise of unvested options.  Mr. Zang is our Chief Financial Officer.

(30)	Includes 60,000 shares issuable upon exercise of warrants.
(31)
Consists of shares issuable upon exercise of warrants.  Jon DeMichiel, in his capacity as President of Endeavor, has voting and dispositive power over securities held by that entity.  Endeavor is a registered broker dealer.  The warrants it owns were issued as a placement agent fee in connection with a financing transaction by the Company.  There are no agreements or understandings, directly or indirectly with any person to distribute these warrants or the shares issuable upon exercise thereof.

(32)	Includes 20,000 shares issuable upon exercise of warrants. Isaac Oved, in his capacity of President of Oved Brothers, has voting and dispositive power over the securities held by that entity.
(33)	William Ritger, in his capacity of Manager of the General Partner, has voting and dispositive power over the shares owned by that entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related parties are those parties which have influence with Umami and our subsidiaries directly or indirectly, either through common ownership or other relationship.  We have had transactions with Atlantis, including its wholly owned subsidiaries (“Atlantis Subsidiaries”) and Aurora Investments ehf (“Aurora”, a shareholder of Umami which is indirectly owned by our Chief Executive Officer who is also a Director).

Financing transactions

During July and September 2010, we entered into a Line of Credit agreement and an amendment to the agreement, with Atlantis (the “Atlantis Agreement”), providing for a $15 million loan facility consisting of two components: a line of credit for the amount of $9.9 million and a term loan of $5.1 million.  Through March 31, 2011, the amounts advanced under the Atlantis Agreement was approximately $18.6 million, which was used for the purchase of Baja along with the financing of Baja's and Kali Tuna's operations, and for Umami corporate expenses. Atlantis was allowed to collateralize amounts owed by a pledge of certain of our inventory.  While we exceeded the borrowing limit on the original credit facility, we were not in default as Atlantis consented to exceeding the loan facility up to $20 million.  Funds advanced under the facility accrued interest at the rate of 1% per month which was earned monthly.  Interest expense for the nine months ended March 31, 2011 was $1.0 million and was added to the outstanding loan balance.  Cash payments of $500,000 were made against the outstanding balance.

In July 2010, we entered into an agreement with Aurora (the “Aurora Note”), for loans totaling $2.3 million made to Umami. Funds advanced under the Aurora Note accrue interest at the rate of 1% per month and are payable monthly.  In the event the interest is not paid monthly such amounts may be deferred, however the rate of interest changes to 1.5% per month for amounts accrued but unpaid. The amounts advanced under the Aurora Notes were used for the purchase of the initial 33% of Baja along with the financing of Baja's and Kali Tuna's operations, and for Umami corporate expenses.  At March 31, 2011 no further amounts may be drawn under the Aurora Note.  Interest expense for the nine months ended March 31, 2011 was $300,000. For the nine months ended March 31, 2011 we had paid $1.3 million in principal and interest on the Aurora Note.  The remaining balance of this Aurora Note will be settled against amounts receivable from sales of Bluefin Tuna from an Atlantis subsidiary (see below).

On February 11, 2011, Atlantis and Aurora agreed to refinance the amounts due from us.  As part of the refinancing, Aurora assumed $8.0 million of the amounts due to Atlantis from us.  We consented to the refinancing as we believe that the terms of the resulting agreements are at least as favorable as under the individual agreements and extend the maturities of the amounts due to our benefit.

In connection with the refinancing, we issued new notes.  The notes are due as follows: $4.0 million on or before March 31, 2012 with the remaining $4.0 million due from January 31, 2013 to March 31, 2013.  The notes bear interest at 1% per month, payable monthly, until March 31, 2012 at which time any outstanding balances will be assessed monthly interest of 1.25%.  While the notes may be prepaid, any prepayment is subject to certain restrictions while the borrowings related to the October 7, 2010 notes  are outstanding.

On March 15, 2011 Atlantis agreed to settle $8.9 million of the remaining outstanding balance owed on the Atlantis Agreement against a portion of the outstanding account receivable balance at that date for fish sold by us to an Atlantis subsidiary.  Additions to the loan for interest of $0.4 million for the quarter ended March 31, 2011 resulted in a note balance outstanding at March 31, 2011 of $0.9 million.  The remaining balance of the Atlantis note will be settled against amounts receivable from sales of Bluefin Tuna from an Atlantis subsidiary (see below).

Sales of Bluefin Tuna

For the nine months ended March 31, 2011, an Atlantis subsidiary has purchased a total of $44.8 million (including $4.0 million prior to the completion of the acquisition of Baja) of Bluefin Tuna from our operations.  At March 31, 2011, the Atlantis subsidiary owed $12.3 million to us relative to such sales.  The devastation to the Japanese infrastructure and commerce caused by the earthquake, tsunami and nuclear damage, has disrupted payments related to the amounts owed to us.  From March 31, 2011 through May 11, 2011 we have received $3.9 million related to the outstanding accounts receivable.  Of the remaining amounts due the next $5.4 million received will be retained by Umami for working capital purposes.  Final collection of $3.0 million will be utilized to settle the remaining $0.9 million due under the Atlantis Agreement, $1.3 million will be utilized to settle the remaining balance of the Aurora Note and $0.8 million will be utilized to settle the commissions due under the Sales Agency agreement (see below).

While the amounts are by their original terms past due, we expect to receive all amounts owed by the Atlantis Subsidiary by the end of May 2011.  Atlantis has unconditionally guaranteed payments of all amounts due from its subsidiary.  Additionally, Aurora has agreed to exchange amounts owed to it under the New Aurora Notes for equal amounts of accounts receivable from the Atlantis Subsidiary in the event Atlantis or the Atlantis subsidiary are unable to pay the amounts due to Umami.  Accordingly, Umami would not suffer a financial loss related to the non-payment of amounts due from the Atlantis subsidiary.

Sales agency agreement

Contemporaneously with the completion of the Share Exchange, we entered into a sales agency agreement with Atlantis.  Under the terms of the agreement, Atlantis was granted the exclusive right to sell, on our behalf, all of our Northern Bluefin Tuna products into the Japanese market. We will pay to Atlantis a commission of 2% of all net sales proceeds from frozen sales under the agreement.  The agreement may be terminated at any time by either party upon six months prior notice. In addition, it may be terminated immediately by us if Atlantis defaults in its obligations under the agreement following a 21-day notice and cure period.

For the nine months ended March 31, 2011, substantially all of our sales were covered by this agreement.  Commissions totaling $1.0 million have been incurred. At March 31, 2011, $0.8 million of the commissions are outstanding and will be settled against amounts receivable from sales of Bluefin Tuna from an Atlantis subsidiary (see above).

Call Option Agreement

Contemporaneously with the completion of the Share Exchange, we entered into a call option agreement that initially granted us, until December 1, 2010, the right to purchase from Atlantis the following assets at the prices set forth below.

•
The patent and the U.S. ownership rights to Freshtec, a method to treat food, fish and meat to improve storage durability of the food being treated, at an option price of $2.3 million.  The patent application is pending.

•	Factory equipment for food processing, packaging and processing using the Freshtec method, at an option price of $1.5 million.

•
Farming concession for up to 1,000 tons stocking rights for striped sea bass, yellow tail tuna and king fish with necessary farming equipment, at Todos Santos, Mexico, at an option price of $1.5 million.

•	The entire share capital in Havetorsk AS, Mausund, Norway, a Norwegian cod farming company, at an option price of $7.0 million.

Atlantis extended the date for the exercise of the options of the above except the Norwegian cod farming operation until the end of March 2011.  In January we exercised the option and authorized our management to negotiate financing terms with Atlantis to acquire the above (except for the Norwegian cod farming company) . The companies are still in negotiations on financing terms.    The option for the Norwegian cod farming operation has expired.

Other

We purchased certain farming assets from an Atlantis Subsidiary for $300,000 prior to June 30, 2010.  Such amount was added to the amounts due under the Atlantis Agreement. We reimburse Atlantis for certain services provided to us as well as out of pocket expenses paid on our behalf.  For the nine months ended March 31, 2011 a total of $500,000 were billed for services and reimbursements which were added to the amounts owing under the Atlantis Agreement.

Additionally, Atlantis has provided loan guarantees and other credit support through its banking relationships and has in the past pledged Umami shares owned by them as collateral for certain financing transactions with private party lenders.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 100,000,000 shares of common stock, $.001 par value per share, of which 59,412,066 shares were issued and outstanding as of May 17, 2011.

The following description is a summary and is qualified in its entirety by our Certificate of Incorporation and By-laws as currently in effect.

Common Stock

Each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this prospectus, we have not paid any dividends on our common stock, and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Holders of common stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of common stock can elect all of our directors if they choose to do so.

The holders of our common stock have no preemptive, subscription, conversion or redemption rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our assets pro rata.

Warrants

We are including in this prospectus for resale shares of our common stock issuable upon exercise of the following warrants. The following description is a summary of the warrants and is qualified in its entirety by the form of each set of warrants.

•
From June 30, 2010 through August 10, 2010, in connection with a private placement of our securities, we issued five-year warrants to purchase 1,744,000 shares of our common stock at $2.00 per share.  We also issued warrants to purchase 872,000 shares of common stock in placement agent fees on the same terms.

•
On October 7, 2010, we issued five-year warrants to purchase 2,981,000 shares of our common stock at $1.50 per share for 1,000,000 shares and $1.00 per share for the balance of the shares.  The warrants were issued to a lender in a loan transaction.   The exercise price of these warrants is subject to adjustment if we issue shares of our common stock at a price below the exercise of the warrants in accordance with a formula set forth in the warrants.  The warrants may also be exercised on a cashless basis at any time.

•
On October 20, 2010, we issued five-year warrants to purchase 1,000,000 shares of our common stock at $1.80 per share.  We also issued warrants to purchase 100,000 shares of common stock in placement agent fees.

•
Between October 28, 2010 and November 18, in connection with a private placement of our securities, we issued five-year warrants to purchase 1,666,666 shares of our common stock at $1.80 per share.  The Company received gross proceeds of $2.5 million in the transaction.  In connection with the issuances, we also issued placement agents warrants to purchase an aggregate of 283,333 shares of the Company’s common stock on the same terms as the warrants sold in the private placement.  The exercise price of these warrants is subject to adjustment as follows:

(i)
In the event that we complete a public offering of our common stock resulting in gross proceeds of $5,000,000 or more on or before June 30, 2011, and the price per share of the securities sold in the offering is less than $2.50, then the warrant exercise price will adjusted to be equal to 120% of the greater of (a) the product of the offering price and .6 and (b) $1.00, subject to subsequent adjustments.

(ii)
In the event that we do not complete a public offering on or before December 31, 2010, and the average closing price of our common stock for each trading day in June 2011 is less than $2.50, then the warrant exercise price will be adjusted to be equal to 120% of the greater of (a) the product of the average trading price and .6 and (b) $1.00, subject to subsequent adjustment.

Options

We are including in this prospectus for resale 50,000 shares of our common stock issuable upon exercise of options held by one of our executive officers.  These options were granted in June 2010 and are exercisable at $1.00 per share for a period of five years from the grant date.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company 17 Battery Place, 8th Floor New York, NY  10004.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “ Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “ Securities Act ”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock has been passed upon by Louis A. Brilleman, P.C., New York, New York.

EXPERTS

Our consolidated balance sheets as of June 30, 2010 and 2009 and the related consolidated statements of operations, equity, and cash flows for the years then ended included in this Prospectus have been audited by Ramirez International, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated and combined balance sheets of Baja Aqua Farms, S.A. De C.V. and Subsidiaries and Affiliates as of December 31, 2009 and 2008, and the related consolidated and combined statements of operations, consolidated and combined changes in stockholders’ equity and consolidated and combined cash flows for the years then ended included in this Prospectus have been audited by RSM Bogarin, Erhard, Padilla, Alvarez & Martinez, S.C. as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The balance sheet of Oceanic Enterprises, Inc., as of December 31, 2009 and 2008 and the related statement of operations, changes in stockholders’ equity, and cash flows for the years then ended included in this Prospectus have been audited by James T. Gaunce, CPA & Associates as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 25, 2010, we dismissed our auditors, Madsen & Associates, CPA’s Inc. (the "Former Accountant").  Effective August 26, 2010, we engaged Ramirez Jimenez International, formally known as Ramirez International ("Ramirez "), as our independent certified public accountant.  Our decision to dismiss the Former Accountant and retain Ramirez was approved by our Board of Directors on July 29, 2010.

The Former Accountant’s report on the financial statements for the fiscal years ended February 29, 2009 and February 28, 2010 was not subject to an adverse or qualified opinion or a disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles for the fiscal years then ended, except that the Former Accountant’s report on the financial statements as of February 29, 2009 and February 28, 2010 contained explanatory language that substantial doubt existed about our ability to continue as a going concern due to our need for additional working capital for our planned activity and to service our debt.

During the two most recent fiscal years and any subsequent interim period there were no reportable events as the term is described in Item 304(a)(1)(iv) or (v) of Regulation S-K.

During the two most recent fiscal years and any subsequent interim period there were no disagreements with the Former Accountant on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of the Former Accountant would have caused it to make reference to the subject matter of the disagreements in connection with its reports on these financial statements for those periods.

We did not consult with Ramirez regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by Ramirez that was a factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues.

On January 31, 2011, we dismissed Ramirez as our independent registered public accounting firm and appointed McGladrey & Pullen LLP as our new independent registered public accounting firm.  The decision to dismiss Ramirez and to retain McGladrey & Pullen LLP was approved by our Board of Directors on January 31, 2011.

Ramirez’s report on our consolidated financial statements for the fiscal years ended June 30, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  During our fiscal years ended June 30, 2010, June 30, 2009 and through January 31, 2011, there were no disagreements with Ramirez on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ramirez’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such period.

During our years ended June 30, 2010 and 2009 and through January 31, 2011, there were no “reportable events” (hereinafter defined) requiring disclosure pursuant to Item 304(a)(1)(iv) and (v) of Regulation S-K.  As used herein, the term “reportable event” means any of the items listed in paragraphs (a)(1)(iv) and (v)(A)-(D) of Item 304 of Regulation S-K.

During our fiscal years ended June 30, 2010 and 2009 and through January 31, 2011, neither we nor anyone on our behalf consulted McGladrey & Pullen LLP  regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that McGladrey & Pullen LLP  concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)

INDEX TO FINANCIAL STATEMENTS

YEARS ENDED JUNE 30, 2010 AND 2009

PAGE

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	F-1

CONSOLIDATED BALANCE SHEETS JUNE 30, 2010 AND 2009	F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2010 AND 2009	F-3

CONSOLIDATED STATEMENTS OF EQUITY FOR THE TWO YEARS ENDED JUNE 30, 2010	F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JUNE 30, 2010 AND 2009	F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-6 - F-14

NINE MONTHS ENDED MARCH 31, 2011 AND 2010

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2011 AND JUNE 30, 2010 (UNAUDITED)	F-15

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)	F-16

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)	F-17

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)	F-18 - F-36

BAJA AQUA FARMS, S.A. DE C.V. AND SUBSIDIARIES AND AFFILIATES
(A 99.98%-owned subsidiary of Ausa Ehf)

YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE

INDEPENDENT AUDITORS’ REPORT	F-39 - F-40

CONSOLIDATED AND COMBINED BALANCE SHEETS	F-41

CONSOLIDATED AND COMBINED INCOME STATEMENTS	F-42

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY	F-43

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS	F-44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-45 - F-53

AS OF SEPTEMBER 30, 2010
(Unaudited)

STATEMENT OF FINANCIAL POSITION	F-54

STATEMENTS OF OPERATIONS	F-55

STATEMENTS OF CASH FLOWS	F-56

OCEANIC ENTERPRISES, INC.

FKA: Agritrade USA, Inc.
DBA: Midway Services

FOR THE YEARS ENDING DECEMBER 31, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Umami Sustainable Seafood Inc. (formerly Lions Gate Lighting Corp.)

We have audited the accompanying consolidated balance sheets of Umami Sustainable Seafood Inc. (Company) as of June 30, 2010 and 2009 and the related consolidated statements of operations, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Umami Sustainable Seafood Inc. as of June 30, 2010 and 2009, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/RAMIREZ INTERNATIONAL
Financial & Accounting Services, Inc.

Irvine, California
October 20, 2010

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)

	June 30, 2010	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$215	$1,421
Accounts receivable, escrow agent	1,635	-
Accounts receivable, trade	64	238
Accounts receivable, related party	424	-
Inventories	19,767	20,324
Other current assets	781	1,374
Total current assets	22,886	23,357

Property and equipment, net	8,672	8,561
Other assets	11	18
Total assets	$31,569	$31,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$12,700	$12,076
Borrowings from shareholder	-	560
Accounts payable, trade	1,812	2,888
Accounts payable to related parties	-	3,559
Accrued liabilities	634	642
Income taxes payable	157	483
Deferred income taxes	135	201
Total current liabilities	15,438	20,409
Derivative warrant liability	697	-
Obligations under capital leases	28	19
Total liabilities	16,163	20,428

Commitments and contingencies (Note 13)

Stockholders’ equity:
Common stock $0.001 par value, 100,000 shares authorized
45,261and 30,000 shares issued and outstanding at June 30, 2010 and June 30, 2009, respectively	45	30
Additional paid-in capital	6,308	(26)
Retained earnings	7,514	7,073
Accumulated other comprehensive income	2,401	3,966
Total Umami stockholders’ equity	16,268	11,043
Noncontrolling interests in VIE’s:
Lubin	(1,812)	(909)
BTH Joint Venture	950	1,374
Total noncontrolling interest	(862)	465
Total equity	15,406	11,508
Total liabilities and stockholders’ equity	$31,569	$31,936

The accompanying notes are an integral part of these Consolidated Financial Statements.

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Years Ended
	June 30, 2010	June 30, 2009

Net revenue	$25,326	$24,070
Cost of goods sold	(20,074)	(16,924)

Gross profit	5,252	7,146

Other operating income	46	110
Selling, general and administrative expenses	(3,094)	(1,422)

Operating income	2,204	5,834

Gain (loss) from foreign currency transactions	(1,700)	(3,176)
Interest income	6	62
Interest expense	(987)	(710)
Income (loss) before provision for income taxes	(477)	2,010
Income tax provision	(462)	(510)
Net income (loss)	(939)	1,500
Add net losses (income) attributable to the non-controlling interests:
Lubin	1,106	799
BTH Joint Venture	274	(169)
Net income attributable to Umami stockholders	$441	$2,130

Basic and diluted net income per share attributable to Umami stockholders	$0.01	$0.07
Weighted-average shares outstanding, basic and diluted	30,042	30,000

The accompanying notes are an integral part of these Consolidated Financial Statements.

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Currency Translation Adjustments	Total Umami Stockholders’ Equity	Non-Controlling Interest in VIE		Total Equity
	Shares	Amount					Lubin	BTH

Equity July 1, 2008	30,000	$30	$(26)	$4,943	$5,023	$9,970	$(100)	$257	$10,127
Transfer from non-controlling interests								1,138	1,138
Distribution to non-controlling interest								(188)	(188)
Comprehensive income:
Net income (loss)				2,130		2,130	(799)	169	1,500
Translation adjustments					(1,057)	(1,057)	(10)	(2)	(1,069)
Total comprehensive income:						1,073	(809)	167	431
Equity June 30, 2009	30,000	30	(26)	7,073	3,966	11,043	(909)	1,374	11,508
Shares issued for recapitalization on June 30, 2010	7,450	7	(7)
Issuance of common stock and warrants	7,811	8	6,978			6,986			6,986
Reclassification of derivative warrant liability			(697)			(697)			(697)
Stock-based compensation expense			60			60			60
Comprehensive income:
Net income (loss)				441		441	(1,106)	(274)	(939)
Translation adjustments					(1,565)	(1,565)	203	(150)	(1,512)
Total comprehensive income (loss)						(1,124)	(903)	(424)	(2,451)
Equity June 30, 2010	45,261	$45	$6,308	$7,514	$2,401	$16,268	$(1,812)	$950	$15,406

The accompanying notes are an integral part of these Consolidated Financial Statements.

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended
	June 30, 2010	June 30, 2009
Operating activities
Net income (loss)	$(939)	$1,500
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	1,153	959
Stock-based compensation	60	-
Deferred income tax	5	40

Changes in assets and liabilities:
Accounts receivable, trade	150	50
Inventories	(1,894)	(3,007)
Other current assets	245	57
Accounts payable, trade	(1,071)	(6,368)
Income taxes payable	(236)	228
Other current liabilities	224	1,047

Net cash used in operating activities	(2,303)	(5,494)

Investing activities
Purchases of fixed assets	(2,405)	(1,561)
Proceeds from sale of equipment	8	95

Net cash used in investing activities	(2,397)	(1,466)

Financing activities
Dividends paid	-	(220)
Shareholder loans	11,790	-
Repayments of long-term liabilities	(19)	(9)
Repayments of shareholder loans	(12,572)	(32)
Borrowings	24,151	11,080
Repayments of borrowings	(21,927)	(5,000)
Repayment of accounts payable to related parties	(3,200)	-
Escrow deposit in connection with letter of credit	-	(83)
Proceeds on the issuance of common stock and warrants	5,351	-

Net cash provided by financing activities	3,574	5,736

Subtotal	(1126)	(1,224)

Effects of exchange rate changes on the balances of cash held in foreign currencies	(80)	(375)
Cash and cash equivalents at beginning of year	1,421	3,020

Cash and cash equivalents at end of year	$215	$1,421

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	956	610
Income taxes	691	314
Non cash financing activities:
BTH livestock contribution to Joint Venture	-	1,138
New lease of capital equipment	34	-
Advance received by related party	5,000	-
Equity proceeds received by escrow agent	1,635	-

The accompanying notes are an integral part of these Consolidated Financial Statements.

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of business

Umami Sustainable Seafood Inc. (Umami or Company) is one of the global leaders in the Northern and Pacific Bluefin Tuna industry. Umami has two subsidiaries, Bluefin Acquisition Group Inc. (Bluefin) and Kali Tuna d.o.o (Kali Tuna). In 2005, Kali Tuna, a limited liability company organized under the laws of the Republic of Croatia, was acquired by Atlantis Group hf (Atlantis). In March 2010, Atlantis created Bluefin, a New York based holding company and wholly owned subsidiary of Atlantis, for the purpose of holding the shares of Kali Tuna.

Kali Tuna is incorporated as a limited liability company and operates in the Republic of Croatia. The Company´s core business activity is farming and selling Bluefin Tuna. The Company farms two different types of Bluefin Tuna: Mediterranean tuna and Adriatic tuna. The production is seasonal as tuna is caught mostly during May and June. Mediterranean tuna has an average farming period of six months and Adriatic tuna requires a farming period between 1.5 years and 3 years. Most of Kali Tuna’s sales transactions occur during the winter months, November through February.

Lions Gate Lighting Corp. (Lions Gate) was incorporated on May 2, 2005 in the state of Nevada.  Lions Gate was a shell company from August 31, 2007 until June 30, 2010, when the reverse merger described below occurred.

On May 3, 2010, a share exchange agreement was entered into among Lions Gate, Kali Tuna, Bluefin and Atlantis, pursuant to which Lions Gate received from Atlantis on June 30, 2010, all of the issued and outstanding shares of Bluefin in consideration for the issuance to Atlantis of 30,000,000 shares of its common stock resulting in a change of control of Lions Gate. As a result of this transaction (Share Exchange), Kali Tuna became the indirect wholly owned subsidiary of Lions Gate. Immediately prior to the Share Exchange, Lions Gate divested its wholly-owned subsidiary, LG Lighting Corp., in consideration for the satisfaction of debt owed to affiliated parties.

The acquisition was accounted for as a recapitalization effected by a reverse merger, wherein Bluefin and Kali Tuna were considered the acquirer for accounting and financial reporting purposes.  Because of Lions Gate’s status as a shell company prior to the completion of the Share Exchange, Kali Tuna is deemed to be the surviving entity for accounting purposes. All the assets and liabilities of Kali Tuna were carried forward at historical cost and no goodwill or intangible assets were recorded. The equity section of the balance sheet and earnings per share of Kali Tuna were retroactively restated to reflect the effect of the exchange ratio established in the merger agreement.  Costs of $1.3 million related to the recapitalization were charged to selling, general and administrative expenses in the year ended June 30, 2010.

As a result of the Share Exchange, Lions Gate ceased to be a shell company as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended. Further,  Lions Gate’s fiscal year end has been changed from February 28 to Kali Tuna’s fiscal year end, June 30.

Simultaneously with completion of the Share Exchange on June 30, 2010, the Company completed a private placement with a group of accredited investors and issued 7.3 million units, with each unit consisting of one share of common stock and a five-year warrant to purchase 0.2 shares of common stock at $2.00 per share. Each unit was issued for $1.00, resulting in gross proceeds of $7.3 million.  As compensation for their services, the Company issued 0.5 million shares of stock and 0.7 million additional whole-share five-year warrants to purchase shares of its common stock at $2.00 per share to two firms who acted as placement agents for the private placement.  In addition, the Company incurred cash costs of $0.3 million resulting in net proceeds of $7.0 million that have been recorded as common stock and additional paid-in capital.

Upon the completion of the Share Exchange, the Company issued one million three-year warrants to purchase shares of its common stock at $1.00 to an investor in the private placement, in order to replace an obligation to Atlantis as described in Note 12.

On August 20, 2010, Lions Gate changed its name to Umami Sustainable Seafood Inc.

2.	Significant accounting policies

Basis of presentation

The consolidated financial statements of Umami and its wholly-owned subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). All significant intercompany accounts and transactions have been eliminated.

Kali Tuna’s transactions and balances have been measured in Croatian Kunas (HRK), its functional currency, and its financial statements have been translated into United States dollars (USD), which is the reporting currency of the Company.

All amounts are stated in thousands of USD, unless indicated otherwise.

Transactions in foreign currencies are initially recorded at the rates of exchange prevailing on the dates of the transactions. Assets and liabilities are translated at the rates prevailing on each balance sheet date. Revenue and expenses are translated at average exchange rates in effect during the period. The results of transaction gains and losses are reflected in the Statements of Operations. Equity is translated at historical rates and the resulting translation adjustments are reflected as accumulated other comprehensive income.

Accounting estimates

The preparation of financial statements in conformity with US GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management exercises significant judgment in estimating both the quantities and the fair value of tuna inventories. Actual results may differ from those estimates.

Basis of consolidation

Kali Tuna has had relationships, through common control and various business transactions (renting of ships, buying and farming of live tuna) with two companies, Kali Tuna Trgovina d.o.o. (KTT) and MB Lubin d.o.o. (Lubin). Lubin is owned by Mr. Dino Vidov, a manager for Kali Tuna; however, it is controlled by Umami.

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Kali Tuna owns a 50% interest in KTT. The remaining 50% interest in KTT is owned by Bluefin Tuna Hellas (BTH). In accordance with its joint venture agreement with BTH, Kali Tuna historically sold tuna inventory to KTT at its cost, and KTT in turn sold the tuna to unrelated third parties. However, as a result of the tax contingency matter described in Note 13, Kali Tuna and BTH modified their joint venture agreement during the year ended June 30, 2009 so that the joint venture activity is conducted entirely within Kali Tuna rather than through KTT. As more fully described in Notes 10 and 12, BTH continued to provide financing for the joint venture activities and participate in the profits derived therefrom. The BTH share of profits or losses from the joint venture for each period has been reflected as a noncontrolling  interest in these consolidated financial statements and described herein as “BTH Joint Venture”.

The fiscal year of KTT is from May 1 to April 30. Therefore, the difference in fiscal year has no material effects on the results reported in the consolidated financial statements.

The Company has determined that KTT and Lubin are variable interest entities of which Kali Tuna is the primary beneficiary. These companies are therefore consolidated in Kali Tuna's financial statements.

In response to revised guidance from the Financial Accounting Standards Board (FASB) concerning presentation of ownership interests in consolidated entities held by parties other than the reporting entity, the Company has modified its presentation to reflect in the accompanying consolidated financial statements the equity in the consolidated variable interest entities and their share of reported net losses as amounts attributable to noncontrolling interests. Amounts previously reported as of June 30, 2009 as minority interest of $3 thousand and related party liabilities to BTH of $1.4 million have been restated and are now reflected within the equity section of the consolidated balance sheet as noncontrolling interest in VIE- BTH Joint Venture. Further, the following amounts have been restated for the year ended June 30, 2009:

	Consolidated Net Income	Total Comprehensive Income
As previously reported	$1,331	$264
Attributable to noncontrolling interest held by BTH	169	167
As restated	$1,500	$431

Earnings per share

Basic earnings per share is computed by dividing net income attributable to Umami stockholders by the weighted average number of common shares outstanding in each year. Diluted earnings per share is computed by dividing net income attributable to Umami stockholders by the weighted average number of common shares outstanding plus any shares that would be issued upon exercise of outstanding options and warrants. However, for the years ended June 30, 2010 and 2009, outstanding options and warrants were excluded from the calculation of weighted average shares because their inclusion would have been anti-dilutive.

Risk management

The Company is exposed to financial risks arising from changes in tuna prices. The Company does not anticipate that tuna prices will decline significantly in the foreseeable future and, therefore, has not entered into derivative or other contracts to manage the risk of a decline in tuna prices. The Company reviews its outlook for tuna prices regularly in considering the need for active financial risk management.

Revenue recognition

Revenue is recognized when tuna inventory is delivered and the Company has transferred to the buyer the significant risks and rewards of ownership. Revenue is presented net of value added taxes collected.

Fair value of financial instruments

The carrying value of the Company‘s accounts receivable, advances, short term borrowings and accounts payable approximates fair value because of the short-term maturity of these instruments. The Company does not hold any financial instruments for trading purposes.

Leases

Leases are classified as capital leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases. Assets held under capital leases are recognized as assets of the Company at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liabilities are included in the balance sheet as obligations under capital leases.

Long-lived assets

The Company reviews its long-lived assets for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company has identified no such impairment losses as of June 30, 2010.

Income taxes

Deferred income taxes are provided under the liability method and reflect the net tax effects of temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, using the enacted tax rates expected to be in effect when those differences reverse. The Company establishes valuation allowances when the realization of specific deferred tax assets is subject to uncertainty.

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the related assets, which generally range from 2 to 50 years, using the straight line method. Maintenance and repairs, which do not extend asset lives, are expensed as incurred. The gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Inventories

Inventories consist primarily of live tuna stock that Kali Tuna farms until the tuna reaches desirable market size. Management systematically monitors the size, growth and growth rate of the tuna to estimate the quantity at each balance sheet date. Live stock inventories are stated at the lower of cost or market value using the average cost method. Inventories of fish feed and supplies are stated at the lower of cost or market, using the average cost method.

Management periodically reviews inventory balances and purchase commitments to estimate if inventories will be sold at amounts (net of estimated selling costs) less than carrying value. If expected net realizable value is less than carrying value, the Company adjusts its inventory balances through a charge to cost of goods sold.

Trade accounts receivable

Trade accounts receivable represents the balance owed to the Company by its customers in connection with sales transactions. An allowance for uncollectible accounts is determined by management based on a review of the Company’s accounts, with consideration of historical losses, industry circumstances and general economic conditions. Accounts are charged against the allowance when all attempts to collect have failed.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid cash investments that mature in three months or less when purchased, to be cash equivalents. The Company’s bank deposits are generally not covered by deposit insurance.

Accounting for Employee Stock Options

Stock-based compensation cost is estimated at the grant date based on the fair value of the award, and the cost is recognized as expense ratably over the vesting period. Determining the fair value model to use requires judgment. Determining the assumptions that enter into the model is highly subjective and also requires judgment. The significant assumptions include long-term projections regarding stock price volatility, expected term of the awards, interest rates and dividend yields. The Company uses the Black-Scholes model for estimating the fair value of stock options. Since the Company has no prior trading history, expected volatility is estimated based on the historical volatility of similar companies in the same industry as the Company. The expected term of awards granted is estimated based on the minimum vesting period of the awards since there is no historical exercise behavior. The risk-free interest rate is estimated based upon rates for long-term U.S. Treasury securities. The Company does not presently pay dividends.

Accounting for Derivative Warrant Liabilities

As described above, the Company’s reporting currency is the US dollar and its functional currency is the Croatian Kuna, as virtually all current operations are in Croatia. Capital raising efforts are conducted primarily in US dollars and the Company has and will continue to issue warrants to purchase common shares at prices denominated in US dollars.

The fact that the exercise prices of the warrants are not denominated in the functional currency requires that the warrants be considered derivatives and recorded at their estimated fair value as liabilities.  As of each reporting date, the estimated fair value of the warrants that remain outstanding will be re-assessed and the recorded liabilities will be adjusted.  If the warrants increase in fair value, the increase will be shown as an expense in the income statement and if the warrants decrease in fair value, a gain will be recorded for such decrease.

Future increases in the share value of the Company’s common stock will increase the value of the outstanding warrants.  Accordingly, during periods when the share price increases, expenses will be recorded related to the warrant liabilities which may be larger than the operating income of the Company.  Conversely, during periods when the share price decreases, gains will be recorded related to the warrant liabilities which may bear no relationship to the operating income or loss of the Company.  Such gains and losses will not be tax-effected.

The warrant liabilities will not require the use of cash in order to be settled.  The warrant liabilities will remain outstanding until i) the warrants are exercised, ii) the warrants expire unexercised or iii) the Company’s functional currency becomes the US dollar.

If the warrants are exercised, cash will be received for the exercise price, net of any applicable placement agent costs, and recorded as increases to common stock and additional paid in capital will be recorded equivalent to the total of net cash proceeds received and the value of the warrants immediately prior to exercise.  If the warrants expire unexercised or in the event the Company’s functional currency becomes the US dollar, the Company will reclassify the recorded liability to stockholders’ equity, after first adjusting its fair value and recording a gain or loss on the income statement.

Reclassifications

Certain items in the 2009 financial statement have been reclassified to conform with the 2010 presentation. With the exception of the item described above under the heading “Basis of consolidation”, there was no effect on previously reported consolidated net income or equity.

Recent Accounting Pronouncements

In June 2009, the FASB amended the accounting guidance for the consolidation of variable interest entities. This amendment revised the evaluation criteria to identify the primary beneficiary of a variable interest entity. Additionally, this amendment requires ongoing reassessments of whether an enterprise is the primary beneficiary of the variable interest entity. In December 2009, the FASB amended consolidation guidance previously issued in June to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity, among other changes.

In January 2010, the FASB issued new accounting guidance that requires new disclosures related to fair value measurements. The new guidance requires expanded disclosures related to transfers between Level 1 and 2 activities and a gross presentation for Level 3 activity. The new accounting guidance is effective for fiscal years and interim periods beginning after December 15, 2009, except for the new disclosures related to Level 3 activities, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. The new guidance was effective in the third quarter of fiscal year 2010 for Level 1 and Level 2 activities but disclosures related to Level 3 activities, will not be effective until the first quarter of fiscal year 2012.

As the Company does not have any assets or liabilities that are categorized in Levels 1 and 2, the adoption of this guidance will have no impact on our financial statements until the first quarter of fiscal year 2012.

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Significant concentrations

Sales of tuna to two customers in Japan accounted for approximately 99.1% of the Company's net revenue for the year ended June 30, 2010, with one customer accounting for 82.6% and the other for 16.5%. For the year ended June 30, 2009, sales to three customers in Japan accounted for approximately 99.5% of the Company's net revenue.

4.	Inventories

Inventories are comprised as follows as of June 30, 2010 and 2009:

	2010	2009
Live stock inventories:
Adriatic tuna
0-30 kg.	$7,132	$10,587
30-60 kg.	8,858	4,052
60+ kg.	720	1,901
Mediterranean tuna + 60kg.	2,354	2,128
	19,064	18,668
Fish feed and supplies	703	1,656
Total inventories	$19,767	$20,324

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on a weighted average basis and includes all costs to acquire and to bring the inventories to their present location and condition. International regulations prohibit the sale for consumption of tuna under 30kg.   The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

The fair value of live tuna stock inventories at June 30, 2010 and June 30, 2009 is estimated at $26.1 million and $22.2 million, respectively. The fair value of live tuna stock that were caught in the 2010 fiscal year is estimated to equal its cost. The fair value of inventory that was caught in prior years is estimated based upon the market prices that an unrelated third party would be willing to pay for the inventory, less estimated selling costs.

5.	Other current assets

The Company’s other current assets as of June 30, 2010 and 2009 were comprised as follows:

	2010	2009

Refundable value added tax	$463	$736
Refundable income taxes	16	141
Other receivables	278	130
Prepaid expenses	24	282
Escrow balance related to letter of credit	-	85

	$781	$1,374

6.	Property and equipment

The Company´s property and equipment as of June 30, 2010 and 2009 were as follows:

	2010	2009
Cost:
Land	$431	$468
Buildings	2,495	2833
Vessels	8,143	7,315
Machinery and equipment	6,884	6,043
Fixtures and office equipment	110	121
Construction in progress	34	1,414
	18,097	18,194
Less accumulated depreciation:
Buildings	918	893
Vessels	3,982	3,972
Machinery and equipment	4,428	4,670
Fixtures and office equipment	97	98
	9,425	9,633
Property and equipment, net	$8,672	$8,561

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	Borrowings

The Company's short-term borrowings as of June 30, 2010 and 2009 were comprised as follows:

	Facility	Interest rate	Effective rate @ June 30, 2010	2010	2009

Erste&Steiermaerkische bank d.d.	HRK 19,240,000	5%	5.000%	$3,258	$3,705
Erste&Steiermaerkische bank d.d.	HRK 30,000,000	5%	5.000%	5,080	5,777
Erste&Steiermaerkische bank d.d.	EUR 1,375,000	EURIBOR +7%	7.699%	1,675	1,930
Erste&Steiermaerkische bank d.d.	JPY 180,000,000	3M JPY LIBOR+6.5%	6.746%	2,025	-
Erste Factoring d.o.o.	HRK 3,400,000	3M CHF LIBOR+5.75%	N/A	-	655
Erste&Steiermaerkische bank d.d.	CHF 707,000	1M LIBOR +7%	7.108%	649	-
Current maturities of capital lease obligations				13	9
				$12,700	$12,076

Kali Tuna has a credit facility with Erste&Steiermaerkische bank. d.d. that consists of four revolving credit lines amounting to HRK 19,240,000 ($3.3 million), HRK 30,000,000 ($5.1 million), EUR 1,375,000 ($1.7 million), and JPY 180,000,000 ($2.0 million) which mature on August 15, 2010, September 15, 2010, March 1, 2011 and March 1, 2011, respectively. Subsequent to June 30, 2010 the two notes that matured in August and September, 2010 were replaced on similar terms.

Lubin has a credit facility with Erste&Steiermaerkische bank. d.d. amounting to CHF 707,000 ($.6 million) which matures on July 1, 2010. Subsequent to June 30, 2010 this note matured and was replaced on similar terms.

The weighted average effective rate of interest on short-term borrowings was 5.7% at June 30, 2010 and 6.6% for the year ended June 30, 2010.  The average borrowings outstanding during the years ended June 30, 2010 and June 30, 2009 were $13.4 million and $9.3 million, respectively.

All of the Company's fixed assets are pledged to the bank in connection with these loans. The loan from Erste&Steiermaerkische bank. d.d. for 1,375,000 Euros is collateralized by the inventory of the business.

8.	Obligations under capital leases

The Company leases equipment under arrangements classified as capital leases, and had the following obligations as of June 30, 2010 and 2009:

	2010	2009

Total obligations under capital leases	$41	$28
Current maturities (classified as borrowings within the consolidated balance sheets)	(13)	(9)
Non-current obligations	$28	$19

Aggregated annual maturities under capital leases as of June 30, 2010 were as follows:

Year ending June 30, 2011	$15
Year ending June 30, 2012	15
Year ending June 30, 2013	7
Year ending June 30, 2014	7
Year ending June 30, 2015	2
	46
Less interest	(5)
Total obligations under capital leases	$41

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Income taxes

Income tax expense for the years ended June 30, 2010 and 2009 is comprised as follows:

	2010	2009
Current expense	$(528)	$(470)
Deferred benefit (expense)	66	(40)
Total income tax provision	$(462)	$(510)

The Company’s effective tax rates for the years ended June 30, 2010 and 2009 are higher than the Croatian statutory rate of 20% primarily because the potential future tax benefits from Umami’s and Lubin’s loss carryforwards have been fully offset by valuation allowances as of each balance sheet date.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Deferred tax liabilities and assets have been recognized as of June 30, 2010 and 2009 in the following amounts based upon the indicated temporary differences:

	2010	2009

Inventories	$(135)	$(210)
Tax loss carryforwards	859	150
Other items	-	9
Valuation allowance	(859)	(150)
Net deferred income tax liability	$(135)	$(201)

At June 30, 2010, the Company has tax loss carryforwards available for offset against future taxable income as follows:

Available through June 30, 2014 related to MB Lubin	$752
Available through June 30, 2015 related to MB Lubin	877
Available through June 30, 2017 related to Umami	1,569

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Variable interest entities

The company has determined that Kali Tuna and its affiliates provided the majority of financial support to Lubin and KTT through various sources including the purchase and sale of inventory, rental income and unsecured loans. In addition, as of June 30, 2010, Kali Tuna was a guarantor for repayment of Lubin´s note payable to Erste&Steiermaerkische bank d.d. in the amount of CHF 707,000 ($.6 million).

Financial support provided by Kali Tuna and its affiliates to Lubin and KTT as of June 30, 2010 and 2009 and during the years then ended follows:

	Lubin		KTT
	2010	2009	2010	2009

Rental income and sale of inventory	$2,402	$1,860	$-	$-
Purchase of inventory	48	26	-	-
Unsecured loans	6,028	5,597	-	61

Selected information from the balance sheets of Lubin and KTT as of June 30, 2010 and 2009, and the results of operations for the years then ended follow:

	Lubin		KTT
	2010	2009	2010	2009

Total assets	$5,123	$5,835	$51	$67
Total liabilities	7,308	6,744	-	1
Stockholders’ equity	(2,185)	(909)	51	66
Net sales	2,518	1,623	-	-
Net income (loss)	(1,566)	(799)	(8)	1

As described in Note 2, the BTH joint venture activities previously conducted through KTT were, beginning during the year ended June 30, 2009, conducted within Kali Tuna. As described in Note 12, BTH contributed livestock to the joint venture during 2009 and its 50% share in the profits generated has been reflected as a noncontrolling interest within these consolidated financial statements. Selected balance sheet information related to these activities as of June 30, 2010 and 2009, and the results of its operations for the years then ended were as follows:

	2010	2009

Total assets	$2,354	$2,128
Total liabilities	-	-
Venturers’ equity	2,354	2,128
Net sales	189	3,844
Net income (loss)	(456)	336

11.	Stock options and warrants

The Company does not currently have a formal stock option plan. On June 30, 2010, stock options were granted to two employees to purchase 1,100,000 shares of common stock of the Company at $1.00 per share. Of these options, 183,333 vested immediately, with an additional 183,333 shares vesting on the first anniversary of the grant. An additional 366,667 shares will vest on each of the second and third anniversary dates of the grant.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model, and the following assumptions:

Average risk-free interest rate	1.9%
Expected dividend yield	None
Expected volatility	100%
Expected term (years)	3.0

The risk-free interest rate is estimated based upon rates for long-term U.S. Treasury securities. Since the Company has no prior trading history, expected volatility is estimated based on the historical volatility of similar companies in the same industry as the Company. The expected term of awards granted is estimated based on the minimum vesting period of the awards since there is no historical exercise behavior.

Stock option activity during the year ended June 30, 2010:

	Shares	Exercise Price	Remaining Contractual Term
Outstanding as of June 30, 2009	-	-
Options granted	1,100,000	$1.00
Options exercised	-
Options forfeited	-
Outstanding as of June 30, 2010	1,100,000	$1.00	5.0 years
Exercisable as of June 30, 2010	183,333	$1.00	5.0 years
Vested as of June 30, 2010	183,333	$1.00	5.0 years
Nonvested as of June 30, 2010	916,667	$1.00	5.0 years

The intrinsic value of stock options is calculated as the amount by which the fair value of the Company’s common stock exceeds the exercise price of the option. At June 30, 2010, there was limited trading of the Company’s stock, so the fair value was estimated by reference to the 7.3 million share units sold for $1.00 each on June 30, 2010, as described in Note 1. The fair value for each share and each warrant was estimated using a Black-Scholes pricing model. The share value was estimated to be $0.96 and the warrant value was estimated to be $0.04; thus, the exercise price of $1.00 per share is greater than the estimated fair value of $0.96 and there is zero intrinsic value at June 30, 2010.

The weighted-average grant-date fair value of options granted during the year ended June 30, 2010 has been estimated at $0.33 and the total grant-date fair value of stock options vested during the year has been estimated at $0.1 million. There was no tax benefit related to the stock based compensation because the Company has incurred losses in the U.S. and it is not probable that the company would be able to use any such losses in the future. Stock-based compensation expense recognized as selling, general and administrative expenses in the consolidated statement of operations was $0.1 million for the year ended June 30, 2010. As of June 30, 2010, total unrecognized compensation expense related to stock-based compensation is $0.3 million, which is expected to be recognized over the remaining vesting period of three years.

At June 30, 2010, warrants were outstanding as follows in connection with the transactions described in Note 1:

	Number	Exercise Price	Term
Subscription agreements	1,460,000	$2.00	5 years
Investor agreement	1,000,000	$1.00	3 years
Placement agent payment	730,000	$2.00	3 years

Total warrants at June 30, 2010	3,190,000

12.	Related parties

Related parties are those parties which have influence with the Company, directly or indirectly, either through common ownership or other relationship.

Related party transactions during the years ended June 30, 2010 and 2009 were as follows:

2010
Purchases of goods/services from Atlantis, the ultimate parent company of Kali Tuna prior to the Share Exchange described in Note 1, and its affiliates	$1,778

2009

Bluefin Tuna Hellas, joint venture partner as described in Note 2:
Sales of good/services	93
Contribution of livestock to joint venture	1,138

Related party balances as of June 30, 2010 and 2009 were as follows:

	2010	2009

Accounts receivable from related parties – Atlantis and its affiliates	$424	$-

Accounts payable to related parties:
Atlantis and its affiliates	-	3,559
Note payable to KT DOO Finance Pty. Ltd, Australia, subsidiary of Atlantis, non interest bearing (AUD 696,000)	-	560

During the year ended June 30, 2010, Kali Tuna paid $0.1 million to Atlantis for interest on a loan. No interest was paid in the year ended June 30, 2009.  The average borrowings outstanding from Atlantis during the year ended June 30, 2010 were $2.7 million.  Additionally, Atlantis has provided loan guarantees and other credit support through its banking relationships.

In connection with a financing transaction in October 2009 between Atlantis and a third party, Atlantis granted the third party the right to acquire a 1.82% equity interest in Kali Tuna for a five-year period for $1 million. In the event that Kali Tuna completed a merger transaction with a publicly traded shell company in the United States, the right would be replaced by a three-year warrant to purchase one million shares of the public company at $1.00 per share. The warrants were issued to the third party on the date of the Share Exchange.

Contemporaneously with the completion of the Share Exchange, the Company entered into a sales agency agreement with Atlantis.  Under the terms of the agreement, Atlantis was granted the exclusive right to sell, on the Company’s behalf, all of its Northern Bluefin Tuna products into the Japanese market. The Company will pay to Atlantis a commission of 2% of all net sales proceeds under the agreement.  The agreement may be terminated at any time by either party upon six months prior notice. In addition, it may be terminated immediately by the Company if Atlantis defaults in its obligations under the agreement following a 21-day notice and cure period.

Contemporaneously with the completion of the Share Exchange, the Company entered into a call option agreement that grants the Company, until December 1, 2010, the right to purchase from Atlantis the following assets at the prices set forth below:

Asset	Option Exercise Price

The patent and the U.S. ownership rights to Freshtec, a method to treat food, fish and meat to improve storage durability of the food being treated. The patent application is pending.	$2,300,000
Farming Concession for up to 1,000 tons stocking rights for for striped sea bass, yellow tail tuna and king fish with necessary farming equipments, at Todos Santos, Mexico.	$1,500,000
Factory equipment for food processing, packaging and processing using the Freshtec method.	$1,500,000
The entire share capital in Havetorsk AS, Mausund, Norway, a Norwegian cod farming company.	$7,000,000

The options are exercisable at the Company’s sole discretion and may be exercised as to each individual asset or all of the listed assets on a combined basis.

UMAMI SUSTAINABLE SEAFOOD INC.
(formerly Lions Gate Lighting Corp.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	Commitments and contingencies

During June 2008, the Financial Police of Ministry of Finance of the Republic of Croatia (FP) concluded an inspection of certain of the Company’s transactions and alleged the following underpayments of taxes and related interest:

Underpayment of value added taxes for calendar year 2006 and related interest, which total approximately $1.5 million, in connection with sales of tuna inventory by the Company to its 50%-owned subsidiary, Kali Tuna Trgovina, at its purchase cost.

Underpayment of tax on profit for the year ended June 30, 2007 and related interest, which total approximately $0.1 million, in connection with sales of tuna inventory by the Company to Atlantis Resources ehf (an Icelandic subsidiary of Atlantis Group, which was the Company’s ultimate parent).

Any underpayments that are ultimately upheld at the conclusion of a permitted appeal process would also be subject to liability for additional interest penalties. In addition, the Company could potentially be held liable for similar transactions in subsequent years; as the applicable amounts of additional taxes and interest for those periods are dependent upon assessment of the Company´s transactions by FP, such amounts cannot be reasonably estimated.  The Company filed an appeal to contest these allegations. The claim was dismissed by the Appellate Body of Ministry of Finance. Dismissal did not terminate the process, but has obliged the Financial Authorities in Croatia to repeat the performed procedure, taking into account all facts and proof being proposed and disclosed by KT in their appeal.  Management expects, based upon the facts and circumstances of the relevant transactions, that the Company should ultimately prevail and incur no material liability. Accordingly, the accompanying consolidated financial statements do not reflect any adjustments related to this contingency.

In March 2010, Kali Tuna purchased certain assets of another Croatian fish farming business, consisting of farming equipment and about 400 metric tons of live bluefin tuna, for an aggregate cost of $3.7 million.  Title  was transferred and payment was made, except in relation to a liability of $0.6 million for about 70 tons out of the total tuna quantity, because the contract states that the payment does not become due until receipt of legal documentation proving good title for this 70 tons and because this tuna is not salable by the Company unless this documentation is available.  The seller has filed a lawsuit against Kali Tuna to reclaim the disputed 70 tons but the Company is confident that the suit is without merit and that it will prevail in this matter.

14.	Subsequent events

Bank borrowings. Subsequent to June 30, 2010, as described in Note 7, several short-term bank loans matured and were replaced on similar terms. In addition, during August, 2010, Kali Tuna received the proceeds of a loan from Volksbank d.d. for $1.9 million.  The loan matures December 31, 2013 and is payable in quarterly installments of $.1 million beginning March 31, 2011. The terms of the loan call for a variable interest rate based on 40% at HBOR rate plus 60% at a rate of 5.9%. The loan is collateralized by certain inventory of the business.

Kali Tuna entered into an agreement on October 7, 2010 with Erste&Steiermaerkische bank d.d. providing for a 6.7 million Euros ($9.3 million) loan. The loan matures March 31, 2011, with interest payable monthly based on the three-month EURIBOR rate plus 5.25%.  The loan is collateralized by the fixed assets and certain inventory of the business.

Issuance of equity. Subsequent to June 30, 2010, the Company issued 1.4 million units, with each unit consisting of one share of common stock and a five-year warrant to purchase .2 shares of common stock at $2.00 per share. Each unit was issued for $1.00, resulting in gross proceeds of $1.4 million. As compensation for their services, the Company issued 0.1 million shares of stock and 0.1 million additional whole-share five-year warrants to purchase shares of its common stock at $2.00 per share to two firms who acted as placement agents for the private placement. The Company also issued 1 million units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at $1.80 per share. Each unit was issued for $1.50, resulting in gross proceeds of $1.5 million. The company paid $ .3 million in costs related to the offering.

Borrowings from related party. On September 29, 2010, the Company entered into an agreement with Atlantis, providing for a $15 million loan facility consisting of two components: a line of credit for the amount of $9.9 million and a term loan of $5.1 million. As of October 17, 2010, the total principal balance advanced under the facility was approximately $15 million, which was used for the purchase of the initial 33% of Baja and the financing of Baja's operations, financing Kali Tuna's operations, and for Umami corporate expenses. Funds advanced under the facility accrue interest at the rate of 1% per month which is payable monthly. Advances under the facility may be made upon ten day's prior written notice to Atlantis and are collateralized by a pledge of certain of the Company's inventory.

The facility must be repaid in its entirety by June 30, 2012. At the discretion of Atlantis, the facility may be terminated and all amounts may be declared due and payable immediately if Atlantis ceases to be a greater than 50% shareholder of the Company and Atlantis ceases to act as the Company's exclusive agent for the sale of the Company's Bluefin tuna into the Japanese market. In addition, under the terms of the facility, Atlantis has the right to cancel the facility and demand all outstanding amounts immediately due and payable in the event of a change of control of the Company.

Borrowing from private party. On October 7, 2010, the Company entered into a note and warrant purchase agreement with a third party lender.  The Company received gross proceeds of $5 million in exchange for: (i) a note payable of $2.5 million which matures on March 31, 2011, (ii) a note payable of $3.1 million which matures on March 31, 2012, and (iii) warrants to purchase 3 million shares of the Company's common stock.

Both notes bear interest at 9% per year.  However, additional interest expense between $0.3 million and $1.5 million would become due and payable over the terms of the notes if the Company does not achieve certain EBITDA thresholds. Further, the interest rate is subject to increase to 13.5% in the event that (i) certain assets of Kali Tuna or Baja are not pledged to the lender by November 16, 2011, or (ii) the acquisition of Baja is not completed by December 16, 2010. Each of the notes may be accelerated if certain events of default were to occur, including failure to complete the acquisition of Baja by January 1, 2011 or  failure of the Company to secure sufficient pledges of the assets of its subsidiaries or Baja prior to December 16, 2010.

The notes are collateralized by certain assets of the Company, Kali and Baja.  In addition, the Company has pledged its shares in Bluefin, and Baja has guaranteed the Company's obligations to the lender.

The exercise prices for common stock underlying the warrants are $1.50 for 1 million shares and $1.00 for the remaining 2 million shares.  The exercise price and number of shares issuable upon exercise of the warrants are subject to anti-dilution provisions for subsequent issuances of the Company's common stock at prices below the exercise prices of the warrants.  The lender also received demand and piggy-back registration rights in connection with the shares issuable upon exercise of the warrants.

In connection with this transaction, the Company paid an advisor a fee consisting of (i) $0.5 million and (ii) warrants to purchase 0.3 million shares of the Company's common stock, at exercise prices equal to 110%  of those applicable to the warrants that were issued to the lender, but otherwise on the same terms and conditions.  The lender also received a closing fee of $25 thousand and was reimbursed for costs of $0.1 million from the gross proceeds. Additional closing costs of $0.1 million will be paid to the lender.

Baja acquisition. As of June 30, 2010, Atlantis, the Company’s principal stockholder, had advanced $4.9 million as a deposit toward the purchase price of the anticipated acquisition by Umami of Baja, S.A. de C.V., a Mexican corporation (Baja) and its affiliate Oceanic Enterprises, Inc., a California corporation (Oceanic). Baja owns and operates facilities and equipment in Mexico where it farms Pacific Northern Bluefin Tuna for sale primarily into the Japanese sushi and sashimi market.

On July 20, 2010, Umami acquired 33% of the outstanding common shares of both Baja and Oceanic in exchange for a cash purchase price of $8 million, consisting of the advance deposit described above, and an additional amount of $3.1 million, and an option to acquire substantially all of the remaining outstanding shares of both entities in exchange for the issuance of 10 million shares of the Company’s common stock and $10 million of cash.

On September 15, 2010, the Company exercised its option to purchase the additional shares. On September 27, 2010, the share purchase and option agreements were amended as follows:

•	The closing date for issuance of shares and payment of cash required by the option agreement was extended to November 30, 2010.
•
Prior to November 30, 2010, Baja will be permitted to distribute $2 million to certain of its selling shareholders and to repay certain additional amounts that have been advanced by those shareholders to fund Baja’s working capital needs. As of September 27, 2010, such amounts were approximately $10 million.

•
The Company will fund any further deficit in Baja’s cash flows as loans to Baja and will be allowed to use proceeds from sales of Baja’s inventory and amounts financed using Baja’s assets as collateral for loans to fund the above-referenced payments to shareholders and Baja’s operating expenses as well as the amount required for the cash option payment.

In order to complete the Baja acquisition, the Company will need to raise significant  funds in excess of amounts currently available.  If additional funds cannot be raised on reasonable terms when needed, the Company may not be able to complete the acquisition of the remaining 67% of the Baja operation. In the event that closing does not occur, Umami would remain a 33% stockholder in Baja.  Any Umami loans remaining would remain a debt of Baja due to Umami and be repaid through future operating cash flows of Baja.

The following unaudited pro forma consolidated balance sheet reflects adjustments to the Company’s actual financial position assuming the Baja and Oceanic equity investments were consummated as of June 30, 2010.  The acquisition price of $8 million is assumed to have been financed using $1.6 million of available funds remaining from the private placement and $6.4 million in borrowings from Atlantis under the loan facility disclosed below.

Pro Forma Consolidated Balance Sheet
June 30, 2010

Inventories	$19,767
Other current assets	1,484
Equity investments	8,000
Long term assets	8,683
Total assets	$37,934

Short-term borrowings	$12,700
Borrowings from shareholder	6,365
Other current liabilities	2,738
Long term liabilities	725
Total equity	15,406
Total liabilities and equity	$37,934

The following unaudited pro forma consolidated statement of operations reflects adjustments to the Company’s actual results of operations assuming the equity investments occurred on July 1, 2009. Accordingly, it includes adjustments to reflect the Company’s proportionate share of the net losses of Baja and Oceanic ($0.6 million) for the year ended June 30, 2010 and interest expense ($0.8 million) based upon the portion of the acquisition price assumed to have been financed with proceeds from the Atlantis loan facility.

Pro Forma Consolidated Statement of Operations
Year ended June 30, 2010

Net revenue		$25,326
Cost of goods sold		(20,074)
Gross profit		5,252
Selling, general and administrative expenses and other operating income		(3,048)
Operating income		2,204
Loss from foreign currency transactions		(1,700)
Loss from equity investments		(567)
Interest income		6
Interest expense		(1,794)
Loss before provision for income taxes		(1,851)
Income tax provision		(462)
Net loss		(2,313)
Net loss attributable to the non-controlling interests		1,380
Net loss attributable to Umami shareholders		$(933)

Basic and diluted net loss per share attributable to Umami shareholders	$	(0.03)
Weighted-average shares outstanding, basic and diluted		30,042

The pro forma information above is not indicative of what the Company’s consolidated balance sheet and operating results would have been if the equity investments had actually taken place on earlier dates indicated. Further, this information is not indicative of future operating results.

Termination of BTH Joint Venture On September 30, 2010, the Company entered into an agreement with Bluefin Tuna Hellas S.A. to terminate the BTH joint venture activities described in Note 10 and to transfer to the Company the 50% interest owned by BTH in exchange for 1.2 million Euros ($1.6 million), with payment in two installments on October 15, and October 19, 2010. The termination agreement also contemplates that BTH will relinquish its 50% interest in KTT in exchange for consideration equal to the estimated value of that entity.

UMAMI SUSTAINABLE SEAFOOD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(Unaudited)

	March 31, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,569	$215
Accounts receivable, escrow agent	-	1,635
Accounts receivable, trade, net	2,001	64
Accounts receivable, related parties	12,302	681
Inventories	43,027	19,767
Refundable value added tax	1,352	463
Other current assets	1,787	318
Total current assets	65,038	23,143

Property and equipment, net	15,672	8,672
Farming concessions	3,000	-
Deferred financing costs	520	-
Other assets	145	11
Total assets	$84,375	$31,826

LIABILITIES, STOCKHOLDERS’ EQUITY AND NONCONTROLLING INTERESTS
Current liabilities:
Short-term borrowings and current portion of long-term debt	$23,685	$12,700
Notes payable to related parties	6,271	-
Accounts payable, trade	5,043	1,812
Accounts payable, related parties	796	257
Accrued liabilities	3,640	634
Income taxes payable	1,926	157
Deferred income taxes	-	135
Total current liabilities	41,361	15,695
Long term debt	1,112	-
Notes payable to related parties	4,000	-
Derivative stock warrants	2,288	697
Obligations under capital leases	19	28
Deferred income taxes	1,217	-
Total liabilities	49,997	16,420

Commitments and contingencies (Note 13)

Stockholders’ equity:
Common stock $0.001 par value, 100,000 shares authorized
59,412 and 45,261 shares issued and outstanding at March 31, 2011 and June 30, 2010, respectively	59	45
Additional paid-in capital	22,756	6,308
Retained earnings	10,231	7,514
Accumulated other comprehensive income	4,046	2,401
Total Umami stockholders’ equity	37,092	16,268
Noncontrolling interests in VIE’s:
Lubin	(2,610)	(1,812)
Marpesca	(131)	-
KTT	27	26
BTH Joint Venture	-	924
Total noncontrolling interests	(2,714)	(862)
Total equity	34,378	15,406
Total liabilities, stockholders’ equity and noncontrolling interests	$84,375	$31,826

The accompanying notes are an integral part of these Consolidated Financial Statements.

UMAMI SUSTAINABLE SEAFOOD INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Net revenue	$42,338	$20,358	$56,712	$25,172
Cost of goods sold	(32,383)	(16,868)	(43,539)	(20,529)

Gross profit	9,955	3,490	13,173	4,643

Research and development expenses	(121)	-	(244)	-
Selling, general and administrative expenses	(3,485)	(401)	(7,042)	(1,340)
Other operating income	30	31	329	427
Total operating expenses	(3,576)	(370)	(6,957)	(913)

Operating income	6,379	3,120	6,216	3,730

Loss from foreign currency transactions and remeasurements	(500)	(1,036)	(734)	(1,353)
Gain (loss) on derivative stock warrants	(140)	-	79	-
Income from investment in unconsolidated affiliates	-	-	601	-
Bargain purchase on business combination	930	-	2,781	-
Interest expense , net	(2,264)	(280)	(4,889)	(793)
Income before provision for income taxes	4,405	1,804	4,054	1,584
Income tax provision	1,675	547	2,104	568
Net income	2,730	1,257	1,950	1,016
Add net (income) losses attributable to the non-controlling interests:
Lubin	(10)	591	562	912
Marpesca	87	-	131	-
BTH Joint Venture	-	69	73	180
KTT	1	2	1	4
Net income attributable to Umami stockholders	$2,808	$1,919	$2,717	$2,112

Basic net income per share attributable to Umami stockholders	$0.05	$0.06	$0.05	$0.07
Weighted-average shares outstanding, basic	59,412	30,000	52,541	30,000

Diluted net income per share attributable to Umami stockholders	$0.05	$0.06	$0.05	$0.07
Weighted-average shares outstanding, diluted	59,942	30,000	52,691	30,000

The accompanying notes are an integral part of these Consolidated Financial Statements.

UMAMI SUSTAINABLE SEAFOOD INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended
	March 31, 2011	March 31, 2010
Operating activities
Net income	$1,950	$1,016
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	1,259	832
Gain on bargain purchase on business combination	(2,781)	-
Stock-based compensation	120	-
Deferred income tax	(134)	(61)
Gain on stock warrants	(79)	-
Gain from investment in unconsolidated affiliates	(601)	-
Amortization of deferred financing costs, debt discount and warrants included in interest expense	1,641

Changes in assets and liabilities, net of effects of business combination:
Accounts receivable, trade	(624)	92
Accounts receivable, related parties	(12,253)	-
Inventories	18,098	2,498
Refundable value added tax	(9)	-
Other current assets	(1,010)	(1,447)
Accounts payable, trade and accrued liabilities	3,210	(566)
Income taxes payable	1,561	49
Accounts payable to related parties	796	(3,164)

Net cash provided by (used in) operating activities	11,144	(751)

Investing activities
Purchase of Baja and Oceanic	(19,109)	-
Purchase of joint venture assets	(1,629)	-
Purchases of property and equipment	(565)	(2,274)
Sale of fixed assets	-	7

Net cash used in investing activities	(21,303)	(2,267)

Financing activities
Bank Financing	21,609	2,094
Bank repayments	(19,934)	-
Borrowings from unrelated parties	14,750	-
Repayments of borrowings	(8,750)	-
Borrowings from related parties	4,099	7,339
Repayments of borrowings from related parties	(5,442)	(6,900)
Offering costs paid	(1,046)	-
Proceeds from the issuance of common stock and warrants	4,641	-
Funds released from escrow	1,635	-

Net cash provided by financing activities	11,562	2,533

Subtotal	1,403	(485)

Effect of exchange rate changes on cash held in foreign currencies	2,951	143
Cash and cash equivalents at beginning of year	215	1,421

Cash and cash equivalents at end of period	$4,569	$1,079

Non-cash activities
Settlement of related party accounts	$8,884	$-
AAdvances from shareholders for investment in and advances to unconsolidated affiliates	8,000	5,000
Reclassification of derivative warrant liability	1,290	-
Payment by BTH to Atlantis Group, offset against shareholder loan	334	-
Issuance of common stock in connection with acquisition of Baja and Oceanic	12,050	-

The accompanying notes are an integral part of these Consolidated Financial Statements.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Description of business

Umami Sustainable Seafood Inc. (including its subsidiaries unless the context indicates otherwise, Umami or the Company or we) is one of the leaders in the Northern and Pacific Bluefin Tuna industry. We have three direct subsidiaries, Bluefin Acquisition Group Inc. (Bluefin), Baja Aqua Farms, S.A. de C.V. (Baja), and Oceanic Enterprises, Inc., (Oceanic) and two indirect subsidiaries, Kali Tuna d.o.o (Kali Tuna) and Thynnus d.o.o. (Thynnus). In 2005, Kali Tuna, a limited liability company organized under the laws of the Republic of Croatia, was acquired by Atlantis Group hf (Atlantis), our majority shareholder. In March 2010, Atlantis created Bluefin, a New York based holding company and wholly owned subsidiary of Atlantis, for the purpose of holding the shares of Kali Tuna.

Prior to June 30, 2010, we were a shell company known as Lions Gate Lighting Corp. (Lions Gate).  On May 3, 2010, a share exchange agreement was entered into among Lions Gate, Kali Tuna, Bluefin and Atlantis, pursuant to which Lions Gate received from Atlantis on June 30, 2010, all of the issued and outstanding shares of Bluefin in consideration for the issuance to Atlantis of 30,000,000 shares of its common stock resulting in a change of control of Lions Gate. As a result of this transaction (the Share Exchange), Kali Tuna became the indirect wholly owned subsidiary of Lions Gate. Immediately prior to the Share Exchange, Lions Gate divested its wholly-owned subsidiary, LG Lighting Corp., in consideration for the satisfaction of debt owed to affiliated parties.

The acquisition was accounted for as a recapitalization effected by a reverse merger, wherein Bluefin and Kali Tuna were considered the acquirer for accounting and financial reporting purposes.  Because of Lions Gate’s status as a shell company prior to the completion of the Share Exchange, Kali Tuna is deemed to be the surviving entity for accounting purposes. All the assets and liabilities of Kali Tuna were carried forward at historical cost and no goodwill or intangible assets were recorded. The equity section of the balance sheet and earnings per share of Kali Tuna were retroactively restated to reflect the effect of the exchange ratio established in the merger agreement.

As a result of the share exchange, Lions Gate ceased to be a shell company as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended. Further, Lions Gate’s fiscal year end has been changed from February 28 to Kali Tuna’s fiscal year end, June 30. In August, 2010, Lions Gate changed its name to Umami Sustainable Seafood Inc.

On November 30, 2010 we completed the acquisition of Baja and Oceanic (referred to herein as the Baja acquisition) as described in Note 7. We issued 10 million shares of common stock, valued at $12.1 million, and paid an additional $12 million of consideration. Previously, $8 million in cash was paid for the 33% purchase. Baja is incorporated in and operates in Mexico. Baja operates facilities and equipment in Mexico where it farms Pacific Northern Bluefin Tuna for sale primarily into the Japanese sushi and sashimi market. Oceanic is incorporated in and operates in the United States as the management services company for Baja.

Kali Tuna’s and Baja’s core business activity is farming and selling Bluefin Tuna. The production is seasonal as tuna is caught mostly during May through August. Bluefin Tuna has an average farming period between .5 years and 3.5 years. Most of Kali Tuna’s and Baja’s sales transactions occur during the winter months, October through March.

2.	Significant accounting policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of Umami and its wholly owned subsidiaries and its controlling variable interest entities have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) for interim financial information in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to make the information not misleading.  Accordingly, they should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended June 30, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on October 22, 2010.  The condensed consolidated financial statements at March 31, 2011 have been derived from the audited consolidated financial statements as of June 30, 2010. All significant intercompany accounts and transactions have been eliminated.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Effective December 1, 2010, we changed our functional currency to the United States dollar (the USD) from the Croatian Kuna (the HRK) due to changes in circumstances, the most significant being the completion of the acquisition of Baja and Oceanic. Kali Tuna’s and Lubin’s (see below) transactions and balances have been measured in HRK, their functional currency, and their financial statements have been translated into USDs, which is the reporting currency of the Company. The foreign currency translation adjustments are recorded in accumulated other comprehensive income. Baja’s and Marpesca’s (see below) financial statements are maintained in Mexican Pesos (the MXN), and have been remeasured into USD, their functional currency. The resulting gain or loss is included in the Statements of Operations in loss from foreign currency transactions and remeasurements.

All amounts are stated in thousands of USD, unless indicated otherwise.

Transactions in foreign currencies are initially recorded at the exchange rates prevailing on the dates of the transactions. Assets and liabilities are translated at the spot rates at each balance sheet date. Revenue and expenses are translated at average exchange rates in effect during the period. The results of transaction and remeasurement gains and losses are reflected in the Statements of Operations in loss from foreign currency transactions and remeasurements. Equity is translated at historical rates and the resulting translation adjustments are reflected as accumulated other comprehensive income.

In the opinion of management, all adjustments considered necessary for a fair presentation of our financial position, results of operations and cashflows for the interim periods have been included. These adjustments are of a normal recurring nature. However, the reported results for the interim period ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending June 30, 2011.

Accounting estimates

The preparation of financial statements in conformity with US GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management exercises significant judgment in estimating the weight of the biomass and the fair value of tuna inventories, derivative stock warrant liabilities, stock based compensation, recoverability of long-lived assets, purchase accounting and utililization of deferred tax assets. Actual results may differ from those estimates.

Basis of consolidation

Kali Tuna has relationships, through common control and various business transactions (renting of ships, buying and farming of live tuna) with two companies, Kali Tuna Trgovina d.o.o. (KTT) and MB Lubin d.o.o. (Lubin). Lubin is owned by a manager of Kali Tuna; however, it is contractually controlled by Kali Tuna. Kali Tuna directs Lubin as to where and when to fish for Bluefin Tuna and bait, which boats to use and sets the standards for acceptance of the fish to be purchased.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Kali Tuna owns a 50% interest in KTT. The remaining 50% interest in KTT is owned by Bluefin Tuna Hellas S.A. (BTH). In accordance with its joint venture agreement with BTH, Kali Tuna historically sold tuna inventory to KTT at its cost, and KTT in turn sold the tuna to unrelated third parties. However, as a result of the tax contingency matter described in Note 13, Kali Tuna and BTH modified their joint venture agreement during the year ended June 30, 2009 so that the joint venture activity was conducted entirely within Kali Tuna rather than through KTT. In October, 2010 Kali Tuna terminated the BTH joint venture agreement and transferred to the Company the 50% interest in BTH joint venture owned by BTH in exchange for 1.2 million Euros ($1.6 million). KTT remains dormant with no operations. The BTH share of profits or losses from the joint venture for each period has been reflected as a noncontrolling interest in these consolidated financial statements and described herein as “BTH Joint Venture”.

We have determined that KTT and Lubin are variable interest entities of which Kali Tuna is the primary beneficiary. These companies are therefore consolidated in Kali Tuna's financial statements. During the quarter ended December 31, 2010, the BTH joint venture was terminated and KTT has been dormant so there were no operations to report.

Baja has relationships, through common control and various business transactions (primarily buying live bait) with Marpesca S.A. de C.V. (Marpesca). Marpesca is 51% owned by a manager of Baja; however it is contractually controlled by Baja. Baja directs Marpesca as to where and when to fish for bait, which boat to use and sets the standards for acceptance of the fish to be purchased. Baja rents to Marpesca the boat Marpesca uses for fishing. Baja buys almost 100% of Marpesca fish output. We have determined that Marpesca is a variable interest entity of which Baja is the primary beneficiary. Marpesca is therefore consolidated in Umami’s financial statements.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to Umami stockholders by the weighted average number of common shares outstanding in each period. Diluted earnings per share is computed for the three and nine months ended March 31, 2011 by dividing net income attributable to Umami stockholders by the weighted average number of common shares outstanding plus any shares that would be issued upon exercise of outstanding options and warrants. For the three and nine months ended March 31, 2011, warrants to purchase 6.8 million and 3.6 million, respectively, of common stock were outstanding but not included in the computation of diluted income per share because the effect would be anti-dilutive. For the three and nine months ended March 31, 2010, there were no outstanding options and warrants.

The following table presents the calculation of the earnings per share:

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	Nine Months Ended March 31, 2011	Nine Months Ended March 31, 2010
	(In thousands, except per share data)
Numerator: Net income attributable to Umami shareholders	$2,808	$1,919	$2,717	$2,112
Denominator: Weighted average shares outstanding (basic)	59,412	30,000	52,541	30,000
Effect of dilutive securities
Stock warrants	530	-	150	-
Denominator for net income per share (diluted)	59,942	30,000	52,691	30,000
Net income per share (basic)	$0.05	$0.06	$0.05	$0.07
Net income per share (diluted)	$0.05	$0.06	$0.05	$0.07

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Revenue recognition

Revenue is recognized when tuna inventory is delivered and we have transferred to the buyer the significant risks and rewards of ownership. Revenue is presented net of value added taxes collected.

Fair value of financial instruments

As described below in Note 10, our derivative stock warrants are recorded at estimated fair value. The carrying values of our other financial instruments, including accounts receivable, borrowings and accounts payable approximate their fair value due to their short-term nature. We do not hold any financial instruments for trading purposes.

Long-lived assets

We review our long-lived assets for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. We have identified no such impairment losses as of March 31, 2011.

Income taxes

Deferred income taxes are provided under the liability method and reflect the net tax effects of temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, using the enacted tax rates expected to be in effect when those differences reverse. We establish valuation allowances when the realization of specific deferred tax assets is subject to uncertainty.

Total comprehensive income

Total comprehensive income represents the net change in stockholders’ equity during a period from sources other than transactions with stockholders and for us includes changes in the cumulative foreign currency translation adjustments.

The components of comprehensive income (loss) are as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
	(In thousands)
Net income	$2,730	$1,257	$1,950	$1,016
Other comprehensive income (loss) - Unrealized foreign currency translation gain/(loss), net of taxes of $0	1,047	(438)	1,645	(373)
Comprehensive income	3,777	819	3,595	643
Comprehensive loss attributable to non-controlling interests	78	662	767	1,096
Total comprehensive income attributable to Umami shareholders	$3,855	$1,481	$4,362	$1,739

Property and equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the related assets, which generally range from 2 to 20 years, using the straight line method. Maintenance and repairs, which do not extend asset lives, are expensed as incurred. The gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Inventories

Inventories consist primarily of live tuna stock that Kali Tuna and Baja farm until the tuna reaches desirable market size. Management systematically monitors the size, growth and growth rate of the tuna to estimate the quantity in kilograms at each balance sheet date. Live stock inventories are stated at the lower of cost, based on the average cost method, or market value. Inventories of fish feed are stated at the lower of cost, based on the average cost method, or market.

Management reviews inventory balances and purchase commitments to estimate if inventories will be sold at amounts (net of estimated selling costs) less than carrying value. If expected net realizable value is less than carrying value, we would adjust our inventory balances through a charge to cost of goods sold.

Trade accounts receivable

Trade accounts receivable represents the balance owed to us by our customers in connection with sales transactions. An allowance for uncollectible accounts is determined by management based on a review of our accounts, with consideration of historical losses, industry circumstances and general economic conditions. Accounts are charged against the allowance when all attempts to collect have failed.

Cash and cash equivalents

For purposes of the statements of cash flows, we consider all highly liquid cash investments that mature in three months or less when purchased, to be cash equivalents. Our bank deposits are generally not covered by deposit insurance.

Investments in Unconsolidated Affiliates

We account for our investments in unconsolidated affiliates by the equity method. The equity method of accounting is used when our investment in voting stock gives us the ability to exercise significant influence over operating and financial policies of the investee and when we hold 20% or more of the voting stock of the investee, but no more than 50%. Baja and Oceanic were accounted for using the equity method from July 20, 2010 (date of acquisition of 33% ownership) to November 30, 2010 (date of purchase of remaining shares, described in Note 7). Subsequent to November 30, 2010, Baja and Oceanic have been consolidated.

Accounting for Employee Stock Options

Stock-based compensation cost is estimated at the grant date based on the fair value of the award, and the cost is recognized as expense ratably over the vesting period. Determining the fair value model to use requires judgment. Determining the assumptions that enter into the model is highly subjective and also requires judgment. The significant assumptions include long-term projections regarding stock price volatility, expected term of the awards, interest rates and dividend yields. We use the Black-Scholes model for estimating the fair value of stock options. Since we have no prior trading history, expected volatility is estimated based on the historical volatility of similar companies in the same industry as we are. The expected term of awards granted is estimated based on the simplified method as documented in Staff Accounting Bulletin (SAB) 107 and SAB 110 for companies that do not have sufficient data to provide for a reasonable basis for the expected term. The forfeiture rate is estimated to be zero because there is no history of employees leaving the company and we do not expect forfeitures to occur. The risk-free interest rate is estimated based upon rates for long-term U.S. Treasury securities with maturities equal to the expected term of the options. We do not presently pay dividends.

Derivative stock warrants

As described above, our reporting currency was the USD and its functional currency was the Croatian HRK through November 30, 2010, as virtually all current operations were in Croatia. Capital raising efforts are conducted primarily in USD and we have and will continue to issue warrants to purchase common shares at prices denominated in USD.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Through November 30, 2010, the fact that the exercise prices of the warrants were not denominated in the functional currency required that the warrants be considered derivatives and recorded at their estimated fair value as liabilities.  As of each reporting date, the estimated fair value of the warrants that remained outstanding was re-assessed and the recorded liabilities were adjusted.  If the warrants increased in fair value, the increase was shown as an expense in the income statement and if the warrants decreased in fair value, a gain was recorded for such decrease. This procedure was used through November 30, 2010, the date of the Baja and Oceanic acquisition. Effective December 1, 2010 our functional currency became the USD and we reclassified the $1.3 million liability for 5.2 million of our outstanding warrants to stockholders’ equity, after first adjusting its fair value and recording a gain in the Statement of Operations in Gain on Derivative Stock Warrants. The remaining 4.9 million warrants continue to be accounted for as liabilities due to specific features within the warrant agreements. See Note 10 for further details.

Recent Accounting Pronouncements

In January 2010, the FASB issued new accounting guidance that requires new disclosures related to fair value measurements. The new guidance requires expanded disclosures related to transfers between Level 1 and 2 activities and a gross presentation for Level 3 activity. The new accounting guidance is effective for fiscal years and interim periods beginning after December 15, 2009, except for the new disclosures related to Level 3 activities, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. The new guidance was effective in the third quarter of fiscal year 2010 for Level 1 and Level 2 activities but disclosures related to Level 3 activities, will not be effective until the first quarter of fiscal year 2012. We have stock warrants which are categorized as Level 3 liabilities.

In January 2010 the FASB issued guidance that revises analysis for identifying the primary beneficiary of a variable interest entity, or VIE, by replacing the previous quantitative-based analysis with a framework that is based more on qualitative judgments. The new guidance requires the primary beneficiary of a VIE to be identified as the party that both (i) has the power to direct the activities of a VIE that most significantly impact its economic performance and (ii) has an obligation to absorb losses or a right to receive benefits that could potentially be significant to the VIE. This guidance is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2009. We adopted the provisions of this guidance effective January 1, 2010, which did not have a material impact on our consolidated financial statements.

Reclassifications

Certain items in the prior periods have been reclassified to conform with the March 31, 2011 presentation, with no effects on previously reported equity.

3.	Significant concentrations

Sales of tuna to two customers in Japan accounted for approximately 82.6% and 82.8%, of our net revenue for the three and nine months ended March 31, 2011, respectively. One customer, a related party (see Note 11) accounted for 68.1% and the other non-related party for 14.5% for the three months ended March 31, 2011.  One customer, a related party (see Note 11) accounted for 72.0% and the other non- related party for 10.8% for the nine months ended March 31, 2011. For the three and nine months ended March 31, 2010, sales to two customers in Japan accounted for approximately 99.7% and 99.7%, respectively, of our net revenue.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4.	Inventories

Inventories are comprised as follows as of March 31, 2011 and June 30, 2010:

	March 31, 2011	June 30, 2010
Live stock inventories:
0-30 kg.	$21,057	$7,132
30-60 kg.	17,965	8,925
60+ kg.	2,167	3,074
	41,189	19,131
Fish feed	1,838	636
Total inventories	$43,027	$19,767

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on a weighted average basis and includes all costs to acquire and to bring the inventories to their present location and condition. The inventories purchased as part of the Baja acquisition were recorded at fair value which was estimated based upon the market prices that a market participant would be willing to pay for the inventory, less costs incurred up to the estimated harvest date and a reasonable profit margin on the cost incurred and the selling efforts. See Note 7 for further information on the Baja acquisition. International regulations prohibit the sale for consumption of Northern Atlantic Bluefin Tuna under 30 kg.  We evaluate the net realizable value of our inventories on a regular basis and will record a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

5.	Other current assets

The Company’s other current assets as of March 31, 2011 and June 30, 2010 were as follows:
	March 31, 2011	June 30, 2010

Prepaid fishing expenses	$640	$-
Refundable income taxes	-	16
Prepaid expenses	667	24
Other receivables	134	278
Prepaid insurance	346	-
	$1,787	$318

6.	Property and equipment

The Company’s property and equipment as of March 31, 2011 and June 30, 2010 were as follows:
	March 31, 2011	June 30, 2010
Cost:
Land	$485	$431
Buildings	2,808	2,495
Vessels	13,749	8,143
Machinery and equipment	9,633	6,884
Fixtures and office equipment	347	110
Vehicles	235	-
Construction in progress	452	34
	27,709	18,097
Less accumulated depreciation:
Buildings	1,142	918
Vessels	5,154	3,982
Machinery and equipment	5,541	4,428
Fixtures and office equipment	142	97
Vehicles	58	-
	12,037	9,425
Property and equipment, net	$15,672	$8,672

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7.	Acquisition of Baja and Oceanic

As of June 30, 2010, Atlantis, our principal stockholder, had advanced $4.9 million as a deposit toward the purchase price of the anticipated acquisition by Umami of Baja, a Mexican corporation and its affiliate Oceanic, a California corporation. Baja owns and operates facilities and equipment in Mexico where it farms Pacific Northern Bluefin Tuna for sale primarily into the Japanese sushi and sashimi market.

On July 20, 2010, we entered into a stock purchase agreement with Corposa, S.A. de C.V. (Corposa), Holshyrna ehf, (Holshyrna) and certain other parties, providing for the sale from Corposa and Holshyrna of 33% of the equity of Baja and Oceanic. The agreement provided for acquisition of 33% interests in each entity for $8 million, which was funded by Atlantis and charged against our line of credit from Atlantis.

As part of the stock purchase agreement, we also acquired the option, exercisable by September 15, 2010, to purchase all remaining Baja and Oceanic shares in consideration for the issuance of a) 10,000,000 restricted shares of our common stock and b) the payment in cash of $10.0 million. On September 15, 2010, we exercised the option and on September 27, 2010, the parties to the agreements entered into amendments to each of the agreements requiring certain capital distributions plus an additional $2.0 million related to the amendments to be made to the selling parties on or before November 30, 2010.  On November 30, 2010, we consummated the acquisition of Baja and Oceanic.  However, instead of making the $10.0 million cash payment described above, we paid $7.8 million in cash and issued zero interest promissory notes in the aggregate principal amount of $2.2 million on November 30, 2010. The notes which were unsecured were due and paid on December 10, 2010.  The $19.1 million paid for the purchase of Baja and Oceanic, as disclosed in the statement of cash flows, is comprised of the $12.0 million paid at the acquisition date plus $7.5 million of working capital advances, net of $0.4 million cash acquired. The total purchase price for the acquisition of Baja and Oceanic was $32,651,000 including 10,000,000 shares of Company common stock valued at $12,050,000

We have accounted for the acquisition of Baja as a step acquisition business combination. Under business combination accounting, the assets and liabilities were recorded as of the acquisition date, at their respective fair values, and consolidated with our assets and liabilities.  The purchase price allocation is based on estimates of the fair value of assets acquired and liabilities assumed. Under step acquisition requirements, our initial unconsolidated investment in Baja is also recorded at fair value based on the purchase price. The fair value of previously held equity was calculated based on the price for the remaining two-thirds of the company shares of Baja and Oceanic. Due to the short period of time that elapsed between the close of the acquisition and quarter end, the entire purchase price allocation is considered preliminary. During the three months ended March 31, 2011, our estimate of the net fair value of assets acquired and liabilities assumed increased by $0.9 million. Fixed assets were increased by $0.4 million.  Long-term deferred tax assets were decreased by $0.5 million by a review for the realizeability of the tax assets which determined that the tax assets would not be realizable. Deferred tax liabilities were decreased by $1.0 million due to the change in the anticipated statutory tax rate along with revisions to the fair value of the assets acquired.

The fair value of the shares issued as consideration was based on the weighted average of the estimated per share fair value of common shares contained within unit sales during the two months prior to the acquisition date and the weighted average price of common shares traded in the over the counter market during the two days prior to the acquisition.

The fair value of the purchase consideration was as follows:

Cash	$12,000
10 million shares of Umami stock	12,050
Fair value of previously held equity interest	8,601
Total purchase price	$32,651

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The preliminary purchase price has been allocated as follows:

(in thousands)	Quarter ended December 31, 2010	Adjustments in Quarter ended March 31, 2011		Quarter ended March 31, 2011
Cash	$385	$		$385
Accounts receivable	1,210			1,210
Other accounts receivable	615			615
Inventory	37,756			37,756
Other current assets	456		(17)	439
Property, plant and equipment	6,225		403	6,628
Farming concessions	3,000			3,000
Long-term deferred tax assets	471		(471)	-
Other long-term assets	118			118
Total assets acquired	$50,236		$(85)	$50,151

Accounts payable and accrued liabilities	$2,833	$		$2,833
Working capital advances from Umami	7,494			7,494
Short-term notes payable	3,191			3,191
Deferred tax liability	2,232		(1,015)	1,217
Total liabilities assumed	15,750		(1,015)	14,735
Net assets acquired	$34,486		$930	$35, 416

We recognized a preliminary gain on bargain purchase of $2.8 million.  We expect to finalize this amount on or before the filing of our June 30, 2011 financial report, but no later than one year from the acquisition date.

Transaction costs related to the acquisition of Baja and Oceanic were $0.1 million.

Since November 30, 2010, the date of the acquisition of Baja and Oceanic, sales were $27.8 million and net income attributable to Umami shareholders was $0.4 million.

The following table presents pro forma information for the company as if the investment in Baja and Oceanic had occurred at the beginning of each period presented:

(in thousands)	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	Nine Months Ended March 31, 2011	Nine Months Ended March 31, 2010

Net revenue	$42,338	$22,241	$70,902	$31,823
Operating income	6,379	1,617	8,291	2,204
Net income (loss)	2,730	(839)	1,743	(1,711)
Net income (loss) attributable to Umami stockholders	2,808	(177)	2,537	(617)
Basic and diluted net income (loss) per share attributable to Umami stockholders	$0.05	$(0.00)	$0.04	$(0.02)

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8.	Borrowings

Our borrowings (in thousands) as of March 31, 2011 and June 30, 2010 were as follows:

	Facility	Interest rate	Effective rate at March 31, 2011	March 31, 2011	June 30, 2010

Erste&Steiermaerkische bank d.d.	HRK 19,240,000	5% floating	-	$-	$3,258
Erste&Steiermaerkische bank d.d.	HRK 29,240,000	5% floating	5.81%	5,572	-
Erste&Steiermaerkische bank d.d.	HRK 30,000,000	5% floating	6.24%	5,717	5,080
Erste&Steiermaerkische bank d.d.	EUR 1,375,000	EURIBOR +7%	8.07%	41	1,675
Erste&Steiermaerkische bank d.d.	JPY 180,000,000	3M LIBOR+6.5%	6.69%	2,164	2,025
Erste&Steiermaerkische bank d.d.	CHF 707,000	3M CHF LIBOR +7%	8.42%	767	649
Volksbank d.d.	HRK 10,000,000	40% at HBOR + 60% at 5.9%	5.55%	1,747	-
Bancomer	MXN 40,000,000	TIEE + 4.5%	9.34%	3,363	-
Secured notes	USD 3,125,000	9%	9%	3,125	-
Secured notes	USD 3,600,000	Nil	Nil	3,600	-

Total obligations under capital leases				36	41
Less: Debt discount				(1,316)	-
Total borrowings				$24,816	$12,728
Presented in consolidated balance sheets as follows:
Short-term borrowings				$23,685	$12,700
Long-term debt				1,112	-
Long-term obligations under capital leases				19	28
Total borrowings				$24,816	$12,728

Kali Tuna has a credit facility with Erste&Steiermaerkische bank. d.d. that consists of four revolving credit lines amounting to HRK 29,240,000 ($5.6 million), HRK 30,000,000 ($5.7 million), EUR 1,375,000 ($1.9 million) and  JPY 180,000,000 ($2.2 million) which mature on February 15, 2012, March 15, 2012, March 1, 2011and March 1, 2012, respectively. During the three months ended March 31, 2011 the previous credit lines under the credit facility were paid off in full (except for the EUR 1,375,000 line of credit which was paid off on April 18, 2011) and the new credit lines were commenced. Baja had a credit facility with Bancomer of MXN 40,000,000 ($3.4 million) which matured and was paid in full on April 1, 2011. We are in the process of renewing this credit facility.

Certain of Kali Tuna’s and Lubin’s fixed assets are pledged to the Croatian bank in connection with these loans. The loan from Bancomer was collateralized by certain inventory of Baja.

The Kali Tuna loan from Volksbank d.d., HRK 10,000,000 ($1.7 million), matures December 31, 2013 and is payable in quarterly installments of $0.2 million beginning March 31, 2011. The terms of the loan call for a variable interest rate based on 40% at HBOR rate plus 60% at a rate of 5.9%. The loan is collateralized by certain inventory of the business.

The loan from Erste&Steiermaerkische bank. d.d. for 707,000 CHF ($ 0.8 million) matures March 1, 2012  with interest payable monthly based on the three-month CHF LIBOR rate plus 7%. The loan is collateralized by certain Kali Tuna and Lubin fixed assets.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Kali Tuna entered into an agreement on October 7, 2010 with Erste&Steiermaerkische bank d.d. providing for a 6.7 million Euros ($9.3 million) line of credit. The loan matured and was paid off March 1, 2011. Interest was payable monthly based on the three-month EURIBOR rate plus 5.25%.  The loan was collateralized by certain Kali Tuna and Lubin fixed assets and certain Kali Tuna inventory.

On October 7, 2010, we entered into a note and warrant purchase agreement with a secured note lender.  We received gross proceeds of $5 million in exchange for: (i) a note payable of $2.5 million which matured and was paid off on March 31, 2011, (ii) a note payable of $3.1 million which matures on March 31, 2012, and (iii) warrants to purchase 3.0 million shares of our common stock. Both notes bear interest at 9% per year.  However, additional interest expense between $0.3 million and $1.5 million would become due and payable over the terms of the notes if we do not achieve certain EBITDA thresholds. The note also restricts repayments of the Aurora notes payable to amounts lower than $4.0 million while the $3.1 million note is outstanding. The remaining note is collateralized by certain assets of the Company and its subsidiaries.  In addition, we have pledged our shares in Bluefin, and Baja has guaranteed the Company's obligations to the lender.

The exercise prices for common stock underlying the warrants are $1.50 for 1.0 million shares and $1.00 for the remaining 2.0 million shares.  The exercise price and number of shares issuable upon exercise of the warrants are subject to anti-dilution provisions for subsequent issuances of our common stock at prices below the exercise prices of the warrants.  The exercise price is further subject to adjustment based upon the non achievement of certain EBITDA goals. The lender also received demand and piggy-back registration rights in connection with the shares issuable upon exercise of the warrants.  In connection with this transaction, we paid an advisor a fee consisting of (i) $0.5 million and (ii) warrants to purchase 0.3 million shares of our common stock, at exercise prices equal to 110% of those applicable to the warrants that were issued to the lender.   The lender also received a closing fee of $25 thousand and was reimbursed for costs of $0.1 million from the gross proceeds. Additional closing costs of $0.1 million were paid to the lender. The warrants related to the note have been recorded as a stock warrant liability and the fair value of $1.5 million was calculated using a Black-Scholes pricing model and was recorded as a discount to the notes payable. See Note 10 for further information on the warrants. The discount for the warrants, the original debt discount and the deferred financing costs totaling $3.0 million are being amortized using the effective interest method over the life of these loans and is recorded as interest expense in the Statement of Operations.

On November 15, 2010, we entered into a note purchase agreement with private party lenders. We received gross proceeds of $2.8 million in exchange for promissory notes in the aggregate principal amount of $2.8 million which matured on January 14, 2011.  The notes bore interest at the rate of 6% for the first 30 days and 9% for that portion of the notes that had not been repaid by December 15, 2010. The notes were collateralized by Bluefin Tuna inventory and the pledge of certain of our shares held by Atlantis. As compensation for its services, we issued 0.1 million warrants to purchase shares of our common stock at $1.10 per share and $ 0.1 million to a firm that acted as a placement agent. The notes were paid in full on January 14, 2011.

On February 28, 2011, we entered into a note purchase agreement with private party lenders. We received gross proceeds of $3.5 million in exchange for promissory notes in the aggregate principal amount of $3.5 million which matured on April 18, 2011.  The notes bore interest at the rate of 4.5% per month from the effective date of February 16, 2011 through repayment. The notes were collateralized by Bluefin Tuna inventory and the pledge of certain of our shares held by Atlantis. The notes were paid in full on March 16, 2011.

On March 31, 2011, we entered into a note purchase agreement with a private party lender. We received gross proceeds of $3.5 million in exchange for a promissory note in the aggregate principal amount of $3.6 million which originally matured on May 16, 2011 and was subsequently extended to May 25, 2011. The note bears no interest and is collateralized by certain accounts receivable of Baja.

See Note 11 for the borrowings from related parties at March 31, 2011.

Deferred financing costs of $3.3 million related to the secured notes payable were incurred and $0.8 million and $1.6 million amortized in the three and nine months ending March 31, 2011, respectively.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9.	Variable interest entities

We have determined that Kali Tuna and its affiliates provided the majority of financial support to Lubin and KTT through various sources including the purchase and sale of inventory, rental income and unsecured loans. In addition, as of March 31, 2011, Kali Tuna was a guarantor for repayment of Lubin´s note payable to Erste&Steiermaerkische bank d.d. in the amount of CHF 707,000 ($0.7 million).

Financial support provided by Kali Tuna and its affiliates to Lubin and KTT as of March 31, 2011 and June 30, 2010 and during the three and nine months ended March 31, 2011 and 2010 follows:

	Lubin Three Months Ended		Lubin Nine Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Rental income and sale of inventory	$496	$424	$1,425	$1,780
Purchase of inventory	-	-	-	34

	March 31, 2011	June 30, 2010

Unsecured loans	$6,837	$6,028

Selected information from the balance sheets of Lubin and KTT as of March 31, 2011 and June 30, 2010, and the results of operation for Lubin for the three and nine months ended March 31, 2011 and 2010 (KTT had no activitiy during these periods):

	Lubin		KTT
	March 31, 2011	June 30, 2010	March 31, 2011	June 30, 2010

Total assets	$5,839	$5,496	$54	$51
Total liabilities	8,449	7,308	-	-
Stockholders’ equity	(2,610)	(1,812)	54	51

	Lubin Three Months Ended		Lubin Nine Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Net sales	$496	$428	$1,489	$1,806
Net income (loss)	10	(590)	(562)	(912)

As described in Note 2, the BTH joint venture activities previously conducted through KTT were, beginning during the year ended June 30, 2009, conducted within Kali Tuna. BTH contributed livestock to the joint venture during 2009 and its 50% share in the profits generated has been reflected as a noncontrolling interest within these consolidated financial statements until the BTH Joint Venture was terminated in October, 2010. Selected balance sheet information related to these activities as of March 31, 2011 and June 30, 2010, and the results of its operations for the three and nine months ended March 31, 2011 and 2010 were as follows:

	March 31, 2011	June 30, 2010

Total assets	$-	$2,354
Total liabilities	-	-
Venturers’ equity	-	2,354

	Three Months Ended		Nine Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Net sales	$-	$-	$-	$24
Net income (loss)	(1)	(144)	(146)	(358)

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

We have determined that Baja has provided the majority of financial support to Marpesca through various sources including the purchase and sale of inventory. Selected balance sheet information related to these activities as of March 31, 2011, and the results of its operations for the three and nine months ended March 31, 2011 were as follows:

			(in thousands)
			March 31, 2011	June 30, 2010

Total assets			$915	$-
Total liabilities			1,221	-
Stockholders’ equity			(306)	-

	Three Months Ended		Nine Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Net sales	$64	$-	$128	$-
Net income (loss)	(219)	-	(306)	-

10.	Stock options and warrants

We do not currently have a formal stock option plan. On June 30, 2010, stock options were granted to two employees to purchase a total of 1,100,000 shares of our common stock at $1.00 per share. Of these options, 183,333 vested immediately, with an additional 183,333 shares vesting on the first anniversary of the grant. An additional 366,667 shares will vest on each of the second and third anniversary dates of the grant. The options have a 5 year contractual term with 4.25 years remaining at March 31, 2011. There were no new grants of stock options during the nine months ended March 31, 2011.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model, and the following assumptions:

Average risk-free interest rate	1.91%
Expected dividend yield	None
Expected volatility	50%
Expected term (years)	3.0

The risk-free interest rate is estimated based upon rates for long-term U.S. Treasury securities. Since we had no prior trading history, expected volatility is estimated based on the historical volatility of similar companies in the same industry as we are. The expected term of awards granted is estimated based on the simplified method as documented in SAB 107 and SAB 110 for companies that do not have sufficient data to provide for a reasonable basis for the expected term.

The intrinsic value of stock options is calculated as the amount by which the fair value of our common stock exceeds the exercise price of the option. At June 30, 2010, there was limited trading of the our stock, so the fair value was estimated by reference to the 7.3 million share units sold for $1.00 each on June 30, 2010 and the 1.4 million share units sold for $1.00 each in August, 2010, as described in detail below. The fair value for each share and each warrant was estimated using a Black-Scholes pricing model. The share value was estimated to be $0.96 and the warrant value was estimated to be $0.04; thus, the exercise price of $1.00 per share is greater than the estimated fair value of $0.96 and there was zero intrinsic value at June 30, 2010. During the quarter ended December 31, 2010, 1.7 million share units were sold for $1.80 each in November, 2010, as described below. The fair value for each share and each warrant was estimated using a Black-Scholes pricing model. The fair value per share was estimated to be $1.19 and the warrant fair value was estimated to be $0.31; thus, the exercise price of $1.00 per share is less than the estimated fair value of $1.19 and the intrinsic value at March 31, 2011 is $0.2 million.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The weighted-average grant-date fair value of options granted during the year ended June 30, 2010 has been estimated at $0.33 and the total grant-date fair value of stock options vested during the nine months ended March 31, 2011 has been estimated at $0.1 million. There was no tax benefit related to the stock based compensation because we have incurred losses in the U.S. and it is not probable that we would be able to use any tax benefit in the future. Stock-based compensation expense recognized as selling, general and administrative expenses in the Consolidated Statement of Operations was $39 thousand and $120 thousand for the three and nine months ended March 31, 2011, respectively and zero for the three and nine months ended March 31, 2010. As of March 31, 2011, total unrecognized compensation expense related to stock-based compensation is $0.2 million, which is expected to be recognized over the remaining vesting period of two and one half years.

At March 31, 2011, warrants were outstanding as follows:

	Warrants (in thousands)	Exercise Price	Term
Balance at June 30, 2010	3,190	$1.00 to $2.00	3-5 years
Issued in connection with private placements of units	3,476	$1.50 to $2.00	5 years
Issued in connection with Secured Notes	3,416	$1.00 to $1.65	5 years
Balance at March 31, 2011	10,082
Weighted average exercise price	$1.56

In July, 2010, we issued 1.4 million units, with each unit consisting of one share of common stock and a five-year warrant to purchase 0.2 shares of common stock at $2.00 per share. Each unit was issued for $1.00, resulting in gross proceeds of $1.4 million. As compensation for their services, we issued 0.1 million shares of stock and 0.1 million additional whole-share three-year warrants to purchase shares of its common stock at $2.00 per share to two firms who acted as placement agents for the private placement.

On October 20, 2010, we issued 1 million units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at $1.80 per share. Each unit was issued for $1.50, resulting in gross proceeds of $1.5 million. The company paid $0.3 million in costs related to the offering.

From October 28, through November 18, 2010, we issued 1.7 million units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at $1.80 per share. Each unit was issued for $1.50, resulting in gross proceeds of $2.5 million. As compensation for their services, we issued 0.3 million five-year warrants to purchase shares of its common stock at $1.80 per share and $0.4 million to two firms who acted as placement agents for the private placement. We paid $30 thousand in costs related to the offering.

For each of the above offerings, the warrants are each exercisable into one share of common stock. The warrants were recorded as derivative warrant liabilities with the offset to additional paid in capital as explained in Note 2, due to our functional currency being different than the currency of the warrants. With the change to a functional currency to the USD in the period ended December 31, 2010, $1.3 million (5.2 million) of the warrants were revalued at November 30, 2010 and were reclassified from derivative warrant liability into additional paid in capital. Certain of the unit warrants and placement agent warrants were deemed to be derivative warrants due to variable terms of exercise and exercise price based on potential future stock offerings and a calculated future market value for our stock. These stock warrants were recorded as a stock warrant liability and were revalued at March 31, 2011 with a loss on derivative stock warrants of $0.1 million.

As described in Note 8, on October 7, 2010, we entered into a note and warrant purchase agreement with a secured lender.  The exercise prices for common stock underlying the warrants are $1.50 for 1 million shares and $1.00 for the remaining 2 million shares.  The warrants are each exercisable into one share of common stock. The exercise price and number of shares issuable upon exercise of the warrants are subject to anti-dilution provisions for subsequent issuances of our common stock at prices below the exercise prices of the warrants and other terms and were therefore accounted for as stock warrant liability with the offset to the long term portion of the notes payable. In connection with this transaction, we paid an advisor a fee consisting of (i) $0.5 million and (ii) warrants to purchase .3 million shares of our common stock, at exercise prices equal to 110% of those applicable to the warrants that were issued to the lender.

On November 15, 2010, we entered into a note purchase agreement with private party lenders. As compensation for its services, we issued 0.1 million warrants to purchase shares of our common stock at $1.10 per share and $0.1 million to a firm that acted as a placement agent. These agent warrants and those related to the October 8, 2010 note agreement were accounted for as stock warrant liability with the offset to the long term portion of the notes.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The warrants are recorded at estimated fair value based on level 3 inputs. The following table summarized activity for the period (in thousands).

Balance as of June 30, 2010	$697
New warrants issued	2,882
Revaluation for fair market value	(1)
Reclassification of warrants to equity upon change of functional currency	(1,290)
Balance as of March 31, 2011	$2,288

The fair value of the warrants is estimated using the Black-Scholes valuation model with the following assumptions:

	March 31,	June 30,
	2011	2010
Exercise prices	$1.00-$1.80	$1.00-$2.00
Market price	$1.19	$0.96
Expected dividends	-	-
Expected volatility	50%	50%
Average risk-free interest rate	2.24%	1.90%
Expected term / life (in years)	4.5	5

11.	Related parties

Related parties are those parties which have influence with us, directly or indirectly, either through common ownership or other relationship.  We have had transactions with Atlantis (as previously defined), including its wholly owned subsidiaries (“Atlantis Subsidiaries”) and Aurora Investments ehf (“Aurora”, a shareholder of Umami which is indirectly owned by our Chief Executive Officer who is also a Director).

Financing transactions

During July and September, 2010, we entered into a Line of Credit agreement, and an amendment to the agreement, with Atlantis (the “Atlantis Agreement”), providing for a $15 million loan facility consisting of two components: a line of credit for the amount of $9.9 million and a term loan of $5.1 million. Through March 31, 2011, the amounts advanced under the Atlantis Agreement was approximately $18.6 million, which was used for the purchase of the initial 33% of Baja along with the financing of Baja's and Kali Tuna's operations, and for Umami corporate expenses. Atlantis was allowed to collateralize amounts owed by a pledge of certain of our inventory.  While we exceeded the borrowing limit on the original credit facility, we were not in default as Atlantis consented to exceeding the loan facility up to $20 million.  Funds advanced under the facility accrued interest at the rate of 1% per month which was earned monthly.  Interest expense for the nine months ended March 31, 2011 was $1.0 million and was added to the outstanding loan balance.  Cash payments of $0.5 million were made against the outstanding balance.

In July 2010, we entered into an agreement with Aurora (the “Aurora Note”), for loans totaling $2.3 million made to Umami. Funds advanced under the Aurora Note accrue interest at the rate of 1% per month and are payable monthly.  In the event the interest is not paid monthly such amounts may be deferred, however the rate of interest changes to 1.5% per month for amounts accrued but unpaid. The amounts advanced under the Aurora Notes were used for the purchase of the initial 33% of Baja along with the financing of Baja's and Kali Tuna's operations, and for Umami corporate expenses.  At March 31, 2011 no further amounts may be drawn under the Aurora Note.  Interest expense for the nine months ended March 31, 2011 was $0.3 million. For the nine months ended March 31, 2011 we had paid $1.3 million in principal and interest on the Aurora Note. The remaining balance of this Aurora Note will be settled against amounts receivable from sales of Bluefin Tuna from an Atlantis Subsidiary (see below).

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

On February 11, 2011, Atlantis and Aurora agreed to refinance the amounts due from us.  As part of the refinancing Aurora assumed $8.0 million of the amounts due to Atlantis from us.  We consented to the refinancing as we believe that the terms of the resulting agreements are at least as favorable as under the individual agreements and extend the maturities of the amounts due to our benefit.

In connection with the refinancing, we issued new notes to Aurora (the “New Aurora Notes”).  The notes are due as follows: $4.0 million from January 31, 2012 to March 31, 2012 with the remaining $4.0 million due from January 31, 2013 to March 31, 2013.  The notes bear interest at 1% per month, payable monthly, until March 31, 2012 at which time any outstanding balances will be assessed monthly interest of 1.25%.  While the notes may be prepaid, any prepayment is subject to certain restrictions while the borrowings related to the October 7, 2010 notes are outstanding. See Note 8.

On March 15, 2011 Atlantis agreed to settle $8.9 million of the remaining outstanding balance owed on the Atlantis Agreement against a portion of the outstanding account receivable balance at that date for fish sold by us to an Atlantis subsidiary.  Additions to the loan for interest of $0.4 million for the quarter ended March 31, 2011 resulted in a note balance outstanding at March 31, 2011 of $0.9 million.  The remaining balance of the Atlantis note will be settled against amounts receivable from Sales of Bluefin Tuna from an Atlantis subsidiary (see below).

Sales of Bluefin Tuna

For the nine months ended March 31, 2011, an Atlantis subsidiary has purchased a total of $44.8 million (including $4.0 million prior to the completion of the acquisition of Baja) of Bluefin Tuna from the our operations.  At March 31, 2011, the Atlantis subsidiary owed $12.3 million to us relative to such sales. The devastation to the Japanese infrastructure and commerce caused by the earthquake, tsunami and nuclear damage, has disrupted payments related to the amounts owed to us.  From March 31, 2011 through May 11, 2011 we have received $3.9 million related to the outstanding accounts receivable.  Of the remaining amounts due the next $5.4 million received will be retained by Umami for working capital purposes.  Final collection of $3.0 million will be utilized to settle the remaining $0.9 million due under the Atlantis Agreement, $1.3 million will be utilized to settle the remaining balance of the Aurora Note and $0.8 million will be utilized to settle the commissions due under the Sales Agency agreement (see below).

While the amounts are by their original terms past due, we expect to receive all amounts owed by the Atlantis Subsidiary by the end of May 2011.  Atlantis has unconditionally guaranteed payments of all amounts due from its subsidiary.  Additionally, Aurora has agreed to exchange amounts owed to it under the New Aurora Notes for equal amounts of accounts receivable from the Atlantis Subsidiary in the event Atlantis or the Atlantis subsidiary are unable to pay the amounts due to Umami.  Accordingly, Umami would not suffer a financial loss related to the non-payment of amounts due from the Atlantis subsidiary.

Sales agency agreement

Contemporaneously with the completion of the Share Exchange, we entered into a sales agency agreement with Atlantis.  Under the terms of the agreement, Atlantis was granted the exclusive right to sell, on our behalf, all of its Northern Bluefin Tuna products into the Japanese market. We will pay to Atlantis a commission of 2% of all net sales proceeds under the agreement.  The agreement may be terminated at any time by either party upon six months prior notice. In addition, it may be terminated immediately by us if Atlantis defaults in its obligations under the agreement following a 21-day notice and cure period.

For the nine months ended March 31, 2011, substantially all of our sales were covered by this agreement.  Commissions totaling $1.0 million have been accrued and are included in selling, general and administrative expenses in the Statement of Operations.  At March 31, 2011, $0.8 million of the commissions are outstanding and will be settled against amounts receivable from sales of Bluefin Tuna from an Atlantis subsidiary (see above).

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Call Option Agreement

Contemporaneously with the completion of the Share Exchange, we entered into a call option agreement that granted us, until December 1, 2010, the right to purchase from Atlantis the following assets at the prices set forth below.

•
The patent and the U.S. ownership rights to Freshtec, a method to treat food, fish and meat to improve storage durability of the food being treated, at an option price of $2.3 million.  The patent application is pending.

•	Factory equipment for food processing, packaging and processing using the Freshtec method, at an option price of $1.5 million.

•
Farming concession for up to 1,000 tons stocking rights for striped sea bass, yellow tail tuna and king fish with necessary farming equipment, at Todos Santos, Mexico, at an option price of $1.5 million.

•	The entire share capital in Havetorsk AS, Mausund, Norway, a Norwegian cod farming company, at an option price of $7.0 million.

Atlantis extended the date for the exercise of the options of the above except the Norwegian cod farming company until the end of March, 2011.  In January we exercised the option and authorized our management to negotiate financing terms with Atlantis to acquire the above (except for the Norwegian cod farming company). The companies are still in negotiations on financing terms.  The option for the Norwegian cod farming operation has expired.

Other

We purchased certain farming assets from an Atlantis Subsidiary for $0.3 million prior to June 30, 2010.  Such amount was added to the amounts due under the Atlantis Agreement. We reimburse Atlantis for certain services provided to Umami as well as out of pocket expenses paid on our behalf.  For the nine months ended March 31, 2011 a total of $0.5 million were billed for services and reimbursements which were added to the amounts owing under the Atlantis Agreement.

Additionally, Atlantis has provided loan guarantees and other credit support through its banking relationships and has in the past pledged Umami shares owned by them as collateral for certain financing transactions with private party lenders.

The amounts above are included in the balance sheet and income statement as follows (in thousands):

Balance Sheet	March 31, 2011	June 30, 2010
Current Assets
Trade accounts receivable related parties	$12,302	$-
Other accounts receivable related parties	-	681
Total accounts receivable related parties	$12,302	$681

Accounts payable to related parties	$796	$257

Notes payable to related parties
Due to Atlantis - principal	$909	$-
Due to Aurora - principal	9,260	-
- accrued interest	102	-
Total	$10,271	$-
Included in current portion	6,271	-
Long term portion	$4,000	$-

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Three months ended		Nine months ended
Income Statement	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Sales to Atlantis Subsidiary – included in net revenue	$28,825	$-	$40,802	$-
Reimbursement of costs – included in selling, general and administrative expenses	13	-	459	-
Commission expense – included in selling, general and administrative expenses	536	-	1,033	-
Interest expense	557	-	1,364	-

12.	Income Taxes

The effective tax rate differs from the statutory U.S. federal income tax rate of 34% primarily due to foreign income tax and the valuation allowance against our domestic deferred tax assets.  We recorded an income tax provision of $1.7 million for the three months ended March 31, 2011 compared with $.5 million for the three months ended March 31, 2010.  This provision is related to taxes on income generated by our Croatian and Mexican subsidiaries in the current year.  We recorded an income tax provision of $2.1 million for the nine months ended March 31, 2011 compared with $.6 million for the nine months ended March 31, 2010.  Unremitted earnings of foreign subsidiaries have been included in the consolidated financial statements without giving effect to the United States taxes that may be payable as it is not anticipated such earnings will be remitted to the United States.

13.	Commitments and contingencies

During June 2008, the Financial Police of Ministry of Finance of the Republic of Croatia (FP) concluded an inspection of certain of our transactions and alleged the following underpayments of taxes and related interest:

Underpayment of value added taxes for calendar year 2006 and related interest, which total approximately $1.5 million, in connection with sales of tuna inventory by us to our 50%-owned subsidiary, Kali Tuna Trgovina, at its purchase cost.

Underpayment of tax on profit for the year ended June 30, 2007 and related interest, which total approximately $0.1 million, in connection with sales of tuna inventory by us to a subsidiary of Atlantis.

Any underpayments that are ultimately upheld at the conclusion of a permitted appeal process would also be subject to liability for additional interest penalties. In addition, we could potentially be held liable for similar transactions in subsequent years; as the applicable amounts of additional taxes and interest for those periods are dependent upon assessment of our transactions by FP, such amounts cannot be reasonably estimated.  We filed an appeal to contest these allegations. The claim was dismissed by the Appellate Body of Ministry of Finance. Dismissal did not terminate the process, but has obliged the FP to repeat the performed procedure, taking into account all facts and proof being proposed and disclosed by Kali Tuna in their appeal.  In April, 2010, FP repeated the process and made the same allegations, ignoring the obligatory instructions and guidelines being imposed by the Appellate Body of Ministry of Finance. In May, 2010, we again filed an appeal to contest the (repeated) allegations. Management expects, based upon the facts and circumstances of the relevant transactions, that we should ultimately prevail and incur no material liability. Accordingly, the accompanying consolidated financial statements do not reflect any adjustments related to this contingency.

In March, 2010, Kali Tuna purchased certain assets of another Croatian tuna farming entity, consisting of farming equipment and about 400 metric tons of live Bluefin Tuna, for an aggregate cost of $3.7 million. Title was transferred and payment was made, except in relation to a liability of $0.6 million for about 70 tons out of the total live tuna quantity, because the contract states that the payment does not become due until receipt of legal documentation proving good title for this 70 tons and because this tuna is not salable by us unless this documentation is available.  The seller filed a lawsuit against Kali Tuna to reclaim the disputed 70 tons but the claim was dismissed at the last hearing on March 18, 2011. We expect written judgment to be soon served and we expect the seller, who has meanwhile initiated a bankruptcy process, to contest the judgement. We are confident that the suit is without merit and that we will prevail in this matter.

UMAMI SUSTAINABLE SEAFOOD INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In February, 2011, Croatian Customs Authorities (CA) declared us, together with the seller discussed above, jointly liable for a tax debt totaling about $0.9 million related to the live tuna and some bait  that the seller sold to us. The tax debt consists of customs duties, value added tax and default interest which the CA allowed the seller not to pay based on the expected export of the live tuna. Since the seller instead sold the tuna locally to us, the duties, taxes and interest became payable immediately. Due to its insolvency and bankruptcy, the seller was only able to pay $0.1 million of the debt with the rest outstanding. Although we filed a complaint contesting the CA decree, we paid the $0.8 million in April, 2011 in order to avoid possible enforcement. We expect, based upon the facts and circumstances, that our appeal should ultimately prevail and the CA decree will be annulled.

14.	Subsequent events

 Grant of warrants

In conjunction with a public and investor relations service provider agreement, in April, 2011 we have granted the provider 150,000 five-year warrants to purchase our common stock for $1.50 per share.

Payoff of bank borrowing

On April 1, 2011 we paid in full the outstanding credit facility with Bancomer of MXN 40,000,000 ($3.4 million). We are in the process of renewing this credit facility.

Baja Aqua Farms, S.A. de C.V. and Subsidiaries and Affiliates
(A 99.98%-owned subsidiary of AUSA EHF)

Consolidated and Combined Financial Statements for the years
Ended December 31, 2009 and 2008,
And Independent Auditors’ Report.

BAJA AQUA FARMS, S.A. DE C.V. AND SUBSIDIARIES AND AFFILIATES
(A 99.98%-owned subsidiary of Ausa Ehf)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	F-35

EXAMINED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS:

Consolidated and Combined Balance Sheets	F-37

Consolidated and Combined Income Statements	F-38

Consolidated and Combined Statements of Changes in Stockholders’ Equity	F-39

Consolidated and combined Statements of Cash Flows	F-40

Notes to Consolidated and Combined Financial Statements	F-41

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders’ of
BAJA AQUA FARMS, S.A. DE C.V. AND SUBSIDIARIES AND AFFILIATES

1. We have audited the accompanying consolidated and combined balance sheets of BAJA AQUA FARMS, S.A. DE C.V. AND SUBSIDIARIES AND AFFILIATES (A 99.98%-owned subsidiary of Ausa Ehf) as of December 31, 2009 and 2008, and the related consolidated and combined statements of operations, consolidated and combined changes in stockholders’ equity and consolidated and combined cash flows for the years then ended, all expressed in U.S. dollars. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

2. We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

3.  As mentioned in Note 3, beginning January 1, 2009, the Company recently adopted the recognition of a provision for mortality suffered by bluefin tuna, therefore an accounting policy of Allowance for mortality inventories was registered. The effect of this change is charged to expenses for $1,733,573 with credit to inventories for that same amount, consequently, the 2009 and 2008 financial statements are not comparable.

4. The accompanying financial statements have been remeasured in accordance with the standards set forth in Statement of Financial Accounting Standards No. 52 from Mexican pesos (the currency of the country in which the Company is incorporated and in which it operates) into U.S. dollars (the functional currency of the Company) for purposes of inclusion in the consolidated financial statements of the Parent Company.

5. In our opinion, for the purpose of inclusion in the consolidated financial statements of the Parent Company, such remeasured financial statements present fairly, in all material respects, the financial position of BAJA AQUA FARMS, S.A. DE C.V. AND AFFILIATES as of December 31, 2009 and 2008, and the results of their  operations, changes in their stockholders’ equity and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

RSM  BOGARIN, ERHARD, PADILLA, ALVAREZ & MARTINEZ, S.C.

C.P.C. Jorge Luis Barraza Ruiz

Mexicali, B.C., Mexico
April 8, 2010.

BAJA AQUA FARMS, S.A DE C.V. AND AFFILIATES
(A 99.98%-OWNED SUBSIDIARY OF AUSA EHF)
CONSOLIDATED AND COMBED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008
(Notes 1, 2 and 3)
(In U.S. dollars)

	2009	2008
ASSETS:
CURRENT:
Cash and cash equivalents	$669,427	$66,443
Accounts receivable (Note 4)	6,370,279	5,898,625
Due from related parties (Note 8)	192,719	1,126,894
Inventories (Note 5)	12,330,547	7,951,598
Prepaid expenses	596,740	79,243
Total current assets	20,159,712	15,122,803

DEFERRED INCOME TAXES	406,444	295,160

PROPERTY, MACHINERY AND EQUIPMENT, Net (Note 6)	3,195,951	4,343,041
Total assets	23,762,107	19,761,004

LIABILITIES:
CURRENT LIABILITIES:
Notes payable to financial institutions	1,380,849	1,312,731
Accounts payable (Note 7)	6,396,039	5,020,379
Due to related parties (Note 8)	5,446,194	5,242,866
Total liabilities	13,223,082	11,575,976

STOCKHOLDERS' EQUITY:
Common stock (Note 10)	12,290,547	12,290,547
Contributions for future increases in capital	19,755,245	19,755,245
Premium on common stock	68,042	68,042

ACCUMULATED DEFICIT:
Prior years	(23,928,806)	(26,858,293)
Net income of the year	2,353,997	2,929,487
	(21,574,809)	(23,928,806)
Total stockholders’ equity	10,539,025	8,185,028
Total liabilities and stockholders’ equity	$23,762,107	$19,761,004

See accompanying notes to financial statements.

Oc. Víctor Manuel Guardado France
Legal representative

BAJA AQUA FARMS, S.A DE C.V. AND AFFILIATES
(A 99.98%-OWNED SUBSIDIARY OF AUSA EHF)
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Notes 1, 2 and 3)
(In U.S. dollars)

	2009	2008

NET SALES	$12,201,245	$8,369,847
COST OF SALES	6,862,116	4,553,283
Gross profit	5,339,129	3,816,564

General expenses	4,181,769	8,176,177

Income (loss) from operations	1,157,360	(4,359,613)

Other income (expenses), net (Note 11)	547,211	5,298,058

Comprehensive financing income (Note 12)	(615,773)	(1,039,911)

Income before income taxes benefit	2,320,344	1,978,356

Income taxes benefit (Note 9)	(33,653)	(951,131)

Net income (Note 13)	$2,353,997	$2,929,487

See accompanying notes to financial statements.

Oc. Víctor Manuel Guardado France
Legal representative

BAJA AQUA FARMS, S.A DE C.V. AND AFFILIATES
(A 99.98%-OWNED SUBSIDIARY OF AUSA EHF)
CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Notes 1, 2 and 3)
(In U.S. dollars)

				Retained earnings
	Common stock	Contributions for future increases in capital	Premium on common stock	Prior years	Net income of the year	Total stockholders’
Balance, December 31, 2007	$12,290,547	$0	$68,042	$(14,727,903)	$(12,130,390)	$(14,499,704)

Allocation of loss				(12,130,390)	12,130,390	0

Issuance of paid-in capital		19,755,245				19,755,245

Net income					2,929,487	2,929,487
Balance, December 31, 2008	12,290,547	19,755,245	68,042	(26,858,293)	2,929,487	8,185,028

Allocation of loss				2,929,487	(2,929,487)	0

Net income					2,353,997	2,353,997
Balance, December 31, 2009	$12,290,547	$19,755,245	$68,042	$(23,928,806)	$2,353,997	$10,539,025

See accompanying notes to financial statements.

Oc. Víctor Manuel Guardado France
Legal representative

BAJA AQUA FARMS, S.A DE C.V. AND AFFILIATES
(A 99.98%-OWNED SUBSIDIARY OF AUSA EHF)
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Notes 1, 2 and 3)
(In U.S. dollars)

	2009	2008
Operating activities:

Net income	$2,353,997	$2,929,487

Items related to investing activities:
Depreciation and amortization	631,718	1,326,507
Gain on sale fixed assets	(1,121,372)	(4,360,236)
Deferred income tax	(111,284)	(951,131)
Remeasurement gain	(841,425)	(2,473,187)
Total	911,634	(3,528,560)

Increase in accounts receivable	(245,654)	(4,939,421)
Decrease in due from related parties	938,644	9,215,432
Increase in inventories	(3,983,864)	(4,898,661)
(increase) decrease in prepaid expenses	(495,112)	99,657
Increase (decrease) in accounts payable	1,165,351	(826,140)
Decrease in due to related parties	129,368	(4,221,707)
Net cash flows used in operating activities	(1,579,633)	(9,099,400)

Investing activities:
Sales of machinery and equipment, net	1,636,744	9,420,156

Effect of exchange rate changes on cash	545,873	(1,110,862)

Net increase (decrease) in cash and cash equivalents	602,984	(790,106)

Cash and cash equivalents at beginning of year	66,443	856,549
Cash and cash equivalents at end of year	$669,427	$66,443

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$225,652	$297,323

Supplemental schedule of non-cash investing and financing activities:
Contributions for future increases in capital	$0	$19,755,245

See accompanying notes to financial statements.

Oc. Víctor Manuel Guardado France
Legal representative

BAJA AQUA FARMS, S.A DE C.V. AND AFFILIATES
(A 99.98%-OWNED SUBSIDIARY OF AUSA EHF)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(In U.S. dollars)

NOTE 1 – NATURE OF BUSINESS

Baja Aqua Farms, S.A. de C.V. and affliates (a 99.98% owned subsidiary of Ausa Ehf) (collectively, the “Company”), is engaged in the fishing, capture, farming, harvesting and sale of blue fin tuna on international markets, using the right procedures and technology as for fishing, capture and harvest.  The Company’s exports are made primarily to Japan.

The Company does not have employees.  Administrative services are performed by other company.

NOTE 2 – BASIS OF PRESENTATION OF THE FINANCIAL STATEMENTS

a).- The Company maintains its books and records in Mexican pesos and prepares financial statements in accordance with Mexican Financial Reporting Standards (“MFRS”) issued by the Mexican Board for Research and Development of Financial Reporting Standards (the “CINIF”).  The accompanying consolidated financial statements, prepared for purposes of consolidation with the Parent Company, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been translated into U.S. dollars as discussed below.

b).- Foreign currency financial statements. The Company’s functional currency is the U.S. dollar. Accordingly, the accompanying financial statements have been translated from Mexican pesos into U.S. dollars using current exchange rates for asset and liability accounts, paid-in capital, and for revenues and expenses.

c).- Consolidation and combination of financial statements - The consolidated and combined financial statements include the financial statements of Baja Aqua Farms, S.A. de C.V. and those of its subsidiaries and affiliates.  Variable interest entities in which the Company has an interest have been consolidated where the Company is identified as the primary beneficiary. Investments in which the Company has the ability to exercise significant influence but not control are accounted for using the equity method. All significant intercompany transactions and balances have been eliminated in consolidation.

d).- Baja Aqua Farms, S.A. de C.V and subsidiaries and affiliates and related shareholding percentages are shown below:

	Ownership
Company	Percentage
Rancho Marino Guadalupe, S.A. de C.V.	99%	Consolidated
Marpesca, S.A. de C.V.	0%	Combined

Significant intercompany balance and transactions have been eliminated in these consolidated and combined financial statements.

e).- Foreign currency financial statements - The Company’s functional currency is the U.S. Dollar. Accordingly, the financial statements for the years ended December 31, 2009 and 2008 have been translated from Mexican pesos into U.S. dollars using (i) current exchange rates for monetary asset and liability accounts, (ii) historical exchange rates for nonmonetary asset and liability accounts, (iii) historical exchange rates for revenues and expenses associated with nonmonetary assets and liabilities and (iv) the weighted average exchange rate of the reporting period for all other revenues and expenses. In addition, foreign currency transaction gains and losses resulting from U.S. dollar denominated transactions are eliminated. The resulting remeasurement gain (loss) is recorded in results of operations.

The financial statements should not be construed as representations that Mexican pesos have been, could have been or may in the future be converted into U.S. dollars at such rates or any other rates.

Relevant exchange rates used in the preparation of the financial statements were as follows (Mexican pesos per one U.S. dollar):
	2009	2008
Current exchange rate as of December 31,	$13.0587	$13.5383
Weighted average exchange rate	13.5723	11.1694

f).- On April 18, 2010, the issuance to the financial statements was authorized by Oc. Víctor Manuel Guardado France, legal representative.  These financial statements are subject to approval form the general ordinary stockholders’ meeting, where they may modify the financial statements, based on provisions set forth by the Mexican General Corporate Law.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies used in the preparation of the accompanying consolidated and combined financial statements follows:

Accounting changes

Beginning January 1, 2009, the Company recently adopted the recognition of a provision for mortality suffered by bluefin tuna, therefore an accounting police of Allowance for mortality inventories was registered. The effect of this change is charged to expenses for $1,733,573 with credit to inventories for that same amount, consequently, the 2009 and 2008 financial statements are not comparable.

a). Cash and cash equivalents.-

Cash and cash equivalents consist mainly of bank deposits in checking accounts and readily available daily investments of cash surpluses.  Cash and cash equivalents are stated at nominal value plus accrued yields, which are recognized in results as they accrue.

b). Inventories and cost of sales.-

Inventories are stated at the lower of cost or net realizable value. Cost of sales is restated using replacement cost at the time of sale.

c). Property, Machinery and equipment.-

Property, machinery and equipment are recorded at acquisition cost.  Depreciation is calculated using the straight-line method based on the useful lives of the related assets, as follows:

Average Years
Buildings	5
Machinery and equipment	10
Vehicles	4
Computers	3
Office furniture and equipment	10

d). Impairment of long-lived assets in use.-

The Company reviews the carrying amounts of long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the aforementioned amounts. The impairment indicators considered for these purposes are, among others, operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, reduction in the demand for the services rendered, competition and other legal and economic factors.

e). Revenue recognition.-

Revenues are recognized in the period in which the risks and rewards of ownership of the inventories are transferred to customers, which generally coincides with the delivery of products to customers in satisfaction of orders.
f). Income tax and employee statutory profit-sharing.-

The higher of the regular Mexican income tax (“ISR”) or the Business Flat Tax (“IETU”) is recorded in the results of the year in which they are incurred. The Company based on its financial projections, determines whether it expects to incur ISR or IETU in the future and accordingly recognizes deferred income tax assets and liabilities for the future consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective ISR or IETU bases, measured using enacted rates. The effects of changes in the statutory rates are accounted for in the period that includes the enactment date.  Deferred Income Tax Assets are also recognized for the estimated future effects of tax loss carryforwards and Asset Tax credit carryforwards.  A valuation allowance is applied to reduce deferred Income Tax Assets to the amount of future net benefits that are more likely than not to be realized.

g). Comprehensive income.-

Represents changes in members’ equity during the year, for concepts other than distributions and activity in contributed social parts, and is comprised of the net income of the year, plus other comprehensive income items of the same period, which are presented directly in statement of changes in stockholders’ equity without affecting the statements of income. In 2009 and 2008 there were no other components of comprehensive income other than net income of the year.

NOTE 4 – ACCOUNTS RECEIVABLE

	2009	2008
Trade accounts receivable	$603,402	$191
Sundry debtors	4,540,045	4,738,557
Recoverable taxes	1,226,832	1,159,877
	$6,370,279	$5,898,625

NOTE 5 - INVENTORIES

	2009	2008
Blue fin	$13,833,300	$7,914,714
Sardine for consumption	74,691	36,884
Other	156,129	0
	14,064,120	7,951,598
Allowance for mortality inventories	(1,733,573)	0
	$12,330,547	$7,951,598

NOTE 6 – PROPERTY, MACHINERY AND EQUIPMENT

	2009	2008
Buildings	$101,671	$1,639,867
Machinery and equipment	6,120,997	9,409,774
Vehicles	387,792	148,280
Computers	24,140	47,566
Office furniture and equipment	35,291	90,900
	6,669,891	11,336,387
Accumulated depreciation	(3,501,912)	(7,370,750)
	3,167,979	3,965,637
Land	0	349,478
Other assets	27,972	27,926
	$3,195,951	$4,343,041

NOTE 7 – ACCOUNTS PAYABLE

	2009	2008
Trade accounts payable	$0	$828,708
Accrued expenses payable	6,006,549	3,716,492
Various taxes payable	389,490	475,179
	$6,396,039	$5,020,379

NOTE 8 – TRANSACTIONS AND BALANCES WITH RELATED PARTIES

a) Due from related parties:

Affiliates:	2009	2008
Oceanic Enterprises, Inc	$131,760	$1,030,993
Others	50,000	44,017
Management:
Víctor Manuel Guardado France	10,959	51,884
	$192,719	$1,126,894

b) Due to related parties:

Affiliates:	2009	2008
AUSA EHF	$3,144,633	$2,963,228
Servicios Administrativos BAF, S. de R.L. de C.V.	284,263	263,727
Oceanic Enterprises Inc	2,017,298	2,015,911
	$5,446,194	$5,242,866

The statements of operations included transactions with related parties for the year ended December 31, 2009 and 2008:

Costs and expenses:	2009	2008
Administrative services	$3,042,027	$4,238,396
Technical Assistance and services	1,741,047	2,144,497
Interest incurred	0	316,936
	$4,783,074	$6,699,829

Revenues:	2009	2008
Sales	$7,344,000	$5,468,173

NOTE 9 – TAXES ON INCOME

a).- The higher of the regular Mexican income tax (“ISR”) or the Business Flat Tax (“IETU”) is recorded in the results of the year in which they are incurred. The Company based on its financial projections, determines whether it expects to incur ISR or IETU in the future and accordingly recognizes deferred income tax assets and liabilities for the future consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective ISR or IETU bases, measured using enacted rates. The effects of changes in the statutory rates are accounted for in the period that includes the enactment date.

ISR is computed taking into consideration the taxable and deductible effects of inflation. The tax rate is 28%.

b).- On October 1, 2008, the Business Flat Tax Law (“LIETU”) was published and enacted on January 1, 2009.  In addition, on November 5, 2008, certain reforms establishing transitory application of the Law were published regarding transactions carried out in 2008 that will have an impact in 2009.  IETU, which replaces IMPAC, functions similar to an alternative minimum corporate income tax, except that any amounts paid are not creditable against future income tax payments.  IETU applies to the sale of goods, the provision of independent services and the granting of temporary use or enjoyment of goods, according to the terms of the IETU Law, less certain authorized deductions.  IETU payable is calculated by subtracting certain tax credits from the tax determined.  Revenues, as well as deductions and certain tax credits, are determined based on cash flow generated beginning January 1, 2009. Taxpayers will be subject to the higher of the IETU or the taxpayer’s ISR liability computed under the Mexican Income Tax Law.  The IETU applies to individuals and corporations, including permanent establishments of foreign entities in Mexico, at a rate of 16.5% in 2009, which will increase to 17% in 2009 and 17.5% thereafter.

c).- Income taxes are as follows:

	2009	2008
Current IETU	$77,631	0
Deferred IETU	(111,284)	(951,131)
	$(33,653)	$(951,131)

d).- The main items originating a deferred IETU asset (liability) as of December 31 are:

	2009	2008
Asset (liability):
Accounts receivable	$(2,332,478)	$(5,116,340)
Fixed assets	(3,007,623)	(3,195,820)
Accounts payable	2,607,488	4,258,692
	(2,732,613)	(4,053,468)
Tax rate	17.5%	17%
Deferred IETU on temporary differences cumulative or deductible	(478,207)	(689,090)
Less: IETU at 17% on tax credits:
Undeducted balance of investments acquired from January 1998 to December 2007	308,472	403,898
Credit from immediate deduction of tax loss carryforwards	342,158	360,683
Credit on IETU losses	234,021	219,669
Deferred IETU	$406,444	$295,160

To determine deferred IETU at December 31, 2009 and 2008, the Company applied the applicable tax rates to temporary differences based on their estimated reversal dates.  The result from applying different rates is presented in the caption Effect on deferred IETU due to changes in tax rates in the income tax provision above.

e).- Carryforwards.

The benefits of restated tax loss carryforwards, can be recovered subject to certain conditions. Restated amounts as of December 31, 2008 and expiration dates are:

Year of generation	Tax loss carryforwards	Year of expiration
2001	$1,566,776	2011
2003	63,907	2013
2004	2,813,125	2014
2005	743,170	2015
2006	9,995,203	2016
2007	7,110,923	2017
2008	106,807	2018
2009	844,283	2019
	$23,244,194

NOTE 10 – STOCKHOLDERS’ EQUITY

a)
During a stockholders’ meeting held on December 23, 2008, the stockholders’ voted in favor of a future increase in capital of $19,755,245.  The meeting agreed that issuance stock and forms of payment of capital would be discussed in a future stockholders’ meeting.

b)
Retained earnings include the statutory legal reserve.  The General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved.  The legal reserve must be replenished if it is reduced for any reason.

c)
Stockholders’ equity, except restated paid-in capital and tax retained earnings will be subject to income taxes payable by the Company at the rate in effect upon distribution.  Any tax paid on such distribution may be credited against annual and estimated income taxes of the year in which the tax on dividends is paid and the following two fiscal years.

NOTE 11 - OTHER INCOME AND EXPENSES

	2009	2008
Gain on sale of fixed assets	$1,121,372	$4,360,236
Leases	0	52,986
Services	0	485,970
Restated of tax recoverable balance	106	21,070
Allowance for mortality inventories	(1,733,573)	0
Various	1,159,306	377,796
	$547,211	$5,298,058

NOTE 12 – COMPREHENSIVE FINANCING INCOME

	2009	2008
Financing expenses:
Interest paid	$225,652	$1,437,170

Financing income:
Interest received	0	(3,894)
Remeasurement gain	(841,425)	(2,473,187)
	$(615,773)	$(1,039,911)

NOTE 13 – SUBSEQUENT EVENT

a)
In January 2010 due to extraordinary weather conditions, the Company suffered severe damage in some of its tuna corrals containing inventory, causing a lost of approximately US$400,000. For the above-mentioned, the Company has presented the respective claim to the insurance company for the occasioned damages.

b)	In a recent extraordinary stockholders’ meeting held last April 5, 2010, the meeting resolved to increase variable common stock by 597,63,740 Series B shares for $19,77,245 dollars.

These notes are comprehensive part of the financial statements.

Oc. Víctor Manuel Guardado France
Legal representative

Baja Aqua Farms, S.A.
Statements of Financial Position
As of 9/30/2010
(unaudited)
(in thousands)

Baja
Current assets:
Cash and cash equivalents	$2,867
Accounts receivable, trade	2,315
Accounts receivable, shareholder and other related party	115
Inventories	22,692
Other current assets	221
Total current assets	28,210

Property and equipment, net	3,759
Other assets	421
Total assets	$32,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$2,298
Accounts payable to shareholder and other related parties	36,510
Total current liabilities	38,808

Long term debt	3,200
Total liabilities	42,008

Commitments and contingencies

Stockholders’ equity:
Common stock	7,707
Additional paid-in capital	68
Retained earnings	(17,393)
Accumulated other comprehensive income	-
Total Baja stockholders’ equity	(9,618)

Total liabilities and stockholders’ equity	$32,390

Baja Aqua Farms S.A. de C.V.
Statements of Operations
Nine months ended 9/30/2010 and 9/30/2009
(unaudited)
(in thousands)

	9/30/2010	9/30/2009

Net revenue	$6,043	$7,839
Cost of goods sold	(7,339)	(4,968)

Gross profit	(1,296)	2,871

Selling, general and administrative expenses	(3,318)	(3,283)

Operating loss	(4,614)	(412)

Other income (expenses), net	1,246	2,035
Financing (cost) income	(1,840)	(522)

Income (loss) before provision for income taxes	(5,208)	1,101

Income tax provision	-	-

Net income (loss) from continuing operations	(5,208)	1,101
Net loss from discontinued operations	(144)	(486)

Net income (loss)	$(5,352)	$615

Baja Aqua Farms S.A. de C.V.
Statements of Cash Flow
Nine months ended  9/30/2010 and 9/30/2009
(unaudited)
(in thousands)

	Nine months ended	Nine months ended
	September 30, 2010	September 30, 2009

Operating Activities
Net gain / (loss)	$(5,208)	$1,101
Net (loss) from discontinued operations	(144)	(486)
Adjustments to reconcile to net cash used in operating activities:
Depreciation	366	305
Deferred income taxes	(18)	(4)

Changes in assets and liabilities:
Accounts receivable, trade	3,503	(131)
Accounts receivable, related parties	(197)	501
Inventories	(10,362)	(2,591)
Other current assets	360	(161)
Accounts payable, trade	(376)	3,929
Accounts payable to related parties	33,082	2,729

Net cash from / (used in) operating activities of continuing operations	21,006	5,192
Net cash from / (used in) operating activities of discontinued operations	(4,893)	(5,546)
Net cash from / (used in) operating activities	16,113	(354)

Investing activities
Purchases of property and equipment	(952)	(423)
Sale of fixed assets	-	454

Net cash from / (used in) investing activities of continuing operations	(952)	31
Net cash from / (used in) investing activities of discontinued operations	23	664
Net cash from / (used in) investing activities	(929)	695

Financing activities
Reclassification of equity to accounts payable to related parties	(29,453)	-
Repayments of note payable to financial institution	(1,381)	(1,313)
Issuance of LT Debt	3,200	-

Net cash from / (used in) financing activities of continuing operations	(27,634)	(1,313)
Net cash from / (used in) financing activities of discontinued operations	14,648	1,365
Net cash from / (used in) financing activities	(12,986)	52

Subtotal	2,198	393

Cash and cash equivalents at beginning of year	669	66

Cash and cash equivalents at end of period	$2,867	$459

The Financial Statements and Report of
Independent Certified Public Accountant

Of

Oceanic Enterprises, Inc.
FKA: Agritrade USA, Inc.
DBA: Midway Services

For The Years ending
December 31, 2009 and 2008

Independent Auditor’s Report

To the Board of Directors and Stockholders of Oceanic Enterprises, Inc.,

We have audited the accompanying balance sheet of Oceanic Enterprises, Inc., a California Corporation (FKA: Agritrade USA, Inc.), (DBA: Midway Services) as of December 31, 2009 and 2008 and the related statement of operations, changes in stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the management of Oceanic Enterprises, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Oceanic Enterprises, Inc.’s, internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Oceanic Enterprises, Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Oceanic Enterprises, Inc.’s, common stock was 100% owned by AUSA ehf (Iceland) in 2008.  In January 2009 AUSA ehf merged with Holshyrna ehf (Iceland) a Private holding company, acquiring the 100% of the stock of Oceanic Enterprises, Inc.  Holshyrna ehf (Iceland) owns majority interests in other related businesses that have common control and management. Accounting principles generally accepted in the United States of America requires the financial statements of commonly controlled and managed businesses to be combined or consolidated.  The financial statements report only the activities of Oceanic Enterprises, Inc., and have been prepared for the purpose of inclusion in the consolidated financial reports of Holshyrna ehf,  AUSA ehf and its subsidiaries as of December 31, 2009 and 2008. Certain balance sheet items have been classified in a manner to be consistent for consolidation of the group.

In our opinion, the financial statements referred to above present fairly in all material respects, with the exception of lack of consolidation with affiliate as noted above, the financial position of Oceanic Enterprises, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

James T. Gaunce, CPA & Associates
Solana Beach, California U.S.A.
December 3, 2010

OCEANIC ENTERPRISES, INC.
BALANCE SHEET
December 31, 2009 and 2008

	2009	2008
ASSETS

CURRENT ASSETS
Cash	$7,147	$2,995,391
Accounts receivable - Baja Aqua Farms	645,774	-
Inventory	5,659	-
Prepaids, employee and other advances	10,000	18,380
Due from - Rancho Marino	2,157,313	1,035,923
Notes receivable - Baja Aqua Farms	700,000	-
Prepaid taxes	-	1,400
Deferred tax asset, net	430,000	492,000

Total current assets	3,955,893	4,543,094

EQUIPMENT
Vessels & equipment for vessels	12,996	12,996
Processing & farm equipment	33,929	33,929
Vehicles - autos & trucks	37,262	37,262
Office furniture & equipment	265,063	252,724
	349,250	336,911
Less accumulated depreciation	(254,239)	(204,480)
	95,011	132,431

LONG-TERM DEPOSITS	115,990	113,990

	$4,166,894	$4,789,515

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$264,310	$152,375
Accrued compensated absences	31,621	39,121
Credit Cards Payable	-	1,967
Accounts Payable to - Baja Aqua Farms	1,483,770	1,009,101
Accrued interest payable	148,294	40,174

Total current liabilities	1,927,995	1,242,738

LOANS PAYABLE - Stockholder	1,939,405	3,324,237

STOCKHOLDERS’ EQUITY
Common stock — no par value; 200,000 shares authorized; 10,000 shares issued and outstanding	10,000	10,000
Additional paid-in-capital	1,000,000	1,000,000
Retained earnings (deficit)	(710,506)	(787,460)
	299,494	222,540

	$4,166,894	$4,789,515

See notes to financial statements

OCEANIC ENTERPRISES, INC.
STATEMENT OF OPERATIONS
For the years ending December 31, 2009 and 2008

	2009	2008

REVENUE
Fish sales	$9,707,209	$10,709,661
Fish processing & other services	4,305	260,315
Management fees, commissions and vessel charter fees	1,727,350	510,040

	11,438,864	11,480,016
COST OF GOODS SOLD
Fish purchases	6,691,037	7,775,950
Processing costs & feeding expenses	183,265	226,287
Shipping & freight	803,258	680,315
Direct selling costs	1,618,055	1,214,280

	9,295,615	9,896,832

Gross Profit	2,143,249	1,583,184

EXPENSES
Salaries and wages	761,769	798,154
Outside services and consultants	187,723	445,059
Rent and occupancy costs	218,639	224,835
Vessel expenses	13,819	40,211
Travel, meals and entertainment	167,679	176,007
Telephone and cell phones	62,653	102,058
Payroll taxes	49,193	57,155
Vehicles expenses	70,148	97,587
Depreciation	49,759	100,766
Employees benefits	105,347	83,821
Professional fees	87,735	36,486
Office expense and supplies	69,015	154,310
Bank charges & miscellaneous	16,242	12,161
Permits, licenses & import Duties	2,867	10,632

	1,862,588	2,339,242

Income (loss) from operations	280,661	(756,058)

OTHER INCOME (LOSS) AND (EXPENSE)
Interest expense	(254,943)	(190,238)
Gain (loss) on sale of assets	-	(15,135)
Exchange gains (losses)	114,885	15,902

INCOME BEFORE PROVISION FOR INCOME TAX	140,603	(945,529)
Add benefit for income taxes	(63,649)	372,400

Net Income (Loss)	$76,954	$(573,129)

See notes to financial statements

OCEANIC ENTERPRISES, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the years ending December 31, 2009 and 2008

			Retained
	Common	Additional	Earnings
	Stock	Paid-in-capital	(Deficit)	Total

Balance at December 31, 2007	$10,000	$1,000,000	$(214,331)	$795,669

Net Income (Loss)	-	-	(573,129)	(573,129)

Balance at December 31, 2008	$10,000	$1,000,000	$(787,460)	$222,540

Net Income (Loss)	-	-	76,954	76,954

Balance at December 31, 2009	$10,000	$1,000,000	$(710,506)	$299,494

See notes to financial statements

OCEANIC ENTERPRISES, INC.
STATEMENT OF CASH FLOWS
For the years ending December 31, 2009 and 2008

	2009	2008

Net Income (Loss)	$76,954	$(573,129)
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	49,759	100,766
(Gain) Loss on disposition of assets	-	15,135
Effect of change in:
Accounts receivable - Baja Aqua Farms	(645,774)	295,881
Inventory	(5,659)	4,710,000
Notes receivable - Baja Aqua Farms	(700,000)	-
Due from - Rancho Marino	(1,121,390)	(1,035,923)
Prepaid taxes	1,400	-
Deferred tax asset, net	62,000	(374,000)
Prepaids, employee and other advances	8,380	(14,551)
Deposits	(2,000)	(6,000)
Accounts payable	111,935	(74,922)
Accrued compensated absences	(7,500)	(20,603)
Credit Cards Payable	(1,967)	(23,463)
Amounts due to - Baja Aqua Farms	474,669	(3,420,899)
Accrued interest payable	108,120	2,674

Net cash used by operating activities	(1,591,073)	(419,034)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	-	75,000
Acquisition of equipment	(12,339)	(5,552)

Net cash provided by investing activities	(12,339)	69,448

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from (repayments to) - Stockholder	(1,384,832)	3,324,237

Net cash provided (use) by financing activities	(1,384,832)	3,324,237

Net Increase (decrease) in cash	(2,988,244)	2,974,651
CASH, beginning of year	2,995,391	20,740

CASH, end of year	$7,147	$2,995,391

See notes to financial statements.

OCEANIC ENTERPRISES, INC.
NOTES TO THE FINANCIAL STATEMENTS
For the years ending December 31, 2009 and 2008

NOTE 1 – NATURE OF THE BUSINESS AND ORGANIZATION

In March 2007, Agritrade USA, Inc. changed its name to Oceanic Enterprises, Inc. Oceanic Enterprises, Inc., a California Corporation, (also doing business as: Midway Services) was formed in November 2000, primarily to provide support and management services to Baja Aqua Farms, S.A. de C.V., a Mexico corporation affiliated though common ownership. Baja Aqua Farms, S.A. de C.V. (hereafter, Baja Aqua Farms) is engaged in the business of fishing and fish farms off the coast of Baja California, Mexico.  The primary product and market of the Baja Aqua Farms is Blue Fin tuna for sale on the Japanese fish exchanges. Oceanic enterprises, Inc. (hereafter, Oceanic) contracts to distribute fish, and provides, support personnel, fish processing, shipping, selling and accounts receivable billing and collection services for the benefit of the Baja Aqua Farms.

Oceanic Enterprises, Inc.’s, common stock was 100% owned by AUSA ehf (Iceland) in 2008.  In January 2009 AUSA ehf merged with Holshyrna ehf (Iceland) a private holding company, acquiring the 100% of the stock of Oceanic Enterprises, Inc.  Holshyrna ehf (Iceland) owns majority interests in other related businesses that have common control and management, including Baja Aqua Farms. Accordingly, these financial statements have been prepared for the purpose of inclusion in the consolidated financial reports of Holshyrna ehf,  AUSA ehf and its subsidiaries as of December 31, 2009 and 2008. Certain balance sheet items have been classified in a manner to be consistent for consolidation of the group.

NOTE 2 - BASIS OF PRESENTATION

Oceanic maintains its book and records in U.S. dollars and prepares its financial statements in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The accompanying financial statements, generated for the purpose of consolidation with its parent and affiliated entities as of December 31, 2009 and 2008, have been prepared in accordance with International Financial Reporting Standards (IFRS).  The most significant difference in U.S. GAAP and IFRS for these financial statements is the presentation and classification of certain operating expenses.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition
For the Year ending December 31, 2008 and up through June 2009, Oceanic’s revenues came from direct sales of fish (acquired exclusively from Baja Aqua Farms) to third parties as well as from Baja Aqua Farms for fees charged for management and administrative services, commissions, and vessel use fees. Oceanic also administers contracts for processing fish and purchasing of certain supplies and equipment in the US for the benefit of Baja Aqua Farms. Oceanic capitalizes these costs and expenses, which are invoiced to Baja Aqua Farms for full reimbursement. Accordingly, the recovery of these costs and expenses are not included in the revenues, expenses and cash flows of Oceanic.

Oceanic owned and operated a vessel utilized to transport personnel, supplies, equipment and fish harvested to/from the Baja Fish Farms. During 2008, this vessel was sold to Baja Aqua Farms.

OCEANIC ENTERPRISES, INC.
NOTES TO THE FINANCIAL STATEMENTS, (continued)
For the years ending December 31, 2009 and 2008

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES – Continued

Cash and Cash Equivalents
Cash and cash equivalents are comprised of short-term, highly liquid investments including certificates of deposits with maturities of 90 days or less. Oceanic maintains cash and cash equivalent balances at a large national financial institution. The accounts are insured by the Federal Deposit Insurance Corporation up to $250,000.  From time to time Oceanic’s cash balances exceed the deposit insurance limits.  During seasonal periods Oceanic will maintain certain deposits in Japanese yen and hedge contracts as a result of its billing and collection process for fish sold in Japan by Oceanic and for Baja Aqua Farms.  Rate exchange gains or losses are credited or charged to the books based upon for Oceanic for its direct sales of fish and reimbursed by Baja Aqua Farms for any sales administered on its behalf.

Accounts Receivable –  Baja Aqua Farms
At December 31, 2009 and 2008 accounts receivable represent amount due from Baja Aqua Farms for management services, commission, processing fees and reimbursable expenses paid by Oceanic on behalf of Baja Aqua Farms.  Accordingly, management believes receivables are fully collectible, and no reserve for allowance for doubtful accounts has been established.

Inventory – Cost of Goods Sold
In December 2007, Oceanic entered into an agreement with Baja Aqua Farms to acquire 300,000 kilograms of its Blue Fin inventory for $4,710,000.   Under the terms of the agreement, Oceanic was to pay Baja Aqua Farms $380,000 down with the balance payable incrementally over four months ending April 30, 2008. Interest charged to operations and paid for to Baja Aqua Farms under the bulk purchase agreement for the year ending 2008 was $99,435.  During 2008, Oceanic acquired $3,065,950 of additional fish inventory from Baja Aqua Farms for sale to third parties.  For the years ending December 31, 2009 and 2008, costs of goods sold include $6,691,037 and $7,775,950, respectively; for cost fish acquired exclusively from Baja Aqua Farms for direct sales by Oceanic.

Property and Equipment
Property and equipment are recorded at cost.  Depreciation is provided on the straight-line and accelerated methods over the estimated useful lives of the respective assets, which range from 5 to 10 years.  When items of property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.  For the years ending December 31, 2009 and 2008, $49,459 and $100,766 was charged to depreciation expense; respectively, and $82,069 of the assets had been fully depreciated as of December 31, 2009.

Accounts Payable To — Baja Aqua Farms
During fishing and harvest cycles Oceanic provides selling, billing and collection services for Baja Aqua Farms for fish sales. Oceanic provides credit to customers and generally requires no security or collateral. Oceanic performs a regular review of customer activity and uses the direct write-off method for any uncollectible accounts, which are charged to Baja Aqua Farms.  These receivable balances are offset by a contra-payable account to Baja Aqua Farms, and when collections are received they are remitted to Baja Aqua Farms.  From time to time to Oceanic will retain these deposits to cover cash shortages which are classified as “Amounts due to – Baja Aqua Farms

OCEANIC ENTERPRISES, INC.
NOTES TO THE FINANCIAL STATEMENTS, (continued)
For the years ending December 31, 2009 and 2008

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES – Continued

Income Taxes and Deferred Taxes
Income and deferred taxes has been recorded under the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect.  A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities, as well as the expected future tax benefit to be derived from tax loss and credit carry forwards. Deferred income tax expense is generally the net change during the year in the deferred income tax asset or liability. Valuation allowances are established when realization of deferred tax assets is uncertain. The effect of tax rate changes is reflected in tax expense during the period in which such changes are enacted.

Use of Estimates
The preparation of financial statements requires that management make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Reclassifications
Certain reclassifications have been made to the prior year to conform to the current presentation.

NOTE 4 – DUE FROM AND NOTES RECEIVABLE - RELATED PARTIES

Oceanic converted $700,000 of Baja Aqua Farms accounts receivable to a note which was recorded as a note receivable for a period of one year.  All principal and accrued and unpaid interest at rate of 6.5% per annum is due December 1, 2010.

Oceanic has makes certain advances to or on behalf of other support entities which are related to Baja Aqua Farms for general financing needs and to acquiring certain assets including Mexican fishing and farming permits: These related entities include:

Rancho Marino Guadalupe – an entity established to hold certain assets and farming permits which is owned 99% by Baja Aqua Farms and 1% by Marpesca.

Marpesca – an entity established to acquire and hold fishing permits which is owned 49% by Baja Aqua Farms and 51% by an unrelated Mexican national.

NOTE 5 – LEASE COMMITMENTS

In January 2007 Oceanic entered into a non-cancelable long-term lease commitment for office facilities located in San Diego California.  Occupancy commenced in March 2007 with a 62-month term ending in May 2012. As of December 31, 2009, rent was payable monthly at $8,486, plus a percentage of common operating costs. The monthly rent increases of approximately 3% annually each April over the lease term.

Oceanic leases numerous residential properties for use by certain maritime and temporary personnel as well as for visiting contractors. The leases were originally signed for one year or less with several converting to month-to-month agreements at the expiration of the original lease term.  The total combined monthly rental payments on the residential lease agreements were approximately $6,600 per month as of December 31, 2009.

OCEANIC ENTERPRISES, INC.
NOTES TO THE FINANCIAL STATEMENTS, (continued)
For the years ending December 31, 2009 and 2008

NOTE 5 – LEASE COMMITMENTS – Continued

Total rent and occupancy costs charged to operations for the year ending December 31, 2009 and 2008 were $198,628 and $235,411, respectively.

Total minimum annual long-term lease commitments (i.e. agreements lasting longer than one year) as of December 31, 2009 are as follows:
Year	Rents
2010	104,080
2011	107,063
2012	45,488

$256,631

NOTE 6 – DEPOSITS, RELATED LETTER OF CREDIT AND PURCHASE COMMITMENTS

Included in Long-Term Deposits at December 31, 2009 and 2008 is a $50,000 deposit held as collateral for an outstanding letter of credit issued for the purpose of obtaining US Customs Carrier Bond (# 259601974) related to the use and operations of the Cape Falcon, (a vessel owned by Baja Aqua Farms used to transport fish, personnel and equipment between US and Mexico), and a $57,990 office lease deposit.

NOTE 7 – LOANS PAYABLE – Stockholder

During 2008, the majority Stockholder made certain loans from entities controlled by the Stockholder totaling $3,324,237.  Notes are due on demand, but management has classified these as long-term based upon the majority Stockholder’s representation.  For the year ended December 31, 2008 interest of $90,803 was accrued and charged to operations, at a 7.3% per annum, with $50,630 paid and $40,173 accrued unpaid as of December 31, 2008.  For the year ended December 31, 2009 interest of $148,294 was accrued and charged to operations, at a 6.8% per annum, with $40,173 paid and $148,294 accrued unpaid as of December 31, 2009.

NOTE 8 – COMMON STOCK

Oceanic has a single class of no par value common stock with 200,000 shares authorized, and 10,000 issued and outstanding as of December 31, 2009 and 2008.  In January 2009 AUSA ehf merged with Holshyrna ehf (Iceland) a Private holding company, acquiring the 100% of the stock of Oceanic Enterprises, Inc.

NOTE 9 - INCOME TAXES

The provision or benefit for income taxes represents the estimated taxes payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income and accumulated tax credits, if available.

OCEANIC ENTERPRISES, INC.
NOTES TO THE FINANCIAL STATEMENTS, (continued)
For the years ending December 31, 2009 and 2008

NOTE 9 - INCOME TAXES - Continued

The provisions for income taxes for the years ended December 31, 2009 and 2008 are follows:

	2009	2008
Current Provision	$1,649	$1,600
Deferred taxes (deferred tax benefit)	62,000	(374,000)

Tax provision (benefit)	$63,649	$(372,400)

As of December 31, 2009 and 2008, the net deferred tax asset balance resulted from the following timing differences:

	2009	2008
	Tax Asset	Tax Asset
	(Tax Liability)	(Tax Liability)
Accrued compensated absences	$8,000	$9,600
Net operating losses	424,200	483,800
Depreciation	(2,200)	(1,400)

Deferred tax asset, net	$430,000	$492,000

The net cash paid for income taxes for the years ending December 31, 2009 and 2008 was $200 and $1,600, respectively.

NOTE 10 – RELATED PARTY ACCOUNTS AND TRANSACTIONS

In May 2001, Oceanic purchased a Vessel known as Cape Falcon with funds advances from Baja Aqua Farm the vessel is flagged in the US and owned by Oceanic for use in supporting the fishing and fish farming activities of Baja Aqua Farms.  The advanced funds were converted to $300,000, ten-year term, balloon note with interest at 4.75% per annum payable on demand; all principal and unpaid interest due April 2011.  In July 2007, the note was paid in full. In October 2008, Oceanic sold the Cape Falcon and certain related vessel equipment to Baja Aqua Farms for $75,000 resulting in a $15,135 loss included in other income and loss for the year ending December 31, 2008.

Attached is a summary schedule of the related party accounts balance and transactions for the year ending December 31, 2009 and 2008.

OCEANIC ENTERPRISES, INC.
NOTES TO THE FINANCIAL STATEMENTS, (continued)
For the years ending December 31, 2009 and 2008

NOTE 10 – RELATED PARTY ACCOUNTS AND TRANSACTIONS – Continued

Summary Schedule of Related Party Accounts Balance and Transactions

	2009	2008
	Assets	Assets
	(Liabilities)	(Liabilities)
Assets and Liabilities:
Other receivables	$-	$8,941

Due from (to) Baja Aqua Farms and subsidiaries:
Accounts receivable - Baja Aqua Farms	$645,774	$-
Due from - Rancho Marino	2,157,313	1,035,923
Notes receivable - Baja Aqua Farms	700,000	-
Accounts Payable to - Baja Aqua Farms	(1,475,445)	(1,009,101)
Advance from - Marpesa	(8,325)	-

Amounts due from (to) - Baja Aqua Farms and subsidiaries, net	$2,019,317	$26,822

Accrued interest payable - Stockholder	$(148,294)	$(40,174)

Notes payable - Stockholder	$(1,939,405)	$(3,324,237)

	2009	2008
	Income	Income
	(Expenses)	(Expenses)
Revenues - Baja Aqua Farms:
Fish processing & other services	$4,305	$260,315
Management fees, commissions and vessel charter fees	1,727,350	$510,040
	$1,731,655	$770,355

Expenses - Baja Aqua Farms:
Fish purchases	$(6,691,037)	$(7,775,950)
Interest expense	$-	$(99,435)
Gain (Loss) on sale of assets	$-	$(15,135)

Expenses - Others
Interest expense - Stockholder	$(148,294)	$(90,803)

Oceanic Enterprises, Inc.
Statements of Financial Position
As of 9/30/2010
(unaudited)
(in thousands)

Oceanic
Current assets:
Cash and cash equivalents	$78
Accounts receivable, trade	32
Accounts receivable, shareholder and other related party	2,922
Inventories	36
Other current assets	74
Total current assets	3,142

Property and equipment, net	173
Other assets	548
Total assets	$3,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings from shareholder	$-
Accounts payable, trade	187
Accounts payable to shareholder and other related parties	3,502
Accrued liabilities	15
Total current liabilities	3,704

Long term notes payable	-
Total liabilities	3,704

Commitments and contingencies

Stockholders’ equity:
Common stock	10
Additional paid-in capital	1,000
Retained earnings	(851)
Accumulated other comprehensive income	-
Total Oceanic stockholders’ equity	159

Total liabilities and stockholders’ equity	$3,863

Oceanic Enterprises, Inc.
Statements of Operations
Nine months ended 9/30/2010 and 9/30/2009
(unaudited)
(in thousands)

	9/30/2010	9/30/2009

Net revenue	$1,800	$10,507
Cost of goods sold	-	(9,069)

Gross profit	1,800	1,438

Selling, general and administrative expenses	(1,473)	(1,583)

Operating income (loss)	327	(145)

Exchange gains	-	115
Gain (loss) asset disposition	(2)	-
Interest expense	(472)	(91)

Income (loss) before provision for income taxes	(147)	(121)

Income tax provision	-	-

Net income (loss)	$(147)	$(121)

Oceanic Enterprises, Inc.
Statement of Cash Flow
Nine months ended  9/30/2010 and 9/30/2009
(unaudited)
(in thousands)

	Nine months ended	Nine months ended
	September 30, 2010	September 30, 2009

Operating Activities
Net loss	$(147)	$(121)
Adjustments to reconcile to net cash used in operating activities:
Depreciation	-	-
Deferred income taxes	(432)	(506)

Changes in assets and liabilities:
Accounts receivable, trade	614	(364)
Accounts receivable, shareholder and other related party	(65)	110
Inventories	(30)	(6)
Other current assets	366	486
Accounts payable, trade	(77)	(159)
Accounts payable to shareholder and other related parties	2,018	(634)
Accrued liabilities	(165)	(49)

Net cash used and provided in operating activities	2,082	(1,243)

Investing activities
Purchases of property and equipment	(85)	(11)
Sale of fixed assets	13	-

Net cash used in investing activities	(72)	(11)

Financing activities
Borrowings from unrelated parties	-	100
Repayments of note payable to shareholder	(1,939)	(1,464)

Net cash used in financing activities	(1,939)	(1,364)

Subtotal	71	(2,618)

Cash and cash equivalents at beginning of year	7	2,995

Cash and cash equivalents at end of period	$78	$377

UMAMI SUSTAINABLE SEAFOOD INC.
Pro Forma Statement of Financial Position for acquisition of Baja and Oceanic
As of  9/30/2010
(unaudited)
(in thousands)

					Remove	9/30/2010
				Interco	Equity	Pro Forma
	Umami	Baja	Oceanic	Elim	Loss	Combined
Current assets:
Cash and cash equivalents	$274	$2,867	$78	$-	$-	$3,219
Accounts receivable, trade	86	2,315	32	-	-	2,433
Accounts receivable, shareholder and other related party	9	115	2,922	(2,920)	-	126
Inventories	27,006	22,692	36	-	-	49,734
Other current assets	903	221	74	-	-	1,198
Total current assets	28,278	28,210	3,142	(2,920)	-	56,710

Property and equipment, net	9,217	3,759	173	-	-	13,149
Investments in and advances to unconsolidated affiliates	12,936	-	-	(5,103)	164	7,997
Other assets	11	421	548	-	-	980
Total assets	$50,442	$32,390	$3,863	$(8,023)	$164	$78,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$13,664	-	-	-	-	$13,664
Accounts payable, trade	2,849	2,298	187	-	-	5,334
Accounts payable to shareholder and other related parties	1,819	36,510	3,502	(8,023)	-	33,808
Accrued liabilities	848	-	15	-	-	863
Income taxes payable	88	-	-	-	-	88
Deferred income taxes	149	-	-	-	-	149
Total current liabilities	19,417	38,808	3,704	(8,023)	-	53,906
Long term debt	2,119	3,200	-	-		5,319
Note payable to shareholder	11,589	-	-	-		11,589
Derivative warrant liability	729	-	-	-	-	729
Obligations under capital leases	27	-	-	-	-	27
Total liabilities	33,881	42,008	3,704	(8,023)	-	71,570

Commitments and contingencies

Stockholders’ equity:
Common stock	46	7,707	10	-	-	7,763
Additional paid-in capital	7,634	68	1,000	-	-	8,702
Retained earnings	6,028	(17,393)	(851)		164	(12,052)
Accumulated other comprehensive income	3,500	-	-	-	-	3,500
Total Umami stockholders’ equity	17,208	(9,618)	159	-	164	7,913
Noncontrolling interests in VIE’s:
Lubin	(1,981)	-	-	-	-	(1,981)
BTH Joint Venture	1,334	-	-	-	-	1,334
Total noncontrolling interest	(647)	-	-	-	-	(647)
Total equity	16,561	(9,618)	159	-	164	7,266
Total liabilities and stockholders’ equity	$50,442	$32,390	$3,863	$(8,023)	$164	$78,836

UMAMI SUSTAINABLE SEAFOOD INC.
Pro Forma Statement of Operations for acquisition of Baja and Oceanic
Three Months Ended 9/30/2010
(unaudited)
(in thousands, except per share data)

					Remove
				Interco	Equity	Total
	Umami	Baja	Oceanic	Elim	Income	Consolidated

Net revenue	$-	$3,492	$600	$(600)	$-	$3,492
Cost of goods sold	-	(3,287)	-	-	-	(3,287)

Gross profit	-	205	600	(600)	-	205

Other operating income	17	-	-	-	-	17
Selling, general and administrative expenses	(1,308)	(736)	(555)	300	-	(2,299)
Research and development expenses	(63)	-	-	-	-	(63)

Operating income (loss)	(1,354)	(531)	45	(300)	-	(2,140)

Gain from foreign currency transactions	428	-	-	-	-	428
Gain on derivative stock warrants	45	-	-	-	-	45
Loss from investment in unconsolidated affiliates	(164)	-	-	-	164	-
Bargain purchase on business combination	-	-	-	-	-	-
Amortization of deferred financing costs	-	-	-	-	-	-
Interest expense, net	(484)	(653)	(2)	-	-	(1,139)
Other Income (expense), net	-	98	(402)	-	-	(304)

Loss before provision for income taxes	(1,529)	(1,086)	(359)	(300)	164	(3,110)

Income tax provision	30	-	-	-	-	30

Net loss	(1,559)	(1,086)	(359)	(300)	164	(3,140)

Add net losses attributable to the non-controlling interests:
Lubin	-	-	-	-	-	-
Marpesca	-	121	-	-	-	121
BTH Joint Venture	73	-	-	-	-	73
Net loss attributable to Umami stockholders	$(1,486)	$(965)	$(359)	$(300)	$164	$(2,946)

Basic and diluted net loss per share attributable to Umami stockholders	$(0.03)					$(0.05)
Weighted-average shares outstanding, basic and diluted	46,291					56,291

UMAMI SUSTAINABLE SEAFOOD INC.
Pro Forma Statement of Operations for acquisition of Baja and Oceanic
Fiscal Year Ended 6/30/2010
(unaudited)
(in thousands, except per share data)

					FY 2010
				Interco	Total
	Umami	Baja	Oceanic	Elim	Consolidated

Net revenue	$25,326	$6,988	$2,731	$(2,400)	$32,645
Cost of goods sold	(20,074)	(7,127)	(226)	-	(27,427)

Gross profit	5,252	(139)	2,505	(2,400)	5,218

Other operating income	46	-	-	-	46
Selling, general and administrative expenses	(3,094)	(4,136)	(1,765)	1,200	(7,795)

Operating income (loss)	2,204	(4,275)	740	(1,200)	(2,531)

Loss from foreign currency transactions	(1,700)	(355)	-	-	(2,055)
Interest income (expense), net	(981)	5	(234)	-	(1,210)

Income (loss) before provision for income taxes	(477)	(4,625)	506	(1,200)	(5,796)

Income tax provision (benefit)	462	(34)	-	-	428

Net income (loss)	(939)	(4,591)	506	(1,200)	(6,224)

Add net losses attributable to the non-controlling interests:
Lubin	1,106	-	-	-	1,106
Marpesca	-	270	-	-	270
BTH Joint Venture	274	-	-	-	274
Net income (loss) attributable to Umami stockholders	$441	$(4,321)	$506	$(1,200)	$(4,574)

Basic and diluted net income (loss) per share attributable to Umami stockholders	$0.01				$(0.11)
Weighted-average shares outstanding, basic and diluted	30,042				40,042

NOTES

1.  Background Information

As of June 30, 2010, Atlantis Group hf (Atlantis), the Company’s principal stockholder, had advanced $4.9 million as a deposit toward the purchase price of the anticipated acquisition by Umami of Baja Aqua Farms, S.A. de C.V., a Mexican corporation (Baja) and its affiliate Oceanic Enterprises, Inc., a California corporation (Oceanic). Baja owns and operates facilities and equipment in Mexico where it farms Pacific Northern Bluefin Tuna for sale primarily into the Japanese sushi and sashimi market.

On July 20, 2010, the Company entered into a stock purchase agreement with Corposa, S.A. de C.V., Holshyrna ehf, and certain other parties, providing for the sale from Corposa and Holshyrna of 33% of the equity of Baja and Oceanic. The agreement provided for acquisition of 33% interests in each entity for $8 million, which was funded by Atlantis and charged against the Company’s line of credit from Atlantis.

As part of the stock purchase agreement, the Company also acquired the option, exercisable by September 15, 2010, to purchase all remaining Baja shares in consideration for the issuance of a) 10,000,000 restricted shares of common stock of the Company and b) the payment in cash of $10.0 million. On September 15, 2010, the Company exercised the option and on September 27, 2010, the parties to the agreements entered into amendments to each of the agreements requiring certain capital distributions plus an additional $2.0 million related to the amendments to be made to the selling parties on or before November 30, 2010.  On November 30, 2010, the Company consummated the acquisition of Baja and Oceanic.  However, instead of making the $10.0 million cash payment described above, the Company, paid $7.8 million in cash and issued zero interest promissory notes in the aggregate principal amount of $2.2 million on November 30, 2010. The notes which were unsecured were due and paid on December 10, 2010.  The $19.1 million paid for the purchase of Baja and Oceanic, as disclosed in the statement of cash flows, is comprised of the $12.0 million paid at the acquisition date plus $7.5 million of working capital advances, net of $0.4 million cash acquired.

The pro forma condensed financial statements should be read in conjunction with the historical financial and accompanying notes of Baja and Oceanic found in exhibits 99.2 and 99.3 and the historical consolidated financial statements and accompanying notes of Umami Sustainable Seafood Inc., included in our annual report in Form 10-K for the fiscal year ended June 30, 2010, and the quarterly report on Form 10-Q for the quarter ended September 30, 2010.

2.  Basis of presentation

The consolidated financial statements of Umami and its wholly-owned subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). All significant intercompany accounts and transactions have been eliminated.

The unaudited pro forma condensed balance sheet and statement of operations as of September 30, 2010 and June 30 2010 are based on the historical financial statements of Umami, Baja and Oceanic after giving effect to the Company’s acquisition of 33% of Baja and Oceanic on July 20, 2010 and the remaining 67% on November 30, 2010.

The pro forma financial statements give effect to the merger as if it had occurred on:
-	June 30, 2010 for presenting the September 30, 2010 three month statement of operations,
-	June 30, 2009 for presenting the June 30, 2010 fiscal year statement of operations, and on
-	June 30, 2010 for presenting the September 30, 2010 statement of financial position

Umami will include Baja and Oceanic in its consolidated results from December 1, 2010 forward.

All amounts are stated in thousands of USD, unless indicated otherwise.

3.  Accounting estimates

The preparation of financial statements in conformity with US GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management exercises significant judgment in estimating both the quantities and the fair value of tuna inventories. Actual results may differ from those estimates.

Additional information regarding the accounting policies of Baja and Oceanic can be found in the footnotes to their audited financial statements found in exhibits 99.2 and 99.3.

[Back Cover of Prospectus]

UMAMI SUSTAINABLE SEAFOOD INC.

23,989,465 Sharesof Common Stock

PROSPECTUS

________________, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Registrant in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$8,355
Accounting Fees and Expenses	$25,000	*
Legal Fees and Expenses	$35,000	*
Total	$68,355	*

 * Estimated

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

From June 30, 2010 through August 10, 2010, the Company issued 8,720,000 units each consisting of one share and a five-year warrant to purchase 0.2 shares of the Company’s common stock at $2.00 per whole share.  The purchase price per Unit was $1.00.  Gross proceeds to the Company totaled $8,720,000.  In connection with the offering, the Company paid $122,200 and issued 575,400 shares of common stock and warrants to purchase 872,000 shares of common stock in placement agent fees.

On October 7, 2010, the Company issued five-year warrants to purchase 2,981,000 shares of the Company's common stock at $1.50 per share for 1,000,000 shares and $1.00 per share for the balance of the shares.  The warrants were issued to the lender in a loan transaction.  In connection with the debt issuance, the Company also issued 298,100 warrants to a placement agent.  These warrants are exercisable at $1.10 with respect to 198,100 of the warrants and $1.65 for the balance.

On October 20, 2010, the Company issued 1,000,000 units, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock at $1.80 per share. Each unit was issued for $1.50, resulting in gross proceeds of $1.5 million. to one accredited investor pursuant to a Securities Purchase Agreement dated October 20, 2010 (the “Purchase Agreement”) for $1,500,000.   The Company paid $.3 million in costs related to the offering and issued 100,000 warrants to purchase 100,000 shares of common stock for placement agent fees.

Between October 28, 2010 and November 18, the Company consummated the sale of 1,666,666 shares of its common stock and five-year warrants to purchase 1,666,666 shares of its common stock at $1.80 per share.  The Company received gross proceeds of $2.5 million in the transaction.  In connection with the issuances, the Company paid placement agents an aggregate of $425,000 and issued such placement agents warrants to purchase an aggregate of 283,333 shares of the Company’s common stock on the same terms as the warrants sold in the private placement.

On November 30, 2010, the Company issued 10 million shares of its common stock to two persons in connection with the completion of the acquisition of Baja Aqua Farms, S.A. de C.V., and its affiliate Oceanic Enterprises, Inc.

All securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder, as they were issued in reliance on the recipients’ representation that they were accredited (as such term is defined in Regulation D), without general solicitation and represented by certificates that were imprinted with a restrictive legend. In addition, all recipients were provided with sufficient access to company information.

ITEM 16. EXHIBITS

Exhibit
Number	Description
2.1	Articles of Merger (1)
2.2	Share Exchange Agreement (2)
3.1	Articles of Incorporation (3)
3.2	Bylaws (3)
4.1	Form of Warrant (2)
4.2	Common Stock Purchase Warrant dated October 7, 2010 (4)
4.3	Senior Secured Bridge Note in the Principal Amount of $3,125,000 dated October 7, 2010 (4)
4.4	Senior Secured Bridge Note in the Principal Amount of $2,500,000 dated October 7, 2010 (4)
4.5	Form of Common Stock Purchase Warrant dated October 20, 2010 (5)
4.6	Form of Warrant Issued October 2010 (6)
5.1	Opinion re Legality*
10.1	Letter Agreement dated June 6, 2007, with Sunway Lighting Technology Co. Ltd. (3)
10.2	Return to Treasury Agreement dated May 12, 2009 with Robert McIsaac (7)
10.3	Employment Agreement dated July 1, 2010 with Oli Valur Steindorsson (2)
10.4	Employment Agreement dated July 1 2010 with Dan Zang (2)
10.5	Sales Agency Agreement dated June 30, 2010 with Atlantis Group hf (2)
10.6	Call Option Agreement dated June 30, 2010 with Atlantis Group hf (2)
10.7
Stock Purchase Agreement dated July 20, 2010 by and among the Company, Corposa, S.A. de C.V., Marpesca, S.A. de C.V., Holshyrna ehf, Vilhelm Mar Gudmundsson, Robert Gudfinnsson, Baja Aqua Farms, S.A. de C.V., and Oceanic Enterprises, Inc.(1)

10.8	Option Agreement, dated July 20, 2010, by and among the Company, Baja Aqua-Farms, S.A. de C.V., Corposa, S.A. de C.V. and Holshyrna, ehf (1)
10.9	Amendment dated September 24, 2010 to Stock Purchase Agreement dated July 20, 2010 (10)
10.10	Amendment dated September 24, 2010 to Option Agreement dated July 20, 2010 (10)
10.11	Note and Warrant Purchase Agreement dated October 7, 2010 (4)
10.12	Atlantis Credit Facility effective as of June 30, 2010 (4)
10.13	Amendment No. 1 to Loan Agreement dated September 30, 2010 (4)
10.14	Company Pledge and Security Agreement dated October 7, 2010 (4)
10.15	Securities Purchase Agreement dated October 20, 2010 (5)
10.16	Form of Subscription Agreement with private placement purchasers (6)
10.17	Form of Registration Rights Agreement with private placement purchasers (6)
10.18	Secured Promissory Note dated March 31, 2011 (11)
14.1	Code of Ethics (8)
16.1	Letter from Former Accountants dated August 25, 2010. (9)
16.2	Letter from Former Accountants dated February 3, 2011 (12)
21.1	Subsidiaries of the Registrant*
23.1	Consent of Independent Registered Accounting Firm*
23.2	Consent of Registered Accounting Firm*
23.3	Consent of Independent Registered Accounting Firm*
23.4	Consent of Counsel (included in Exhibit 5.1)

* Filed herewith

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on July 30, 2010
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on July 7, 2010
(3)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on July 12, 2006

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on October 22, 2010
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 26, 2010
(6)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on February 28, 2011
(7)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on June 13, 2007
(8)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 12, 2009
(9)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on August 27, 2010
(10)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 1, 2010
(11)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on May 17, 2011
(12)	Incorporated by reference to the Company’s Current Report on Form 8-K/A filed on February 15, 2011

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(g) for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California, on this June 1, 2011.

UMAMI SUSTAINABLE SEAFOOD INC.

By:	/s/ Oli Valur Steindorsson
Oli Valur Steindorsson Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Oli Valur Steindorsson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oli Valur Steindorsson	Director and Chief Executive Officer	June 1, 2011
(Principal Executive Officer)

/s/ Daniel G. Zang	Chief Financial Officer	June 1, 2011
(Principal Financial and Accounting Officer)

/s/ Douglas Dunn	Director	June 1, 2011

/s/ Michael David Gault	Director	June 1, 2011

/s/ Yukuo Takenaka	Director	June 1, 2011

/s/ James White	Director	June 1, 2011